Exhibit 10.3

EXECUTION VERSION

Published CUSIP Number: 89969KAD9

Revolving Credit CUSIP Number: 89969KAE7

Term Loan CUSIP Number: 89969KAF4

CREDIT AND GUARANTY AGREEMENT

DATED AS OF OCTOBER 29, 2010

AMONG

TUMI, INC. AND TUMI STORES, INC.,

AS BORROWERS,

CERTAIN SUBSIDIARIES OF TUMI, INC.,

AS GUARANTORS,

VARIOUS LENDERS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT, COLLATERAL AGENT,

SWING LINE LENDER AND ISSUING BANK,

CAPITAL ONE, N.A.,

AS SYNDICATION AGENT

AND

SOVEREIGN BANK AND CITIZENS BANK OF PENNSYLVANIA,

EACH AS A DOCUMENTATION AGENT

WELLS FARGO SECURITIES, LLC AND CAPITAL ONE, N.A.,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

$87,500,000 SENIOR SECURED CREDIT FACILITIES

APPENDICES:

A-1:	Term Loan Commitments
A-2:	Revolving Commitments

SCHEDULES:
1.01:	Mandatory Cost Formulae
3.01(g):	Closing Date Mortgaged Properties
4.01:	Jurisdictions of Organization and Qualification
4.02:	Capital Stock and Ownership
6.01:	Certain Indebtedness

6.02:	Certain Liens
6.05:	Certain Investments

EXHIBITS:
A-1:	Funding Notice
A-2:	Conversion/Continuation Notice
A-3:	Issuance Notice
A-4:	Notice of Account Designation
A-5:	Notice of Prepayment
B-1:	Term Loan Note
B-2:	Revolving Loan Note
B-3:	Swing Line Note
C:	Compliance Certificate
D:	Assignment and Assumption Agreement
E-1:	Closing Date Certificate
E-2	Solvency Certificate
F:	Counterpart Agreement
G:	Pledge and Security Agreement
H:	Mortgage
I:	Tumi Pledge Agreement
J:	French Pledge Agreement
K:	Hong Kong Pledge Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 29, 2010 is entered into by and among TUMI, INC., a New Jersey corporation (“Tumi, Inc.” and “Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES of Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities, in an aggregate amount not to exceed $87,500,000, consisting of (i) $77,500,000 aggregate principal amount of Term Loans to be made available to Lead Borrower in Dollars and (ii) up to $10,000,000 aggregate principal amount of Revolving Commitments to be made available to Borrowers in Dollars or an Alternate Currency;

WHEREAS, the proceeds of such credit facilities will be used (i) to refinance the outstanding amount of Existing Indebtedness of Lead Borrower and its Subsidiaries, (ii) to pay fees and expenses incurred in connection with the Transactions (the transactions described in the foregoing clauses (i) and (ii) being collectively referred to as the “Refinancing”), and (iii) to provide ongoing working capital and for other general corporate purposes of Lead Borrower and its Subsidiaries;

WHEREAS, each Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Borrowers) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Bank” means (i) a bank or financial institution which has a rating for its long-term unsecured debt obligations of A or higher from S&P or at least A2 from Moody’s or a comparable rating from an internationally recognized credit rating agency or (ii) any other bank or financial institution approved by Administrative Agent.

“Act” as defined in Section 4.23.

“Additional Issuing Bank” means any Lender (other than Wells Fargo) from time to time agreed by Borrowers and Administrative Agent (such agreement of Administrative Agent not to be unreasonably withheld) pursuant to Section 2.09(b), which has agreed in writing to act as an Issuing Bank hereunder.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate as calculated by the British Bankers’ Association and obtained through a nationally recognized service such as Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the arithmetic mean of the rates per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to leading banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts comparable to the principal amount of the applicable Loan and with a term equivalent to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Lead Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Lead Borrower or any of its Subsidiaries, threatened against or affecting Lead Borrower or any of its Subsidiaries or any property of Lead Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.33(b).

“Affected Loans” as defined in Section 2.33(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” means the separate fee letter agreement dated October 12, 2010 among the Borrowers, the Administrative Agent and Wells Fargo Securities, LLC.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of the Closing Date, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Alternate Currency” means Euro or Sterling.

“Applicable Margin” means (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Year ending December 31, 2010, a percentage, per annum, equal to (i) for Revolving Loans and Term Loans that are Eurodollar Rate Loans, 2.50% per annum and (ii) for Revolving Loans, Term Loans and Swing Line Loans that are Base Rate Loans, 1.50% per annum and (b) thereafter, with respect to Revolving Loans, Term Loans and Swing Line Loans, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

TOTAL LEVERAGE RATIO	EURODOLLAR RATE LOANS	BASE RATE LOANS
Less than 1.00 to 1.00	1.75%	0.75%
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	2.00%	1.00%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.25%	1.25%
Greater than or equal to 2.00 to 1.00	2.50%	1.50%

Notwithstanding the foregoing provisions of this definition, no change in the Applicable Margin shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Leverage Ratio. At any time Lead Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin shall be determined as if the Total Leverage Ratio were in excess of 2.00:1.00; provided that on and from the date Administrative Agent receives such

Compliance Certificate, such Applicable Margin shall revert to the percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth above. Within one Business Day after receipt of the applicable information under Section 5.01(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01(d) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Commitments are in effect, or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrowers shall promptly deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) Borrowers shall promptly and retroactively be obligated to pay to Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 2.31. Nothing in this paragraph shall limit the rights of Administrative Agent and Lenders with respect to Sections 2.22 and 8.02 nor any of their other rights under this Agreement. Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Reserve Requirement” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate per annum equal to the aggregate, without duplication, of the maximum rates in effect two Business Days prior to the first day of such Interest Period, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator dealing with reserve requirements for eurocurrency funding maintained by a member bank of the Federal Reserve System.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of Lead Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) sales of other assets for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions (not to exceed $5,000,000 during any Fiscal Year), (iii) dispositions permitted by Sections 6.07(c), (d), (f), (g), (h) and (i) and (iv) dispositions of assets from one Loan Party to another Loan Party.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, each Issuing Bank, each Lender, each Lender Counterparty and each Cash Management Bank.

“Big Four Accounting Firm” means any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Break Costs” means the amount (if any) by which (i) the interest (excluding the Applicable Margin and any Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period exceeds (ii) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant Interbank Market for a period starting on the Business Day following receipt and ending on the last day of the current Interest Period.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (iii) with respect to all notices, determinations, fundings and payments in connection with Revolving Loans denominated in Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a TARGET Day and (iv) with respect to all notices, determinations, fundings and payments in connection with Revolving Loans denominated in Sterling, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of England or is a day on which banking institutions located in London are required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the United States, the United Kingdom, any member state of the European Economic Area or any Participating Member State or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, the United Kingdom, any member state of the European Economic Area or any such Participating Member State, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or by the United Kingdom, any member state of the European Economic Area, any Participating Member State of that or any political subdivision or public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s or if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured debt obligations, an equivalent rating; (iv) certificates of deposit, bank deposits, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 or by an Acceptable Bank; and (v) any investment in any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has a rating of at least A-1 from S&P or at least P-1 from Moody’s.

“Cash Management Agreement” means any agreement that is entered into by and between a Loan Party and a Cash Management Bank to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law, but if not having the force of law being of a type with which persons to whom it is directed are accustomed to comply) by any Governmental Authority.

“Change of Control” means, at any time (i) the Initial Investors shall cease to beneficially own and control at least 50% on a fully diluted basis of the economic and voting interests in the Capital Stock of Lead Borrower or (ii) the majority of the seats (other than vacant seats) on the Board of Directors of Lead Borrower cease to be occupied by Persons who either (a) were members of the Board of Directors of Lead Borrower on the Closing Date or (b) were nominated for election by the Board of Directors of Lead Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors (either by specific vote or by approval of a proxy statement).

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans (including Swing Line Loans).

“Closing Date” means the date of this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Closing Date Mortgaged Property” as defined in Section 3.01(g)(i).

“Co-Borrower” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, Control Agreements, the Tumi Pledge Agreement, the French Pledge Agreement, the Hong Kong Pledge Agreement, 1P Security Agreements, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Lead Borrower and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Transaction Costs incurred and paid in the period (to the extent expensed) and (g) other non-Cash items reducing Consolidated Net Income (including non-cash restructuring costs and items relating to the implementation of Statement of Financial Accounting Standards No. 133 but excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Lead Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of Lead Borrower and its Subsidiaries excluding (i) interest capitalized during construction, (ii) amounts expended on leasehold improvements for which such Person has received a commitment of reimbursement from the landlord, (iii) amounts credited to, or received by, Lead Borrower or any Subsidiary in connection with a substantially contemporaneous trade in equipment and (iv) expenditures made with the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds to the extent such expenditure was permitted as a reinvestment under Section 2.27(a) or (b), as applicable.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash for such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Lead Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Lead Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods and net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures to the extent not already accounted for in the definition of Consolidated Capital Expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes based on income of Lead Borrower and its Subsidiaries and payable in cash with respect to such period and (e) the amount of Consolidated Capital Expenditures that is permitted to be “carried forward” pursuant to Section 6.06(c) to the next period of four consecutive Fiscal Quarters occurring after the end of such period (without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods); provided that in the event the amount of Consolidated Capital Expenditures actually made using internally generated cash flow during such next period of four consecutive Fiscal Quarters is less than the amount of Consolidated Capital Expenditures permitted to be “carried forward” to such next period of four consecutive Fiscal Quarters, the difference shall be added to the calculation of Consolidated Excess Cash Flow at the end of such next period of four consecutive Fiscal Quarters.

“Consolidated Interest Expense” means, for any period, total interest expense (including interest (but not capital) attributable to Capital Leases in accordance with GAAP) of Lead Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Lead Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any upfront fees or costs payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Lead Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (a) the income (or loss) of any Person (other than a Subsidiary of Lead Borrower) in which any other Person (other than Lead Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to Lead Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Lead Borrower or is merged into or consolidated with Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by Lead Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness for Borrowed Money of Lead Borrower and its Subsidiaries determined (including, in the case of Capital Leases, only the capitalized value thereof) on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means each control agreement executed and delivered to the Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and by the applicable Loan Party on the Closing Date and each control agreement to be executed and delivered by the Collateral Agent, a securities intermediary or depository bank and the applicable Loan Party pursuant to the terms of the Pledge and Security Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.11.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Cure Right” as defined in Section 8.03(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Lead Borrower and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after the giving of notice or the expiry of any grace period (in each case under Section 8.01) or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Sections 2.25, 2.26 and 2.27 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.38.

“Defaulting Lender” as defined in Section 2.38.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which are not otherwise Disqualified Capital Stock), in whole or in part, (iii ) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date of the Term Loans.

“Dollar Equivalent” means (i) with respect to an amount denominated in Euros on any date, the amount of Dollars that may be purchased with such amount of Euros at the Spot Exchange Rate on such date, (ii) with respect to an amount denominated in Sterling on any date, the amount of Dollars that may be purchased with such amount of Sterling at the Spot Exchange Rate on such date and (iii) with respect to an amount denominated in Dollars on any date, the principal amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, Issuing Bank and Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, Lead Borrower (each such approval not to be unreasonably withheld or delayed, it being understood that it shall be reasonable for the Borrowers to withhold approval with respect to an assignment to competitors of the Loan Parties or the Sponsor (other than independently managed bona fide debt funds affiliated with such competitors of the Sponsor)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower, any other Loan Party, any Subsidiary of any Loan Party, Tumi I, Tumi II, any Affiliate of any Loan Party, any Defaulting Lender, Sponsor, Sponsor’s Affiliates or Subsidiaries or any natural person.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third state of EMU.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising pursuant to or in connection with any actual or alleged violation of any Environmental Law or in connection with any Hazardous Material.

“Environmental Laws” means any law or regulation (including common law or administrative requirements) of any jurisdiction relating to (i) the pollution or protection of the environment; (ii) the presence, generation, manufacture, use storage, transportation, or Release of Hazardous Materials; (iii) harm to or the protection of human health; or (iv) the protection of plant or animal health or welfare, in any manner applicable to Lead Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Lead Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Lead Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Lead Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) or 430(e) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Lead Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(f) of ERISA with respect to any Pension Plan.

“Euro” and “€” mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means (a) a Domestic Subsidiary substantially all of the assets of which consist of shares of Capital Stock issued by Foreign Subsidiaries or (b) a Subsidiary that is treated as a disregarded entity for United States federal income tax purposes substantially all the assets of which consist of (i) shares of Capital Stock issued by Foreign Subsidiaries and/or (ii) shares of Domestic Subsidiaries substantially all the assets of which are shares of Capital Stock issued by Foreign Subsidiaries; provided that such disregarded Subsidiary owns more than 65% of the voting power of each such Domestic Subsidiary.

“Excluded Taxes” means, with respect to Administrative Agent, sub-agent, any Lender, the Swing Line Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise treated as engaged in a trade or business for tax purposes (other than a jurisdiction in which the Administrative Agent, sub-agent, any Lender, Swing Line Lender, Issuing Bank or other recipient would not have been considered a resident of or organized or engaged in a trade or business for tax purposes in but for the execution and delivery of this Agreement or any Loan Documents or its exercise or enforcement of its rights, receipt of payment or performance of its obligations thereunder) or, in the case of any Lender, Swing Line Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any Taxes imposed under FATCA and (d) in the case of a Lender (other than an assignee pursuant to a request by Borrowers under Section 2.39), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.36(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.36(a).

“Existing Indebtedness” means all Indebtedness and other obligations outstanding under that certain Credit and Guaranty Agreement, dated as of March 1, 2007 (as amended, supplemented or otherwise modified), among Borrowers, the guarantors party thereto, the lenders party thereto and The Royal Bank of Scotland plc, as the administrative agent.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Lead Borrower or any of its Subsidiaries or any of their respective corporate predecessors or Affiliates.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share Shortfall” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification (without personal liability) of the chief financial officer of Tumi I that such financial statements fairly present, in all material respects, the consolidated financial condition of Tumi I and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.01(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender, Swing Line Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 2.40(a).

“French Pledge Agreement” means the Pledge Agreement to be executed by Lead Borrower substantially in the form of Exhibit J, as it may be amended, supplemented, restricted or otherwise modified from time to time.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage other than the Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Bank shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrowers or for which cash collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Borrower” as defined in Section 2.40(b).

“Funding Default” as defined in Section 2.38.

“Funding Guarantor” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” as defined in Section 10.06(g).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (a) each Domestic Subsidiary (other than Co-Borrower) of any Borrower in existence on the Closing Date which is not an Immaterial Subsidiary or an Excluded Subsidiary and (b) each Subsidiary of Lead Borrower that becomes a Guarantor pursuant to Section 5.11.

“Guaranty” means the guaranty of each Guarantor set forth in Article Seven.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated pursuant to Environmental Law or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Lead Borrower’s or any of its Subsidiaries’ businesses.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of Tumi I for the immediately preceding three (3) Fiscal Years, consisting of the consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years and (ii) the unaudited consolidated financial statements of Tumi I for each month ended since December 31, 2009, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in each case, certified by the chief financial officer of Tumi I that they fairly present, in all material respects, the consolidated financial condition of Tumi I and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Hong Kong Pledge Agreement” means the Pledge Agreement to be executed by Lead Borrower substantially in the form of Exhibit K, as it may be amended, supplemented, restricted or otherwise modified from time to time.

“Immaterial Subsidiary” means a Subsidiary of Lead Borrower which, together with each other Immaterial Subsidiary, has in the aggregate, (a) earnings before interest, tax, depreciation and amortization computed on the same basis as Consolidated Adjusted EBITDA and for the avoidance of doubt, excluding intra-group items) representing less than 5% of Consolidated Adjusted EBITDA, (b) gross assets (excluding intra-group items) representing less than 5% of the gross assets of Lead Borrower and its Subsidiaries in aggregate, or (c) revenues representing less than 5% of the revenues of Lead Borrower and its Subsidiaries in aggregate.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted in each case representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof and such arrangement was entered into primarily as a method of raising finance; (v) all indebtedness referred to in clauses (i) through (iv) of this definition of Indebtedness which is secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person other than where the indebtedness secured thereby is nonrecourse to the credit of that Person; provided that the amount of Indebtedness of others that constitutes Indebtedness by reason of this clause (v) shall not for the purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another (but only to the extent of recourse to that Person) in each case where the underlying obligation of the obligor falls within one of the other clauses of this definition; (viii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is to provide assurance to an obligee that the payment obligation of the obligor thereof will be paid or discharged, or the holders thereof will be protected (in whole or in part) against financial loss in respect thereof; provided that the amount of any liability that constitutes Indebtedness by reason of this clause (viii) shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such liability is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such liability) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder) as determined by such Person in good faith; and (ix) obligations of such Person in respect of any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or any exchange traded or over the counter derivative transaction (and when calculating the value of any derivative transaction, including Interest Rate Agreements and Currency Agreements, only the marked to market value shall be taken into account); provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.06.

“Indebtedness for Borrowed Money” means Indebtedness of the type described in clause (i) of the definition of Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any presence or Release of Hazardous Materials), expenses, settlement costs and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity but excluding Taxes, which shall be governed by Section 2.36), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such

Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, the Transactions or the other transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions, any Commitment hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Lead Borrower or any of its Subsidiaries, or any Environmental Claim or other liability or obligation arising out of Environmental Law, related in any way to Lead or any of its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.02.

“Initial Investors” means limited partnerships and other collective investment schemes arranged by Doughty Hanson & Co. Limited, wholly-owned direct or indirect subsidiaries of Doughty Hanson & Co. Limited and nominees of, and nominees for co-investment schemes for employees of subsidiaries of, Doughty Hanson & Co. Limited, in each case, other than any portfolio operating company of any of the foregoing.

“Installment” as defined in Section 2.24.

“Installment Date” as defined in Section 2.24.

“Intellectual Property” means (a) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all proprietary mask works and all applications, registrations and renewals in connection therewith, (e) all know-how, trade secrets and confidential business information, (f) all computer software (including data) and (g) all rights in the foregoing and all other proprietary rights.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months as selected by the applicable Borrower in the applicable Funding Notice or Conversion/Continuation Notice or such other period as the Lenders may agree, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of Term Loans shall extend beyond such Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Lead Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period: (i) if the currency is Sterling, the date that is two Business Days before the first day of that Interest Period, (ii) if the currency is Euro, the date that is two TARGET Days before the first day of that Interest Period and (iii) for any other currency, the date that is two Business Days prior to the first day of such Interest Period, unless, in any such case, market practice differs in the relevant interbank market for a currency (other than Dollars), in which case the Interest Rate Determination Date for that currency will be determined by Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Interest Rate Determination Date will be the last of those days).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internal Revenue Service” means the United States Internal Revenue Service, or any successor thereto.

“Investment” means (i) any direct or indirect purchase or other acquisition by Lead Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Lead Borrower from any Person (other than Lead Borrower or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Lead Borrower or any of its Subsidiaries to any other Person (other than Lead Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such

Investment plus the cost of all additions thereto (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment), reduced by the amount of cash returns received by the holder of such Investment.

“IP Security Agreement” means each trademark security agreement, patent security agreement or copyright security agreement, dated as of the Closing Date, by and among Borrowers, each Guarantor and the Collateral Agent as each may be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means (a) Wells Fargo, in its capacity as issuer thereof, or any successor thereto and (b) any Additional Issuing Bank. It is understood that if, at any time, there is more than one Issuing Bank hereunder, references to the Issuing Bank in connection with any Letter of Credit shall be deemed to refer to the Issuing Bank that issued or agreed to issue such Letter of Credit.

“Japanese JV Agreement” means the joint venture agreement dated June 16, 2003 between Lead Borrower, Ace Co., Ltd. and Itochu Corporation.

“Joint Fee Letter” means the separate fee letter agreement dated October 12, 2010 among the Borrowers, the Administrative Agent and the Lead Arrangers.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lead Arrangers” means Wells Fargo Securities, LLC and Capital One, N.A., in their capacities as joint lead arrangers and joint book managers, and each of their successors.

“Lead Borrower” as defined in the preamble hereto.

“Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of a court; (ii) the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors; (iii) the time barring of claims under statutes of limitation; (iv) defenses of set-off or counterclaim; and (v) any principles which are set out in the qualifications as to matters of law in the opinions of counsel referred to in Section 3.01(g) and Section 3.01(k).

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender or any Affiliate of a Lender as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender).

“Letter of Credit” means a standby letter of credit or documentary letter of credit issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrowers.

“Lien” means any lien (statutory or other), mortgage, pledge, assignment, security interest, charge, encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a Term Loan, a Revolving Loan, and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Agent Fee Letter, the Joint Fee Letter, any documents or certificates executed by either Borrower in favor of Issuing Bank relating to Letters of Credit, any amendments or supplements to the foregoing and any other document designated as a “Loan Document” by Administrative Agent and Lead Borrower.

“Loan Party” means, collectively, the Borrowers and the Guarantors.

“Local Facilities” means loans or credit made available to any Foreign Subsidiary of Lead Borrower (on normal commercial terms) by a bank or financial institution in the country in which such Foreign Subsidiary is incorporated or operates, provided no guaranty, indemnity or other support for financial loss is given in respect of such facility by any Loan Party (other than (i) by the Foreign Subsidiary to which the loans are, or credit is, made available, as the case may be, (ii) by way of a Letter of Credit issued under this Agreement and (iii) except to the extent otherwise permitted in this Agreement) or by any other Foreign Subsidiary.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets or financial condition of Lead Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to fully and timely perform their payment obligations under the Loan Documents; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Contract” means any contract or other arrangement to which Lead Borrower or any of its Subsidiaries is a party (other than the Loan Documents and the documents related thereto) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof.

“Material Subsidiary” means (i) a Guarantor; or (ii) a Subsidiary of Lead Borrower which (a) has earnings before interest, tax, depreciation and amortization (computed on the same basis as Consolidated Adjusted EBITDA and for the avoidance of doubt, excluding intra-group items) representing 10% or more of Consolidated Adjusted EBITDA, (b) has gross assets (excluding intra-group items) representing 10% or more of the gross assets of Lead Borrower and its Subsidiaries in aggregate, or (c) has revenues representing 10% or more of the revenues of Lead Borrower and its Subsidiaries in aggregate.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a Mortgage substantially in the form of Exhibit H, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Lead Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Lead Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes, value added taxes paid or estimated to be payable or reasonably reserved by the seller in connection with such Asset Sale or other transactions (or deemed transactions) effected in order to carry out the related prepayment, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be paid or repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Lead Borrower or any of its Subsidiaries in connection with such Asset Sale, (d) any amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made (provided that such amounts shall be Net Asset Sale Proceeds when released to Lead Borrower or its Subsidiaries from such escrow), (e) customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith and (f) attorneys’ fees, accountants’ fees, investment banking fees and sales commissions and other fees.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Lead Borrower or any of its Subsidiaries (a) under any insurance policy in respect of loss or damage to property (excluding, for the avoidance of doubt, any third party liability, advance loss of profits, business interruption or other insurance proceeds which Lead Borrower or its Subsidiaries are obliged to pay to third parties) or (b) as a result of the taking of any assets of Lead Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs and expenses incurred by Lead Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Lead Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income and value added taxes and Other Taxes payable in connection therewith or other transactions (or deemed transactions) effected in order to carry out the related prepayment, and (c) any amount required to be paid, repaid or prepaid on Indebtedness (other than the Loans) secured by the property subject thereto.

“Non-Defaulting Lender” as defined in Section 2.14.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Notice of Account Designation” as defined in Section 2.02.

“Notice of Prepayment” as defined in Section 2.25.

“Obligation Aggregate Payments” as defined in Section 2.40(b).

“Obligation Fair Share” as defined in Section 2.40(b).

“Obligation Fair Share Contribution Amount” as defined in Section 2.40(b).

“Obligation Fair Share Shortfall” as defined in Section 2.40(b).

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, Lender Counterparties and Cash Management Banks, under any Loan Document, Hedge Agreement or Cash Management Agreement (including, without limitation, with respect to a Hedge Agreement or Cash Management Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement or Cash Management Agreement, as applicable, was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.07.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document excluding, however, such amounts imposed as a result of an assignment (other than an assignment that occurs as a result of Lead Borrower’s request pursuant to Section 2.37).

“Participant” has the meaning assigned to such term in clause (d) of Section 10.06.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to EMU.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Lead Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”); provided,

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Target (y) shall be in same similar or related business or lines of business in which Lead Borrower and/or its Subsidiaries are engaged or shall be engaged in other business permitted pursuant to Section 6.11 and (z) either (i) shall have generated positive earnings before interest, tax, depreciation and amortization (computed on the same basis as Consolidated Adjusted EBITDA) for the four-Fiscal Quarter period most recently ended prior to the date of such acquisition, or (ii) Lead Borrower shall have delivered to Administrative Agent a certificate stating that, on a pro forma basis, the Target will generate positive earnings before interest, tax, depreciation and amortization (computed on the same basis as Consolidated Adjusted EBITDA) within twelve (12) months of it being acquired by the Loan Parties, and attaching to such certificate the financial model upon which such certification is based; and

(c) the total consideration to be paid in respect of the Target when aggregated with the total consideration paid in respect of all prior Permitted Acquisitions made from the Closing Date to the date of determination is less than the sum of (i) $5,000,000 and (ii) that portion of Consolidated Excess Cash Flow not required to be applied to repay the Loans pursuant to Section 2.27(e) for each Fiscal Year since the Closing Date.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.05.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Reorganization” means a reorganization on a solvent basis between (a) Lead Borrower and one or more of its Domestic Subsidiaries, or (b) two or more of Lead Borrower’s Subsidiaries, including any Subsidiaries of Lead Borrower into any Loan Party and any Subsidiaries of Lead Borrower that are not Loan Parties into other Subsidiaries that are not Loan Parties provided that (i) in the case of any reorganization involving a Loan Party, the surviving entity remains or becomes a Loan Party on the same terms as such original Loan Party (and if such Person is (x) Lead Borrower, Lead Borrower is the surviving entity and (y) Co-Borrower and such reorganization does not involve Lead Borrower, Co-Borrower is the surviving entity), and (ii) where the assets or the shares of such Person were subject to Collateral in which a security interest has been granted to the Collateral Agent, for the benefit of the Secured Parties, immediately prior to such reorganization, Lenders will enjoy substantially the same or equivalent security interests over the same assets and the shares in the surviving entity (or in each case its successor) after such reorganization.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrowers and each Guarantor substantially in the form of Exhibit G, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth in Section 10.01, or such other office as such Person may from time to time designate in writing to Lead Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, and the aggregate Revolving Exposure.

“Projections” as defined in Section 4.08.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Refinancing” as defined in the recitals hereto.

“Refunded Swing Line Loans” as defined in Section 2.06(d).

“Register” as defined in Section 10.06(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment .(including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders, and (ii) the aggregate Revolving Exposure of all Lenders; provided that if there are three or more Lenders, and fewer than three Lenders collectively hold more than 50% of the sum of (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Exposure of all Lenders, “Requisite Lenders” shall mean at least three Lenders holding more than 50% of the sum of (1) the aggregate Term Loan Exposure of all Lenders and (2) the aggregate Revolving Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Lead Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Lead Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Lead Borrower now or hereafter outstanding; and (iv) management or similar fees payable to Sponsor or any of its Affiliates.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment and Assumption Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) December 31, 2014; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.26 and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit and (c) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to a Borrower pursuant to Section 2.03 and/or Section 2.38.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented, restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Lead Borrower substantially in the form of Exhibit E-2.

“Solvent” means, with respect to Loan Parties, that as of the date of determination, (a) the fair value of the assets of Loan Parties (taken as a whole) is greater than the total amount of liabilities, including contingent liabilities, of Loan Parties (taken as a whole), (b) the present fair saleable value of the assets of Loan Parties (taken as a whole) is not less than the amount that will be required to pay the probable liability of Loan Parties (taken as a whole) on their debts as they become absolute and matured, (c) Loan Parties (taken as a whole) do not have unreasonably small capital with which to conduct their businesses; and (d) Loan Parties (taken as a whole) have not incurred and do not intend to incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Doughty Hanson & Co. Limited.

“Spot Exchange Rate” means, as at any date of determination, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Reuters World Currency Page (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into such currency or such currency into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by Administrative Agent and reasonably acceptable to Borrowers.

“Sterling” and “£” means the lawful money of the United Kingdom.

“Subject Transaction” as defined in Section 6.06(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swing Line Lender” means Wells Fargo in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrowers pursuant to Section 2.05.

“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the aggregate unused amount of Revolving Commitments then in effect.

“Target” as defined in the definition of Permitted Acquisition.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Term Loan made by a Lender to Lead Borrower pursuant to Section 2.01.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $77,500,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of Term Loans of such Lender; provided at any time prior to the making of Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) December 31, 2014, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Title Policy” as defined in Section 3.03(a).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day net of Cash and Cash Equivalents held by Lead Borrower and its Subsidiaries as of such day in an aggregate amount not to exceed $15,000,000, which Cash and Cash Equivalents are unrestricted save for bankers’ Liens permitted by Section 6.02(q) or Liens in favor of Collateral Agent for the benefit of the Secured Parties pursuant to a Collateral Document; provided that there shall be excluded for the Fiscal Quarter in respect of which any Cure Right is exercised (but not in respect of subsequent Fiscal Quarters) all Cash and Cash Equivalents representing the proceeds of such Cure Right to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses and stamp, registration and Other Taxes payable by or on behalf of Lead Borrower or any of Lead Borrower’s Subsidiaries within ninety days of the Closing Date in connection with the transactions contemplated by the Loan Documents.

“Transactions” means the entering into and funding of the Term Loans and the Revolving Loans, the repayment of certain Existing Indebtedness of Lead Borrower and its Subsidiaries and all related transactions.

“Tumi I” means Tumi I, Inc., a Delaware corporation.

“Tumi II” means Tumi II, LLC, a Delaware limited liability company.

“Tumi Japan” means Tumi Japan (Kabushiki Kaisha Tumi Japan), a Japanese corporation with its registered office at 4-3-28, Akasaka, Minato-ku, Tokyo, 107-0052, Japan.

“Tumi Pledge Agreement” means the Pledge Agreement executed by Tumi II, substantially in the form of Exhibit I, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and its successors.

Section 1.02 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Lead Borrower to Lenders pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Lead Borrower or Administrative Agent shall so request, Administrative Agent and Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

Section 1.03 Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 1.05 Non-Dollar Amounts.

For the purposes of the Loan Documents, (a) if a Dollar amount needs to be determined at any date, any amount which is determined in a currency other than Dollars will be converted into Dollars using the Spot Exchange Rate on that date and (b) wherever in this Agreement in connection with a Credit Extension, conversion, continuation or prepayment of a LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such LIBOR Rate Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount, as determined by Administrative Agent or Issuing Bank, as the case may be. For purposes of this section, “Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by Administrative Agent or Issuing Bank, as the case may be, at such time on the basis of the Spot Exchange Rate for the purchase of such Alternate Currency with Dollars.

ARTICLE TWO

LOANS AND LETTERS OF CREDIT

Section 2.01 Term Loan Commitments.

Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrowers in Dollars in an amount equal to such Lender’s Term Loan Commitment.

Borrowers may make only one borrowing under each Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.26 and 2.27, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

Section 2.02 Borrowing Mechanics for Term Loans.

Lead Borrower shall have delivered to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City Time) one day prior to the Closing Date requesting that the Lenders make Term Loans as a Base Rate Loan on such date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of Term Loans available to Borrowers on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account(s) of Borrowers identified in the most recent notice substantially in the form of Exhibit A-4 (a “Notice of Account Designation”) delivered by Borrowers to the Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the applicable Borrower.

Section 2.03 Revolving Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Lead Borrower and Co-Borrower in Dollars or an Alternate Currency in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; provided further after giving effect to the making of any Revolving Loans in no event shall more than (i) $5,000,000 of Revolving Loans be denominated in Euro and (ii) $2,000,000 of Revolving Loans be denominated in Sterling. Amounts borrowed pursuant to this Section 2.03 may be repaid in whole and in part and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.04 Borrowing Mechanics for Revolving Loans.

(a) Except pursuant to Section 2.10, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

(b) Whenever any Borrower desires that Lenders make Revolving Loans, the applicable Borrower (or Lead Borrower on its behalf) shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and no later than 11:00 a.m. (New York City time) on the proposed Credit Date in the case of a Base Rate Loan. A Funding Notice received after 12:00 p.m. (New York City time) in the case of a Eurodollar Rate Loan and after 11:00 a.m. (New York City time) in the case of a Base Rate Loan shall be deemed received the next Business Day. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

(c) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time) in the case of a Eurodollar Rate Loan and by 11:00 a.m. (New York City time) in the case of a Base Rate Loan) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the applicable Borrower in the case of a Eurodollar Rate Loan and not later than 1:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the applicable Borrower in the case of a Base Rate Loan.

(d) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars or an Alternate Currency, as applicable, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars or an Alternate Currency, as applicable, equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the applicable Borrower identified in the most recent Notice of Account Designation delivered by such Borrower to the Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the applicable Borrower.

Section 2.05 Swing Line Loans Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Lead Borrower or Co-Borrower in Dollars in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.05 may be repaid in whole and in part and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.06 Borrowing Mechanics for Swing Line Loans.

(a) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(b) Whenever any Borrower desires that Swing Line Lender make a Swing Line Loan, the applicable Borrower (or Lead Borrower on its behalf) shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(c) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of the applicable Borrower identified in the most recent Notice of Account Designation delivered by such Borrower to Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the applicable Borrower.

(d) With respect to any Swing Line Loans which have not been voluntarily prepaid by the applicable Borrower pursuant to Section 2.25, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the applicable Borrower), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the applicable Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the applicable Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to Borrowers) but in no event later than 1:00 p.m. on the next Business Day after such demand is made and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the applicable Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the applicable Borrower and shall be due under the Revolving Loan Note issued by the applicable Borrower to Swing Line Lender. Each Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge such

Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the applicable Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.32.

(e) If for any reason Revolving Loans are not made pursuant to Section 2.06(d) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the next Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(f) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a

Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and the applicable Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

Section 2.07 Letters of Credit.

During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Lead Borrower and Co-Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars or an Alternate Currency, as applicable, and shall be on terms reasonably acceptable to Issuing Bank and Lead Borrower; (ii) the stated amount of each Letter of Credit shall not be less than the Dollar Equivalent of $25,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) Business Days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit; and (vi) each standby Letter of Credit shall be subject to the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590, as determined by Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York; provided further that an Additional Issuing Bank may only issue Letters of Credit under this Section 2.07 following compliance with Section 2.09(b) with respect to such Additional Issuing Bank. Subject to the foregoing, Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided further in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

Section 2.08 Notice of Issuance.

Whenever any Borrower desires the issuance of a Letter of Credit, the applicable Borrower (or Lead Borrower on its behalf) shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.02, Issuing Bank shall issue the requested Letter of Credit in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.11.

Section 2.09 Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments; Appointment and Duties of Additional Issuing Banks.

(a) In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between each Borrower and Issuing Bank, the applicable Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Act. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to either Borrower. Notwithstanding anything to the contrary contained in this Section 2.09, each Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

(b) Borrowers may appoint Additional Issuing Banks by written agreement among the Borrowers, the Administrative Agent and the applicable Additional Issuing Bank entered into at least five (5) Business Days before the issuance of any Letters of Credit by such Additional Issuing Bank. Any Lender designated as an Additional Issuing Bank shall remain as such until the Borrowers give written notice to the Administrative Agent that such Lender is no longer an Additional Issuing Bank or such Additional Issuing Bank resigns pursuant to Section 10.06(h); provided that in the event any Letters of Credit issued by such Additional Issuing Bank are outstanding at the time of such notice or resignation, Borrowers shall terminate, backstop or cash collateralize such Letters of Credit or coordinate with any other Issuing Bank to have letters of credit issued in substitution for such Letters of Credit issued by such Additional Issuing Bank. Each Additional Issuing Bank shall notify the Administrative Agent at least two (2) Business Days before (i) the issuance of any Letter of Credit by such Additional Issuing Bank and (ii) any amendment or modification (other than modifications giving effect to “evergreen” or similar renewal provisions) to any Letter of Credit issued by such Additional Issuing Bank.

Section 2.10 Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit.

In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and Administrative Agent, and the applicable Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in the currency in which such Letter of Credit is denominated and in same day funds equal to the amount of such honored drawing; provided, subject to Section 2.03, anything contained herein to the contrary notwithstanding, (i) unless the applicable Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that such Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, such Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent (x) in the case of an honored drawing under a Letter of Credit denominated in Dollars, requesting a Revolving Loan that is a Eurodollar Rate Loan with an Interest Period of one month and (y) in the case of an honored drawing under a Letter of Credit denominated in an Alternate Currency, requesting a Revolving Loan that is a Eurodollar Rate Loan with an Interest Period of one month, in each case to be disbursed on the Reimbursement Date in an amount equal to the amount of such honored drawing, without regard to the minimum and multiples specified in Section 2.04(a) for the principal amount of Eurodollar Rate Loans or Base Rate Loans, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans, or Eurodollar Rate Loans, as applicable, in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the applicable Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds in the currency of such Letter of Credit equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.10 shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the applicable Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.10.

Section 2.11 Lenders’ Purchase of Participations in Letters of Credit.

Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the applicable Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.10, Issuing Bank shall promptly notify each Lender of the Dollar

Equivalent of unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars or an Alternate Currency, as applicable, and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.11, Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.11 shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.11 for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the applicable Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth in Section 10.01 or at such other address as such Lender may request.

Section 2.12 Obligations Absolute.

The obligation of each Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.10 and the obligations of Lenders under Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the applicable Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the applicable Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the applicable Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit (provided that the documents appear on their face to be in accordance with the terms and conditions of the Letter of Credit); (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the applicable Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii)

the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

Section 2.13 Indemnification.

Without duplication of any obligation of Borrowers under Section 10.02, in addition to amounts payable as provided herein, each Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which Issuing Bank may reasonably incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

Section 2.14 Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby; provided that during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.06(d), Section 2.06(e) and Section 2.11, the Pro Rata Share of each Non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided further that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

Section 2.15 Availability of Funds.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the applicable Credit Date that such Lender will not make available to Administrative Agent such Lender’s share of such Loans, Administrative Agent may assume that such Lender has made such share available on such applicable Credit Date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included on such Credit Date. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16 Use of Proceeds.

The proceeds of Term Loans shall be applied by Borrowers to fund the Refinancing. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit shall be applied by Borrowers for working capital and general corporate purposes of Lead Borrower and its Subsidiaries, including Permitted Acquisitions and capital expenditures. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.17 Lenders’ Evidence of Debt.

Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

Section 2.18 Notes.

If so requested by any Lender by written notice to Lead Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Lead Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

Section 2.19 Interest Rate on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

Section 2.20 Interest Rate.

(a) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the applicable Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an applicable Interest Period of one month.

(b) In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event any Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will continue as a Eurodollar Rate Loan with an applicable Interest Period of one month for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Eurodollar Rate Loan) with an Interest Period of one month. In the event any Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the applicable Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone promptly confirmed in writing) to Lead Borrower and each Lender.

(c) Interest payable pursuant to Section 2.19(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans denominated in Dollars and Euro, on the basis of a 360-day year, and (iii) in the case of Eurodollar Rate Loans denominated in Sterling, on the basis of a 365-day or 366-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(e) Each Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit issued on such Borrower’s behalf, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the applicable Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(f) Interest payable pursuant to Section 2.20(e) shall be computed on the basis of a 365/366-day year for Letters of Credit for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.20(e), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

Section 2.21 Conversion/Continuation.

(a) Subject to Section 2.33 and so long as no Default or Event of Default shall have occurred and then be continuing, the applicable Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.33 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $250,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

(b) The applicable Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.22 Default Interest.

(a) Immediately upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g); or (b) at the election of the Requisite Lenders upon the occurrence and during the continuance of any other Event of Default, all outstanding Obligations under the Loan Documents shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate (including any Applicable Margin and Mandatory Cost) otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.

Payment or acceptance of the increased rates of interest provided for in this Section 2.22 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.23 Fees.

(a) Borrowers agree to pay to the Administrative Agent, for the account of the Lenders having Revolving Exposure (subject to Section 2.38):

(i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2), (A) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Year ending December 31, 2010, 0.500% per annum and (B) from and after the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Year ending December 31, 2010, (1) 0.500% per annum where the Total Leverage Ratio is greater than or equal to 1.50:1.00, (2) 0.450% per annum where the Total Leverage Ratio is less than 1.50:1.00 but greater than or equal to 1.00:1.00 and (3) 0.375% per annum where the Total Leverage Ratio is less than 1.00:1.00; and

(ii) letter of credit fees with respect to each Letter of Credit in an amount equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the daily maximum amount available to be drawn under such Letter of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.23(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Each applicable Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees in respect of Letters of Credit issued on its behalf:

(i) an issuance fee with respect to each Letter of Credit as set forth in the Agent Fee Letter; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.23(a) and 2.23(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date and ending on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, Borrowers agree to pay to Administrative Agent such other reasonable fees in the amounts and at the times separately agreed upon in the Agent Fee Letter and the Joint Fee Letter.

Section 2.24 Scheduled Installments.

The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing December 31, 2010:

INSTALLMENT DATE	PRINCIPAL INSTALLMENT
December 31, 2010	$1,500,000
March 31, 2011	$3,000,000
June 30, 2011	$3,000,000
September 30, 2011	$3,000,000
December 31, 2011	$3,000,000
March 31, 2012	$3,000,000
June 30, 2012	$3,000,000
September 30, 2012	$3,000,000
December 31, 2012	$3,000,000
March 31, 2013	$4,000,000
June 30, 2013	$4,000,000
September 30, 2013	$4,000,000
December 31, 2013	$4,000,000
March 31, 2014	$4,000,000
June 30, 2014	$4,000,000
September 30, 2014	$4,000,000
Term Loan Maturity Date	$24,000,000

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.25 through 2.27, and Section 2.30, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

Section 2.25 Voluntary Prepayments.

(a) Any time and from time to time, subject to Section 2.33, in whole or in part, without premium or penalty:

(i) with respect to Base Rate Loans and Eurodollar Rate Loans denominated in Dollars or an Alternate Currency, the applicable Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount; and

(ii) with respect to Swing Line Loans, the applicable Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and integral multiples of $50,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(iii) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans,

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent substantially in the form attached as Exhibit A-5 (a “Notice of Prepayment”) (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the applicable Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.26 Voluntary Commitment Reductions.

(a) Lead Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

(b) Lead Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

Section 2.27 Mandatory Prepayments.

(a) Asset Sales. Subject to Section 2.27(g), no later than the first Business Day following the date of receipt by any Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in an aggregate amount equal to or greater than $500,000, Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Asset Sale Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of their Subsidiaries, to invest, or to commit to reinvest, Net Asset Sale Proceeds within three hundred sixty-five (365) days of receipt thereof (the “Initial Period”) in assets of the general type used in the business of Borrowers and their Subsidiaries; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and any amounts committed to be so reinvested within the Initial Period are actually reinvested within eighteen (18) months of receipt.

(b) Insurance/Condemnation Proceeds. Subject to Section 2.27(g), no later than the first Business Day following the date of receipt by any Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in an aggregate amount equal to or greater than $500,000, Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of their Subsidiaries to invest, or to commit to reinvest, such Net Insurance/Condemnation Proceeds within the Initial Period in assets of the general type used in the business of Borrowers and their Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof or the adaptation of existing assets to perform the function of the damaged or lost assets; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and any amounts committed to be so reinvested within the Initial Period, are actually reinvested within eighteen (18) months of receipt.

(c) Issuance of Equity Securities. Subject to Section 2.27(g), on the date of receipt by Lead Borrower of any Cash proceeds from an initial public offering of its Capital Stock, Lead Borrower shall prepay the Loans in an aggregate amount equal to fifty percent (50%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that during any period in which the Total Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(d) calculating the Total Leverage Ratio) shall be 1.50:1.00 or less, Lead Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25% of such net proceeds.

(d) Issuance of Debt. Subject to Section 2.27(g), on the date of receipt by any Borrower or any of its Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of any Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrowers shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. Subject to Section 2.27(g), in the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2010) in excess of $2,000,000, Borrowers shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to fifty percent (50%) of such Consolidated Excess Cash Flow; provided, during any period in which the Total Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(d) calculating the Total Leverage Ratio) shall be less than 2.25:1.00, Borrowers shall not be required to make the prepayments and/or reductions otherwise required hereby.

(f) Mandatory Prepayments of Revolving Loans and Swing Line Loans.

(i) Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect;

(ii) Administrative Agent shall calculate on the last Business Day of each consecutive period of six months the Dollar Equivalent of Revolving Loans denominated in Alternate Currencies and, if after giving effect to such calculation and solely as a result of changes in the Spot Exchange Rate, the aggregate amount of Revolving Loans denominated in the applicable Alternative Currencies shall exceed the applicable limits set forth in Section 2.03, Borrowers shall immediately prepay the amount of such excess; and

(iii) Administrative Agent shall calculate on the last Business Day of each consecutive period of six months the Dollar Equivalent of the Letter of Credit Usage and, if after giving effect to such calculation and solely as a result of changes in the Spot Exchange Rate, the Letter of Credit Usage shall exceed the Letter of Credit Sublimit by more than 5% (taking into account any cash collateralization of such Letters of Credit), then Borrowers shall either (1) immediately prepay the amount of such excess or (2) cash collateralize such excess and such prepayment shall be applied pursuant to the terms of Section 2.30(b).

(g) If, as a result of the making of any payment required to be made pursuant to this Section 2.27, a Borrower would incur costs pursuant to Section 2.33(c), the applicable Borrower may deposit the amount of such payment with Administrative Agent, for the benefit of the Secured Parties, in a cash collateral account, until the end of the applicable Interest Period at which time such payment shall be made. The applicable Borrower hereby grants to Administrative Agent, for the benefit of the Secured Parties, a security interest in all amounts from time to time on deposit in such cash collateral account and expressly waives all rights (which rights such Borrower hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to execute dominion or control over any such amounts.

Section 2.28 [Intentionally Omitted].

Section 2.29 Prepayment Certificate.

Concurrently with any prepayment of the Loans pursuant to Section 2.27, Lead Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Lead Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Lead Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Lead Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.30 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.25 shall be applied as specified by Lead Borrower in the applicable Notice of Prepayment (and in the case of Term Loans, against the remaining Installments of principal thereof as specified by Lead Borrower); provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

First, to repay outstanding Swing Line Loans to the full extent thereof;

Second, to repay outstanding Revolving Loans to the full extent thereof; and

Third, to prepay Term Loans on a pro rata basis to reduce the scheduled remaining Installments of principal thereof.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.27 (other than pursuant to Section 2.27(f) shall be applied as follows:

First, to prepay Term Loans on a pro rata basis to reduce the scheduled remaining Installments of principal thereof;

Second, to prepay the Swing Line Loans to the full extent thereof;

Third, to prepay the Revolving Loans to the full extent thereof; and

Fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.33(c).

Section 2.31 General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in the currency in which such amounts are denominated in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Each Borrower hereby authorizes Administrative Agent to charge such Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose) provided that any such charge of Borrowers’ accounts shall only be made after Administrative Agent gives notice of non-payment to the applicable Borrower, and such Borrower fails to make such required payment within ten Business Days.

(g) Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a nonconforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Lead Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.22 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.02.

Section 2.32 Sharing of Payments by Lenders.

Except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on Collateral, or as otherwise provided herein with respect to Defaulting Lenders, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Lead Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.33 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, in the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the applicable Borrower (with a copy to Lead Borrower) and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Funding Notice or Conversion/Continuation Notice given by the applicable Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Lead Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the applicable Borrower (with a copy to Lead Borrower) and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the applicable Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the applicable Borrower shall have the option, subject to the provisions of Section 2.33(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.33(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The applicable Borrower shall compensate each Lender, promptly following written request by such Lender (which request shall set forth the basis for requesting such amounts), for Break Costs (if any) which such Lender may incur if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan.

(d) Compensation for Eurodollar Rate Loans. The applicable Borrower shall compensate each Lender, promptly following written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusively presumed to be correct save for manifest error), for any cost, loss or liability reasonably incurred by that Lender (i) if for any reason (other than a default by Administrative Agent or such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; or (ii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower.

(e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender; provided that such making, carrying or transfer, as the case may be, does not result in liability to any Borrower for compensation to any Lender or Issuing Bank under Section 2.34 or Section 2.36.

(f) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.33 and under Sections 2.34 and 2.35 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.33 and under Section 2.34 and 2.35.

Section 2.34 Compensation For Increased Costs.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the definition of Adjusted Eurodollar Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed by Section 2.36);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

(iv) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender or the Issuing Bank, the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Section 2.35 Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(a) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then, upon demand by such Lender or Issuing Bank, from time to time the applicable Borrower will pay to Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.34 and 2.35(a) and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 2.34, 2.35 and 2.36 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to Sections 2.34, 2.35 and 2.36 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.36 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the applicable Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.36) Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable Borrower shall make such deductions and (iii) such applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrowers. Borrowers shall indemnify Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.36) paid by Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of and basis for calculating such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, the Swing Line Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the applicable Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Lead Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Lead Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Lead Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lead Borrower or Administrative Agent as will enable Lead Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Lender and Administrative Agent shall deliver to Lead Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Lead Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) duly completed copies of Internal Revenue Service Form W-8IMY with any accompanying statements and certifications,

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(v) duly completed copies of Internal Revenue Service Form W-9, and/or

(vi) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

Each Lender shall promptly notify Lead Borrower and Administrative Agent at any time it determines that such Lender is no longer in a position to provide any previously delivered form or certificate to Lead Borrower (or any other form of certification adopted by the taxing authorities for such purpose).

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (A) provide any documentation reasonably requested by Lead Borrower or Administrative Agent sufficient for Administrative Agent and Lead Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (B) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by applicable law, deliver to Lead Borrower and Administrative Agent revised and/or updated documentation sufficient for Lead Borrower and Administrative Agent to confirm such Lender’s or such Issuing Bank’s compliance with their respective obligations under FATCA.

(f) Status of the Administrative Agent. Either (1) Administrative Agent (or its sub-agent) shall provide Lead Borrower on or before the first interest payment made hereunder with (a) an Internal Revenue Service Form W-8ECI and/or (b) an Internal Revenue Service Form W-8IMY in which Administrative Agent (or its sub-agent) states that it is a qualified intermediary or a United States branch of a foreign bank that agrees to be treated as a United States person hereunder or (2) Administrative Agent will use a sub-agent to receive payments from the Borrowers hereunder that is a United States person and a financial institution within the meaning of Treasury Regulations section 1.1441-1.

(g) Treatment of Certain Refunds. If Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrowers have paid additional amounts pursuant to this Section, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.36 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower, upon the request of Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, agrees to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank in the event Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent, any Lender, the Swing Line Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and the Issuing Bank shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender or Issuing Bank that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

Section 2.37 Mitigation Obligations.

If any Lender requests compensation under Section 2.34 or 2.35 or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.34, 2.35 or 2.36 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.38 Defaulting Lenders.

(a) Reallocation of Payments. Anything contained herein to the contrary notwithstanding, in the event that any Lender other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.06(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any amendments, consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Period has ended, (i) any voluntary prepayment of the Revolving Loans shall, if the applicable Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the applicable Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the applicable Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s

Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the commitment fee payable to Lenders pursuant to Section 2.23(a)(i) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.23(a)(i) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Except as provided in Section 2.14, no Revolving Commitment of any Lender shall be increased or otherwise affected, and except as otherwise expressly provided in this Section 2.38, performance by the applicable Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.38.

(b) Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Bank or the Administrative Agent from time to time, the Borrowers shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Bank (after giving effect to Section 2.14) on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank. Any such cash collateral shall be deposited in a separate account with the Collateral Agent, subject to the exclusive dominion and control of the Collateral Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender.

(c) Prepayment of Swing Line Loans. Promptly on demand by the Swing Line Lender or the Administrative Agent from time to time, the Borrowers shall prepay Swing Line Loans in an amount of all Fronting Exposure with respect to the Swing Line Lender (after giving effect to Section 2.14).

(d) The rights and remedies against a Defaulting Lender under this Section 2.38 are in addition to other rights and remedies which the applicable Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.39 Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Lead Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.33, 2.34, 2.35 or 2.36, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within ten Business Days after the applicable Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within ten Business Days after the Lead Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of the Loan Documents as contemplated by Section 10.04(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Lead Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Lead Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable under Section 10.06(b)(iv) in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.23; (2) on the date of such assignment, Lead Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.33(c), 2.34 or 2.36; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Lead Borrower may not make such election with respect to any Terminated Lender that is also Issuing Bank unless, prior to the effectiveness of such election, Lead Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled (or backstopped or cash collateralized in an amount and on terms reasonably satisfactory to Issuing Bank). Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.40 Co-Borrowers.

(a) Joint and Several Liability. All Obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under Guaranties by such parties.

(b) Subrogation. Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Borrower, any such collateral or security, and any such other guarantor. The Borrowers under this Agreement and the other Loan Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all the Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guarantied. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.40, any assets or liabilities of such Loan Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.40) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.40. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among the Borrowers of their Obligations as set forth in this Section 2.40 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Loan Document.

(c) Representative of Borrowers. Co-Borrower hereby appoints Lead Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Co-Borrower agrees that any action taken by Lead Borrower as the agent, attorney-in-fact and representative of Co-Borrower shall be binding upon Co-Borrower to the same extent as if directly taken by Co-Borrower. Each Lender and each Agent agrees to provide all notices hereunder to Lead Borrower.

(d) Allocation of Loans. All Loans shall be made to Lead Borrower as borrower unless a different allocation of the Loans as between Lead Borrower and Co-Borrower with respect to any borrowing hereunder is included in the applicable Funding Notice.

ARTICLE THREE

CONDITIONS PRECEDENT

Section 3.01 Closing Date.

The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions on or before the Closing Date:

(a) Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document originally executed and delivered by each Lender and each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Authorized Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Lead Borrower and its Subsidiaries shall be as set forth on Schedule 4.02.

(d) Existing Indebtedness. Evidence satisfactory to Administrative Agent that on the Closing Date, Lead Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness (other than contingent indemnification obligations that survive the termination of such Existing Indebtedness), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Lead Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Lead Borrower and its Subsidiaries with respect thereto.

(e) Transaction Costs. On or prior to the Closing Date, Lead Borrower shall have delivered to Administrative Agent Lead Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof.

(g) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Material Real Estate Assets, Collateral Agent shall have received from Lead Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each owned Real Estate Asset listed in Schedule 3.01(g) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to Collateral Agent; and

(iii) (A) evidence as to whether any Closing Date Mortgaged Property is a Flood Hazard Property and (B) if any Closing Date Mortgage Property is a Flood Hazard Property, evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent.

(h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably requested by Collateral Agent.

(i) Financial Statements; Projections. Administrative Agent shall have received, on behalf of itself, the other Agents and Lenders, from Lead Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated financial statements of Tumi I and its Subsidiaries for the trailing twelve months most recently ended prior to the Closing Date for which financial statements are available, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Lenders, (iii) pro forma consolidated balance sheet of Tumi I and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Lenders and (iv) the Projections.

(j) Evidence of Insurance. Administrative Agent shall have received a certificate from Lead Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect and endorsements evidencing that Administrative Agent, for the benefit of Secured Parties, has been named as additional insured and lender’s loss payee thereunder to the extent required under Section 5.05. The Administrative Agent shall be satisfied with the amount, types, and terms and conditions of all insurance maintained by Lead Borrower and its Subsidiaries.

(k) Opinions of Counsel to Loan Parties. Administrative Agent shall have received, on behalf of itself, the other Agents and Lenders, originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom, LLP New York, Skadden, Arps, Slate, Meagher & Flom, LLP Paris, Skadden, Arps, Slate, Meagher & Flom, Hong Kong and Mandelbaum Salsburg PC, counsel for Loan Parties, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to Collateral Agent (and each Loan Party hereby instructs such counsel to deliver such opinions).

(l) Fees and Expenses. Lead Borrower shall have paid to Administrative Agent, the fees payable on the Closing Date referred to in Section 2.23 and all other accrued and unpaid fees, charges and reasonable expenses due to the Lenders, the Lead Arrangers, the Administrative Agent, counsel to the Lead Arrangers (directly to each such counsel if requested by the Administrative Agent) and any other Person in connection with the recording, filing and registration of any of the Loan Documents, to the extent due and invoiced.

(m) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Lead Borrower demonstrating that after giving effect to the consummation of the Transactions, Loan Parties taken as a whole are and will be Solvent.

(n) Closing Date Certificate. Lead Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o) U.S.A. Patriot Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 3.02 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue or extend any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, any Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of any Borrower or for otherwise acting in good faith.

Section 3.03 Post-Closing Matters.

To the extent such items have not been delivered as of the Closing Date, within sixty days after the Closing Date, unless waived or extended by the Collateral Agent in its reasonable discretion, Lead Borrower shall deliver the following to the Collateral Agent, with respect to each Closing Date Mortgaged Property:

(a) (i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (ii) evidence satisfactory to Collateral Agent that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

(b) An ALTA survey with respect to each Closing Date Mortgaged Property (or an affidavit of no change to the existing ALTA survey in form and substance reasonably satisfactory to Collateral Agent).

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

Section 4.01 Organization; Requisite Power and Authority; Qualification.

Each of the Borrowers and their respective Subsidiaries other than Immaterial Subsidiaries (a) is duly organized, validly existing and (in the case of Lead Borrower and its Subsidiaries which are Domestic Subsidiaries) in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has, or will have by the time required, all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02 Capital Stock and Ownership.

The Capital Stock of each of Lead Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Lead Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Lead Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Lead Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Lead Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Lead Borrower or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of Lead Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Transaction.

Section 4.03 Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04 No Conflict.

The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of (x) any material law or any governmental rule or regulation applicable to it, (y) its Organizational Documents except to the extent such violation could not be reasonably expected to have a Material Adverse Effect or (z) any order, judgment or decree of any court or other Governmental Authority binding on it, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of Lead Borrower or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Lead Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties) or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract of Lead Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.05 Governmental Consents.

The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and registrations, consents, approvals, notices or other action the failure of which could not reasonably be expected to have a Material Adverse Effect.

Section 4.06 Binding Obligation.

Subject to Legal Reservations, each Loan Document to which it is a party has been duly executed and delivered by it and is its legally valid and binding obligation, enforceable against it in accordance with its respective terms.

Section 4.07 Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP and are accurate and complete and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Lead Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and there have been no changes to the Historical Financial Statements or notes thereto which, in each case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Lead Borrower and any of its Subsidiaries taken as a whole.

Section 4.08 Projections.

On and as of the Closing Date, the monthly projections prepared by the management of Lead Borrower of balance sheets, income statements and cash flow statements of Tumi I and its Subsidiaries for each month following the Closing Date through the Revolving Commitment Termination Date (the “Projections”) are based on good faith estimates and assumptions made by the management of Lead Borrower; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Lead Borrower believed that the Projections were reasonable and attainable.

Section 4.09 No Material Adverse Change.

Since December 31, 2009, no change in the business, assets or financial condition of Lead Borrower and its Subsidiaries has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10 Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that are reasonably likely to be adversely determined and, if so adversely determined, could reasonably be expected to have a Material Adverse Effect (taking into account reserves made or the benefit warranties, indemnities or insurance cover in respect thereof). Neither Lead Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (taking into account reserves made or the benefit warranties, indemnities or insurance cover in respect thereof), or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Payment of Taxes.

Except as otherwise permitted under Section 5.03 or as could not reasonably be expected to have a Material Adverse Effect, (a) all tax returns and reports of Lead Borrower and its Subsidiaries required to be filed by any of them have been timely filed; and (b) all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Lead Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. To the best of its knowledge and belief after due inquiry, Lead Borrower knows of no proposed tax assessment against Lead Borrower or any of its Subsidiaries that is reasonably likely to be adversely determined, and, if so adversely determined, could reasonably be expected to have a Material Adverse Effect, that is not being actively contested by Lead Borrower or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Lead Borrower and/or its Subsidiaries, as the case may be; and as of the Closing Date (other than Liens for taxes not yet due and payable) no tax Lien has been filed, and to the knowledge of Lead Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12 Properties.

Each of Lead Borrower and its Material Subsidiaries (other than any Immaterial Subsidiaries) has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other tangible personal property) all of their respective properties and assets necessary to carry on its business as presently conducted, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08.

Section 4.13 Environmental Matters.

Except as could not reasonably be expected to result in a Material Adverse Effect; (a) neither Lead Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law or any Environmental Claim; (b) there are and, to each of Lead Borrower’s and its Subsidiaries’ knowledge, have been, no conditions or occurrences which could reasonably be expected to form the basis of an Environmental Claim against Lead Borrower or any of its Subsidiaries, or which could otherwise cause Lead Borrower or any of its Subsidiaries to incur liability or obligations under Environmental Law; and (c) Lead Borrower and its Subsidiaries are not in violation of any Environmental Laws and are capable of complying with all reasonably foreseeable future requirements.

Section 4.14 No Defaults.

Neither Lead Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than this Agreement), and no condition exists which could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Governmental Regulation.

Neither Lead Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act of 1935 or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Lead Borrower nor any of its Subsidiaries is a “registered investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.16 Margin Stock.

Neither Lead Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T of the Board of Governors.

Section 4.17 Solvency.

Each Loan Party is and, upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.18 Compliance with Statutes, etc.

Each of Lead Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business (including compliance with ERISA) and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.19 Disclosure.

No representation or warranty of any Loan Party contained in any Loan Document or in any certificates or written statements furnished to Lenders by or on behalf of Lead Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby on or prior to the Closing Date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Lead Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Lead Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.20 Intellectual Property.

Each of Lead Borrower and its Subsidiaries owns or has a valid right to use all Intellectual Property necessary for or used in the present conduct of its business and, with respect to Intellectual Property owned by Lead Borrower and its Subsidiaries, without any known infringement, misappropriation or other violation of the Intellectual Property of others and free from any Liens (except Permitted Liens), except where such infringement, misappropriation or other violation and Liens could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.21 Investigations, Audits, etc.

Neither Lead Borrower nor any of its Subsidiaries is the subject of (x) any pending review or audit by the Internal Revenue Service or any investigation by a Governmental Authority concerning the violation or possible violation of any law or (y) any pending litigation, judgment, action, charge, claim, demand, suit, petition, or arbitration, in each case, which could reasonably be expected to result in a Material Adverse Effect.

Section 4.22 Foreign Assets Control Regulations.

None of the Loan Parties or their Subsidiaries, is, or will be after consummation of the Transactions and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

Section 4.23 Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended (the “Act”).

ARTICLE FIVE

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) and cancellation or expiration of all Letters of Credit (or cash collateralization or backstop of all Letters of Credit in amounts and on terms reasonably satisfactory to Issuing Bank), each Loan Party shall perform all covenants in this Article Five.

Section 5.01 Financial Statements and Other Reports.

Lead Borrower will deliver to Administrative Agent and Administrative Agent will promptly deliver to Lenders:

(a) Monthly Reports. As soon as available, and in any event within thirty days after the end of each month ending after the Closing Date, the consolidated and consolidating balance sheet of Tumi I as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Tumi I for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided that Lead Borrower shall not be required to deliver any financial statements or other reports under this Section 5.01(a)(i) in relation to any month if it is required to deliver quarterly financial statements and reports pursuant to Section 5.01(b) within forty-five days after the end of such month;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Tumi I as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Tumi I for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Tumi I as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Tumi I for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a certification thereon of Grant Thornton LLP or a Big Four Accounting Firm or such other independent certified public accountants of recognized national standing, or such as selected by Borrower, and reasonably satisfactory to Administrative Agent which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement to the effect that, during the normal course of the annual audit, by such independent certified public accountants no Default or Event of Default under Section 6.06(a), 6.06(b) or Section 6.06(c) has come to their attention or, if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof;

(d) Compliance Certificate. Together with each delivery of financial statements of Lead Borrower and its Subsidiaries pursuant to Sections 5.01(a), 5.01(b) and 5.01(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Lead Borrower and its Subsidiaries delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Lead Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Lead Borrower with respect thereto; (ii) that any Person has given any notice to Lead Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of the Lead Borrower’s Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Lead Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Lead Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(h) Financial Plan. As soon as practicable and in any event no later than February 15 of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Lead Borrower and its Subsidiaries for each such Fiscal Year, (ii) forecasted consolidated statements of income and cash flows of Lead Borrower and its Subsidiaries for each month of each such Fiscal Year and (iii) forecasts demonstrating projected compliance with the requirements of Section 6.06 for the Fiscal Year in respect of which such Financial Plan is being delivered, together, in each case, with an explanation of the assumptions on which such forecasts are based, and Lead Borrower will ensure that each such Financial Plan (x) is prepared in conformity with GAAP and the financial reference periods applied to monthly reports under Section 5.01(a) and to financial statements under Section 5.01(b) and 5.01(c), and (y) has been approved by the Board of Directors of Lead Borrower; provided that, if Lead Borrower materially changes the forecasts in any Financial Plan, Lead Borrower will deliver to Administrative Agent revised forecasts together with an explanation of such material changes, whereupon the Financial Plan will be amended for the relevant period;

(i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Lead Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Lead Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

(j) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Lead Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(k) Information Regarding Collateral. Prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or corporate structure or (iii) in any Loan Party’s Federal Taxpayer Identification Number, and Lead Borrower agrees not to effect or permit any change referred to in the preceding clauses (i) through (iii) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents, and prompt written notice if any material portion of the Collateral is damaged or destroyed;

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Borrower shall deliver to the Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(m) Tax Notices. Promptly upon any officer of Lead Borrower obtaining knowledge of a tax event or liability not previously disclosed in writing by Lead Borrower to Administrative Agent which could reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements required by law to be sent or made available generally by Lead Borrower to its security holders and creditors acting in such capacity or by any Material Subsidiary of Lead Borrower to its security holders and creditors other than Lead Borrower or another Subsidiary of Lead Borrower and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Lead Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (B) promptly, such other information, data or forecasts with respect to the financial condition, business, property, assets, operations, performance or prospects of Lead Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

(o) Know Your Customer. Promptly upon the request of Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Eligible Assignee or Participant) in order for Administrative Agent, such Lender or any prospective Eligible Assignee or Participant to carry out, and be satisfied with the results of, all necessary “know your customer” or other checks in relation to the identity of any Person, that are is required by any applicable law, rule, regulation or order of any Governmental Authority to carry out in connection with the Transactions.

Section 5.02 Existence.

Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries other than Immaterial Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals and permits material to its business; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03 Payment of Taxes and Claims.

Each Loan Party will, and will cause each of its Subsidiaries to, pay all Federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim that has or may become a Lien other than a Permitted Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Lead Borrower or any of its Subsidiaries).

Section 5.04 Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the conduct of the business of Lead Borrower and its Subsidiaries, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance.

Lead Borrower will maintain or cause to be maintained, with financially sound and reputable insurers (i) insurance on and in relation to its business and assets as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Lead Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Administrative Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.

Section 5.06 Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records (subject to any applicable confidentiality requirements binding on such Loan Party or its Subsidiary), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested; provided that prior to the occurrence and continuance of a Default or Event of Default such visits will be limited to two per year and the representatives of any Lender must be accompanied by an authorized representative of Administrative Agent.

Section 5.07 Lenders Meetings.

At least two directors of Lead Borrower (one of whom will be the chief financial officer) will participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Lead Borrower’s corporate offices (or at such other location as may be agreed to by Lead Borrower and Administrative Agent) at such time as may be agreed to by Lead Borrower and Administrative Agent, about the business and financial performance of Lead Borrower and its Subsidiaries, and such other matters as Administrative Agent and Lenders reasonably request.

Section 5.08 Compliance with Laws.

Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Disclosure.

Lead Borrower will deliver to Administrative Agent and Lenders:

(a) promptly upon the occurrence or Lead Borrower’s or its Subsidiaries’ receipt of notice thereof, written notice describing in reasonable detail (1) any Release or discovery of the presence of contamination at any location that is reasonably likely to result in Borrower or any Subsidiary incurring cost for any related investigation or remedial action or otherwise becoming subject to any Environmental Claim that in either case could reasonably be expected to result in a Material Adverse Effect, (2) any Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, and (3) Lead Borrower’s or any its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(b) with reasonable promptness, such other documents and information (including any related environmental audits, investigations, analyses and reports) as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09.

Section 5.10 Hazardous Materials Activities, etc.

Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Subsidiaries.

In the event that any Person becomes a Domestic Subsidiary of Lead Borrower (other than an Immaterial Subsidiary or any Excluded Subsidiary), Lead Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(g), 3.01(h), 3.01(i), 3.01(k) and 3.03. In the event that any Person becomes a Foreign Subsidiary or an Excluded Subsidiary of Lead Borrower and a Material Subsidiary, and the Capital Stock of such Subsidiary is owned by Lead Borrower or by any Domestic Subsidiary (other than an Excluded Subsidiary) thereof, Lead Borrower shall, or shall cause such Domestic Subsidiary to, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), and Lead Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(g), 3.01(h) or 3.03 necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such Capital Stock. With respect to each such Subsidiary, Lead Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Lead Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Lead Borrower; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.12 Additional Material Real Estate Assets.

In the event that any Loan Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.01(g), 3.01(h), 3.01(i) and 3.03 with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

Section 5.13 [Intentionally Omitted].

Section 5.14 Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Loan Party will and will cause each of its Subsidiaries to, at such Loan Party’s or Loan Party’s Subsidiary’s expense, as the case may be, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by validly perfected, First

Priority liens on all of the assets of Lead Borrower and its Subsidiaries and all of the outstanding Capital Stock of Lead Borrower and Lead Borrower’s Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries including with respect to the matters referred to in Section 5.11). In furtherance of the foregoing, (i) within five weeks of the Closing Date, cause the Hong Kong Pledge Agreement, together with the prescribed particulars thereof, to be presented to the Hong Kong Companies Registry for registration and (ii) within four weeks of the Closing Date, cause the French Pledge Agreement either to be duly (x) registered with the French tax authorities (recette des impots) and provide service of notice of the French Pledge Agreement upon the Lead Borrower by bailiff (signification), or (y) registered on the special register (registre special) maintained for this purpose by the clerk office (greffe) of the Paris commercial court (tribunal de commerce).

Section 5.15 Miscellaneous Business Covenants.

Unless otherwise consented to by Agents or Requisite Lenders:

(a) Cash Management Systems. Lead Borrower shall, and shall cause its Subsidiaries to, establish and maintain cash management systems reasonably acceptable to Administrative Agent (it being understood and agreed that the cash management systems in place on the Closing Date are reasonably acceptable). Lead Borrower shall, and shall cause the other Loan Parties to, at all times ensure that all Cash and Cash Equivalents held by it are subject to a valid and perfected First Priority security interest in favor of Collateral Agent for the benefit of the Secured Parties; provided that (i) accounts established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees, (ii) local accounts of retail stores with amounts on deposit of up to $500,000 in the aggregate at any one time for all such entities, (iii) local accounts of retail stores (with amounts on deposit in excess of the amount permitted under clause (ii) above) that are swept no less frequently than bi-monthly, and (iv) save for not more than one continuous period of no longer than one month in any period of twelve (12) months, Cash and Cash Equivalents of up to $2,000,000 in the aggregate at any one time for all such entities, in each case shall not be required to be subject to such perfected security interests.

(b) Employee Benefit Plans. Lead Borrower shall, and shall cause its Subsidiaries to, ensure that all Employee Benefit Plans operated by or maintained for the benefit of Lead Borrower and its Subsidiaries and/or any of their employees are funded substantially in accordance with maximum funding requirements, and based on reasonable actuarial assumptions and recommendations and are operated or maintained in all material respects as required by all applicable laws, rules, regulations and order of any Governmental Authority (including ERISA) except where failure to fund, operate or maintain could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16 Books and Records.

The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.17 Performance of Leases, Related Documents and Other Material Agreements.

Lead Borrower and its Subsidiaries shall maintain all leases of real and personal property and all Material Contracts (including, without limitation, debt agreements and Capital Leases) to which they are a party without default or right of the lessor or other obligee to terminate or accelerate thereunder.

ARTICLE SIX

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) and cancellation or expiration of all Letters of Credit (or cash collateralization or backstop of all Letters of Credit in amounts and on terms reasonably satisfactory to Issuing Bank), each Loan Party shall perform all covenants in this Article Six.

Section 6.01 Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Loan Party or any Subsidiary of a Loan Party to any other Loan Party; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be pledged pursuant to the Pledge and Security Agreement and subject to a perfected First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, and (ii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to any Borrower or to any of its Subsidiaries for whose benefit such payment is made and any Indebtedness of a non Loan Party to a Loan Party shall not exceed $10,000,000 in the aggregate;

(c) (i) Indebtedness of any Subsidiary which is not a Loan Party to any other Subsidiary which is not a Loan Party and (ii) Indebtedness of any Loan Party to any Subsidiary which is not a Loan Party; provided that such Indebtedness permitted by this clause (ii) is unsecured and if the aggregate amount of Indebtedness exceeds $1,000,000, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to Administrative Agent;

(d) Indebtedness incurred by Lead Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Lead Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Lead Borrower or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, cash pooling, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Lead Borrower and its Subsidiaries;

(h) guaranties by any Borrower of Indebtedness of a Guarantor or guaranties by a Subsidiary of any Borrower of Indebtedness of the other Borrower or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(i) Indebtedness described in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j) Indebtedness with respect to Capital Leases in an aggregate amount not to exceed at any time $2,000,000;

(k) purchase money Indebtedness in an aggregate amount not to exceed at any time $1,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;

(l) Indebtedness in respect of any Hedge Agreement otherwise permitted to be incurred hereunder;

(m) Indebtedness arising under a guaranty or indemnity for the liabilities or obligations of an employee or director of any Loan Party or its Subsidiaries to the extent the aggregate maximum actual and contingent liability under such guaranties or indemnities does not exceed, when aggregated with Investments permitted by Section 6.05(f), $500,000;

(n) Indebtedness arising in respect of deferred consideration payable for a Permitted Acquisition;

(o) Indebtedness incurred to finance the acquisition, construction or development of any assets if (i) the Persons providing such financing expressly agree to solely have recourse to the assets financed and the revenues to be generated by the operation of, or loss of or damage to, such assets as the only source for the payment or repayment of such Indebtedness and (ii) such Indebtedness is not guarantied by Lead Borrower or any of its Subsidiaries;

(p) Indebtedness incurred under Local Facilities, provided that the aggregate amount of such Indebtedness does not exceed $2,000,000;

(q) Indebtedness assumed as a result of a Permitted Reorganization; and

(r) other unsecured Indebtedness of Lead Borrower and its Subsidiaries not referred to in Sections 6.01(a)-(q) in an aggregate amount not to exceed at any time $4,000,000. For the purposes of determining whether the monetary limit in this Section 6.01(r) has been exceeded any guaranty, indemnity or counter-indemnity obligation in respect of other forms of Indebtedness falling within this Section 6.01(r) will not be double counted.

Section 6.02 Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Lead Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Lead Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens (whether for any Permitted Acquisition or disposition) in respect of any cash earnest money deposits made by Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other Intellectual Property granted by Lead Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Lead Borrower or such Subsidiary;

(l) Liens described in Schedule 6.02 or on a title report delivered pursuant to Section 3.03(a);

(m) Liens securing Indebtedness permitted pursuant to Sections 6.01(j) or (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Section 8.01;

(o) Liens over or affecting any asset acquired by any Loan Party or its Subsidiaries or an asset of any Person which becomes a Subsidiary of any Loan Party after the Closing Date, where such Liens were created prior to the date on which such Person became a Subsidiary of such Loan Party or before such asset was so acquired, provided: (i) such Liens were not created in contemplation of the acquisition of such Person or asset; (ii) the Obligations have not increased in contemplation of, or since, the acquisition of such Person or asset; and (iii) such Liens are removed or discharged within six (6) months of such Person becoming a Subsidiary of any Loan Party or any of its Subsidiaries or of such asset purchase, as applicable;

(p) any netting or set-off or cash pooling arrangement entered into by Lead Borrower or any of its Subsidiaries in the ordinary course of its financing arrangements for the purpose of netting debit and credit balances of Lead Borrower or any of its Subsidiaries;

(q) Liens (including bankers’ Liens) arising by operation of law in the ordinary course of business and any right of set-off arising in the ordinary course of business or by operation of law;

(r) any netting or set-off arrangement entered into by Lead Borrower or any of its Subsidiaries under a Hedge Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(s) any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Lead Borrower or any of its Subsidiaries in the ordinary course of business and on the supplier’s standard or usual terms;

(t) Liens over any rental deposit granted by Lead Borrower or any of its Subsidiaries (which holds a leasehold) to the holders of the freehold or leasehold interest in real property;

(u) Liens created to secure Indebtedness permitted under Section 6.01(o) on the assets acquired, constructed or developed with such proceeds;

(v) any Lien arising as a result of any sale, transfer, or other disposal of an asset by a Loan Party to another Loan Party on terms where it may be leased to or re-acquired by a Loan Party;

(w) Liens which exist in respect of any asset of Lead Borrower or any of its Subsidiaries, the value of which (when aggregated with the value of any other assets of Lead Borrower or any of its Subsidiaries over which Liens exist, other than any permitted under Sections 6.02(a)-(v)) does not exceed $3,500,000. For the purposes of this Section 6.02(w), the value of an asset shall be the higher of its book value and market value.

Section 6.03 Restricted Junior Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment except that:

(a) Lead Borrower may make Restricted Junior Payments to Tumi I and Tumi II so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $250,000 in any Fiscal Year, to the extent necessary to permit Tumi I and Tumi II to pay general administrative costs and expenses;

(b) so long as (i) no Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) Lead Borrower and its Subsidiaries are members of a group filing a consolidated or combined tax return with a common parent company, in respect of an allocable portion of the tax liabilities of such group that are attributable to Lead Borrower and such Subsidiaries (including, without limitation, all franchise taxes and corporate income taxes), Lead

Borrower may make Restricted Junior Payments to the extent necessary to permit the direct or indirect parent to discharge any tax liabilities payable with respect to it, in each case so long as the direct or indirect parent (as the case may be) applies the amount of any such Restricted Junior Payment for such purpose within thirty days of the receipt thereof; provided that the amount of the Restricted Junior Payment in any taxable year pursuant to clause (b)(ii) shall not exceed the amount that Lead Borrower and any such Subsidiaries would be required to pay in respect of federal, state and local taxes if Lead Borrower and such Subsidiaries were to file a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Lead Borrower and such Subsidiaries from other taxable years; and

(c) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Lead Borrower or any of its Subsidiaries may make distributions to Tumi I or Tumi II to enable Tumi I to repurchase its equity interests owned by senior management of Tumi II or Lead Borrower (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in connection with the death, disability or departure of such senior management in an aggregate amount not to exceed $1,000,000 in any fiscal year (it being understood and agreed that any such amount not utilized in any fiscal year may be carried forward and utilized in subsequent fiscal years) and in an aggregate amount not to exceed $3,000,000 from the Closing Date up to and including the Term Loan Maturity Date; provided that any amounts in this clause (c) will be reduced by the principal amount of loans provided pursuant to Section 6.05(s).

Section 6.04 Restrictions on Subsidiary Distributions.

Except as provided herein or in any other Loan Document, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Lead Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Lead Borrower or any other Subsidiary of Lead Borrower;

(b) repay or prepay any Indebtedness owed by such Subsidiary to Lead Borrower or any other Subsidiary of Lead Borrower;

(c) make loans or advances to Lead Borrower or any other Subsidiary of Lead Borrower; or

(d) transfer any of its property or assets to Lead Borrower or any Subsidiary of Lead Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, or (iv) in Local Facilities permitted by Section 6.01(p).

Section 6.05 Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a) Cash Equivalents;

(b) (i) any Investments owned as of the Closing Date in any Domestic Subsidiary, (ii) Investments (other than intercompany loans) made after the Closing Date in Loan Parties, and (iii) Investments (other than intercompany loans) by any Subsidiary which is not a Loan Party in any Loan Party or any other Subsidiary which is not a Loan Party;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Lead Borrower and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.01(b) or (c);

(e) Consolidated Capital Expenditures permitted by Section 6.06(c);

(f) loans and advances to employees of Lead Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(g) Investments made in connection with Permitted Acquisitions;

(h) Investments described in Schedule 6.05;

(i) guaranties, indemnities, bonds or letters of credit provided in connection with Cash pooling arrangements permitted pursuant to Section 6.02(p);

(j) guaranties, bonds, or letters of credit provided in connection with any leases of Real Estate Assets entered into in the ordinary course of business of Lead Borrower or any of its Subsidiaries and upon terms usual for such business;

(k) guaranties, bonds, or letters of credit provided in connection with credit granted to Lead Borrower or any of its Subsidiaries under any deferred purchase agreement entered into in the ordinary course of business and upon terms usual for such business provided that such Investment is (i) a guaranty, bond or letter of credit given by (A) Lead Borrower to any of its Subsidiaries for the obligations of such Subsidiary, (B) any of Lead Borrower’s Subsidiaries for the obligations of Lead Borrower or (C) any of Lead Borrower’s Subsidiaries for the obligations of any other of Lead Borrower’s Subsidiaries, in each case under such deferred purchase agreement; or (ii) a guaranty, indemnity, bond or letter of credit given by (A) Lead Borrower to any of its Subsidiaries for the obligations of such Subsidiary, (B) any of Lead Borrower’s Subsidiaries for the obligation of Lead Borrower or (C) any of Lead Borrower’s Subsidiaries for the obligations of any other of Lead Borrower’s Subsidiaries, in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or other instrument issued by a bank or financial institution (on normal commercial terms) to support the obligations of Lead Borrower or any of its Subsidiaries under such deferred purchase agreement;

(l) trade credit extended by Lead Borrower or any of its Subsidiaries to its customers in the ordinary course of business;

(m) guaranties given by Lead Borrower or any of its Subsidiaries in respect of the Environmental Claim;

(n) loans, credit or financial accommodation made or given by Lead Borrower or any of its Subsidiaries in connection with a Permitted Reorganization;

(o) loans made by any Borrower to any of its Subsidiaries using the proceeds of the Revolving Loans; provided the aggregate outstanding amount of such loans does not exceed $2,500,000 at any time;

(p) Investments by a Loan Party in, and loans, credit or financial accommodation or guaranties, indemnities, bonds or letters of credit provided by a Loan Party to or in favor of Tumi Japan pursuant to provisions of the Japanese JV Agreement;

(q) Investments by a Loan Party in, and loans, credit or financial accommodation or guaranties, indemnities, bonds or letters of credit provided by a Loan Party to or in favor of a Joint Venture in which such Loan Party owns shares; provided (i) the aggregate amount of such investments, loans and/or guaranties, as applicable, does not exceed $1,000,000 at any time in the case of any Joint Venture, and (ii) the aggregate amount of all such loans and/or guaranties permitted under this Section 6.05(q) does not exceed $3,000,000 at any time;

(r) loans, credit or financial accommodation or guaranties, indemnities, bonds or letters of credit provided by a Loan Party to or in favor of any Subsidiary of Lead Borrower which is not a Loan Party, so long as the aggregate of the Indebtedness under any such loans and/or guaranties and any other Indebtedness between a Loan Party and any Subsidiary or Subsidiaries of Lead Borrower which is not a Loan Party or which are not Loan Parties, as the case may be, does not in the aggregate exceed $4,000,000 (or its equivalent) at any time;

(s) loans provided to Tumi I or Tumi II in lieu of any Restricted Junior Payment permitted by Section 6.03(c) to enable Tumi I to repurchase its equity interests owned by senior management in an aggregate amount not to exceed $500,000 in any fiscal year (it being understood and agreed that any such amount not utilized in any fiscal year may be carried forward and utilized in subsequent fiscal years) and in an aggregate amount not to exceed $2,000,000 from the Closing Date up to and including the Term Loan Maturity Date; provided that at the time such loan was provided, no Event of Default shall have occurred and be continuing;

(t) Investments by Lead Borrower (i) to purchase additional Capital Stock of Tumi Japan and (ii) in any partner stores identified on Schedule 6.05; provided the aggregate amount of such Investments permitted under this Section 6.05(t) does not exceed $5,000,000 at any time; and

(u) other Investments (other than Investments in Foreign Subsidiaries) in an aggregate amount not to exceed at any time $2,000,000.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.03.

Section 6.06 Financial Covenants.

(a) Interest Coverage Ratio. Lead Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to be less than the correlative ratio indicated:

PERIOD	INTEREST COVERAGE RATIO
Closing Date through
Fiscal Quarter ended December 31, 2011	3.00:1.00
Fiscal Quarter ended March 31, 2012 and thereafter	4.00:1.00

(b) Total Leverage Ratio. Lead Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to exceed the correlative ratio indicated:

PERIOD	TOTAL LEVERAGE RATIO
Closing Date through
Fiscal Quarter ended December 31, 2011	2.50:1.00
Fiscal Quarter ended March 31, 2012 through Fiscal Quarter ended December 31, 2012	2.25:1.00
Fiscal Quarter ended March 31, 2013 through Fiscal Quarter ended December 31, 2013	2.00:1.00
Fiscal Quarter ended March 31, 2014 and thereafter	1.75:1.00

(c) Maximum Consolidated Capital Expenditures. Lead Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year in an aggregate amount for Lead Borrower and its Subsidiaries in excess of $16,000,000; provided that the amount of Consolidated Capital Expenditures permitted for a Fiscal Year shall be increased (without giving effect to any adjustments made in accordance with this proviso in any prior Fiscal Years) by an amount equal to 50% of (i) $16,000,000 minus (ii) the aggregate amount of Consolidated Capital Expenditures made or incurred by Lead Borrower and its Subsidiaries during the immediately preceding Fiscal Year.

(d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.06 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Lead Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Lead Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.07 Fundamental Chances; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, equipment or other assets necessary for the conduct of business where such purchases or acquisitions are made in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) pursuant to any Permitted Reorganizations;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales in exchange for, or where the sale proceeds of which are used within twelve (12) months of receipt to purchase, replacement fixed assets comparable or superior as to type, value and quality or are contractually committed to be applied to purchase replacement fixed assets comparable or superior as to type, value and quality within two hundred seventy (270) days, and are so applied within twelve (12) months of receipt of the proceeds of such Asset Sales;

(d) disposals of obsolete, worn out or surplus plant, machinery equipment or other property;

(e) Permitted Acquisitions;

(f) disposals of Cash where such disposal is not otherwise prohibited by the Loan Documents;

(g) disposals of Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;

(h) disposals consisting of, or arising pursuant to, Permitted Liens;

(i) disposals as a result of any Permitted Reorganization;

(j) disposals of assets for Cash where the higher of market value of the assets and net consideration received (when aggregated with the higher of the market value of the assets and net consideration received for any other disposal of assets by Lead Borrower or any of its Subsidiaries not permitted under Sections 6.07(b)-(d) or under Sections 6.07(f)-(i)) does not exceed $2,000,000 (or its equivalent) in aggregate;

(k) Investments made in accordance with Section 6.05;

(l) disposals consisting of closures of stores in the ordinary course of business;

(m) the abandonment or other disposition of Intellectual Property that is no longer used in, or necessary for the conduct of, the business of Lead Borrower or any of its Subsidiaries;

(n) the dissolution, liquidation or winding-up of the affairs of any Immaterial Subsidiary, provided that such dissolution, liquidation or winding-up, as the case may be, of such Immaterial Subsidiary could not reasonably be expected to result in a Material Adverse Effect; or

(o) the sub-letting of property in the ordinary course of business and consistent with past practice.

Section 6.08 Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.07, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents and to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents and to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.09 Sales and Lease-Backs.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Lead Borrower or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Lead Borrower or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease.

Section 6.10 Transactions with Shareholders and Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower or of any such holder (other than with a Loan Party), unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to the applicable Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided the foregoing restriction shall not apply to (a) the payment by Lead Borrower, and its Subsidiaries of reasonable and customary fees to members of its Subsidiaries’ Boards of Directors, (b) the transfer of funds to Sponsor or any direct or indirect parent of Lead Borrower to enable such Person to pay administrative or legal fees otherwise payable by such Person on account of any Loan Party or its Subsidiaries and the payment and provision of reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers; (c) compensation arrangements for officers and other employees of Lead Borrower and its Subsidiaries entered into in the ordinary course of business; (d) the payment of management fees to the extent otherwise permitted hereunder; (e) reasonable and commercially appropriate marketing incentives or promotional activities and (f) Permitted Reorganizations, Investments made by any Loan Party or one of its Subsidiaries in or to another Loan Party or its Subsidiaries, in each case, as permitted by Section 6.05 and Indebtedness incurred by any Loan Party or its Subsidiaries to another Loan Party or its Subsidiaries, in each case, as permitted by Section 6.01.

Section 6.11 Change of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) businesses in the general nature of the business engaged in by such Loan Party on the Closing Date and similar or reasonably related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.12 Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

ARTICLE SEVEN

GUARANTY

Section 7.01 Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable

Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the applicable Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the applicable Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents, the Hedge Agreements or the Cash Management Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, the Hedge Agreements or the Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements, any of the Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement, such Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) the

Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any of the Hedge Agreements or any of the Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Lead Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to setoffs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations.

Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or Borrower.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrowers.

Any Credit Extension may be made to any Borrower or continued from time to time, and any Hedge Agreements or any Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the applicable Borrower at the time of any such grant or continuation or at the time such Hedge Agreement or Cash Management Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, the Hedge Agreements and the Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

ARTICLE EIGHT

EVENTS OF DEFAULT

Section 8.01 Events of Default.

If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Unless the applicable Borrower’s failure to pay is caused solely by administrative or technical error and payment is made within three (3) Business Days of its due date, failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment (which has not been revoked), by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in

Section 8.01(a)) in an aggregate principal amount of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.16, Section 5.02 (with respect to Borrowers only) or Article Six; or (ii) failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) through (d) and such failure shall not have been remedied (if capable of remedy) or waived within twenty (20) Business Days after such failure; or

(d) Breach of Representations, etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate at any time given by any Loan Party or any of its Subsidiaries in writing shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in paragraph (c) of this Section 8.01, and such default shall not have been remedied (if capable of remedy) or waived within twenty (20) Business Days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Lead Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Borrower or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Borrower or any of its Material Subsidiaries and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) any Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or any material non-monetary judgment shall be entered or filed against Lead Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien under Section 430 of the Internal Revenue Code or security interest under Section 436 of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be legal, valid, binding and (subject to Legal Reservations) enforceable (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a legal, valid, binding, (subject to Legal Reservations) and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the legality, validity, binding effect and (subject to Legal Reservations) enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Lead Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations under the Loan Documents; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.04(d) and Section 2.11; (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct the applicable Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.01(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for such Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

Section 8.02 Crediting of Payment and Proceeds.

In the event that the Obligations have been accelerated pursuant to Section 8.01 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Collateral Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swing Line Lender in its capacity as such, ratably among the Administrative Agent, the Collateral Agent, the Issuing Bank and Swing Line Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and reimbursement obligations in respect of Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, reimbursement obligations in respect of any Letters of Credit and payment obligations then owing under Hedge Agreements, ratably among the Lenders, the Issuing Bank and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any Letters of Credit then outstanding;

Sixth, to payment of that portion of the Obligations constituting payment obligations then owing under Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

Notwithstanding the foregoing, Obligations arising under Cash Management Agreements and Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Lender Counterparty, as the case may be. Each Cash Management Bank or Lender Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article Nine for itself and its Affiliates as if a “Lender” party hereto.

Section 8.03 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 6.06 (or any anticipated Event of Default thereunder), from the date which is ten days prior to the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder and until the expiration of the tenth day after the date on which such financial statements are required to be delivered, Lead Borrower may issue Capital Stock (other than Disqualified Stock) to Tumi II and apply the proceeds thereof either to (i) prepay Term Loans hereunder and/or (ii) increase Consolidated Adjusted EBITDA with respect to such Fiscal Quarter and/or month, in each case as selected by Lead Borrower at the time such proceeds are so applied (the “Cure Right”); provided that (A) such proceeds are actually received by Lead Borrower no later than ten days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder, (B) such proceeds do not exceed the aggregate amount necessary to cure such Event of Default under Section 6.06 for the then applicable four Fiscal Quarter period or applicable month, (C) such proceeds may not be applied to fund Restricted Junior

Payments or Investments, (D) notwithstanding whether some or all of such proceeds are used to increase Consolidated Adjusted EBITDA, at least 50% of such proceeds are nevertheless to be applied to prepay Term Loans hereunder in accordance with Sections 2.25 and 2.30, (E) the aggregate proceeds of all Cure Rights exercised during any period of four consecutive Fiscal Quarters may not exceed $7,000,000 and (F) to the extent the proceeds of a Cure Right are used to increase Consolidated Adjusted EBITDA with respect to a Fiscal Quarter, such proceeds may not be used in the computation of Consolidated Adjusted EBITDA for any Fiscal Quarter other than the Fiscal Quarter in respect of which the Cure Right first arose. The parties hereby acknowledge that this Section 8.03(a) may not be relied on for any purposes other than to demonstrate compliance with Section 6.06 for purposes of determining whether a Default or an Event of Default exists and shall not result in any adjustment to any amounts other than the amount of the Consolidated Adjusted EBITDA or Loans referred to in the immediately preceding sentence.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised and (ii) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters with respect to which the Cure Right is not exercised.

ARTICLE NINE

AGENTS

Section 9.01 Appointment and Authority.

Each of the Lenders, the Swing Line Lender and the Issuing Bank hereby irrevocably appoints Wells Fargo as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article Nine are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Borrower or any Subsidiary thereof shall have rights as third party beneficiaries of any of such provisions.

Wells Fargo shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Lender Counterparty or Cash Management Bank) and Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to this Article Nine for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of Articles Nine and Ten (including Section 10.02, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender.

The Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent and the Collateral Agent hereunder in their individual capacity. The Administrative Agent and the Collateral Agent and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent and the Collateral Agent are required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent and Collateral Agent to liability or that is contrary to any Loan Document or applicable law, and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Administrative Agent and the Collateral Agent or any of their Affiliates in any capacity.

The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Administrative Agent and the Collateral Agent by any Borrower, a Lender or Issuing Bank.

The Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article Three or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.

Section 9.04 Reliance by Administrative Agent and the Collateral Agent.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent and the Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such sub-agent with the approval of Administrative Agent (such appointing sub-agent is referred to in this Section 9.05 as an “Appointing Sub-Agent”). Administrative Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article Nine and of Section 10.02 shall apply to any of the Related Parties of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article Nine and of Section 10.02 shall apply to each such sub-agent and to the Related Parties of each sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Article Nine were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such subagent, and (iii) such sub-agent shall only have obligations to Administrative Agent and, if applicable, an Appointing Sub-Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06 Resignation of Administrative Agent.

Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right (provided no Default or Event of Default has occurred), with the consent of Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation, then the retiring Administrative Agent and Collateral Agent may (provided no Default or Event of Default has occurred), with the consent of Lead Borrower, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if Administrative Agent and Collateral Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article Nine and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation of Administrative Agent or Collateral Agent pursuant to this Section shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender and Issuing Bank. Upon the acceptance of a successor’s appointment hereunder as Administrative Agent or Collateral Agent, as applicable, (a) any successor Administrative Agent appointed pursuant to this Section shall become the successor Swing Line Lender and Issuing Bank for all purposes hereunder, (b) the retiring Swing Line Lender and Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) in such event Borrowers shall prepay any outstanding Swing Line Loans made by the retiring or Administrative Agent or Collateral Agent in its capacity as Swing Line Lender and (d) the successor Issuing Bank shall issue letters of credit in substitution for Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Agents and Other Lenders.

Each Lender, the Swing Line Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.09 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender (including in its or any of its Affiliate’s capacities as a Lender Counterparty or Cash Management Bank, as applicable) hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.04, without further written consent or authorization from Lenders (subject to the paragraph below), Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented, (iii) release any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent, for the ratable benefit of the Secured Parties, under any Loan Document upon the termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or backstop or cash collateralization of all Letters of Credit in amounts and on terms reasonably satisfactory to Issuing Bank) or (iv) subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Permitted Lien.

Upon request by the Administrative Agent or Collateral Agent, as applicable, at any time, the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty. In each case as specified in this Section, the Administrative Agent or Collateral Agent, as applicable, will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, (other than Section 10.03), Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) No Lender Counterparty or Cash Management Bank shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article Nine to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedge Agreements and Cash Management Agreements unless the Administrative Agent has received written notice of such Hedge Agreements and such Cash Management Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Bank.

Section 9.10 Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.

ARTICLE TEN

MISCELLANEOUS

Section 10.01 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Borrower, through Lead Borrower, at 1001 Durham Avenue, South Plainfield, NJ 07080; Attention Michael Mardy (Telecopier No. (908) 756-6675; Telephone No. (908) 756-4400;

(ii) if to Administrative Agent, the Swing Line Lender or Wells Fargo in its capacity as Issuing Bank, to Wells Fargo Bank, National Association, MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, Attention of: Syndication Agency Services, Telephone No.: (704) 590-2703, Telecopy No.: (704) 590-3481; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if a confirmation has been received and if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article Two if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto.

Section 10.02 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agents, Lead Arrangers, any Lender, Swing Line Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Agents, any Lender, Swing Line Lender or the Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrowers. Borrowers shall indemnify the Agents (and any sub-agent thereof), each Lender, Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee (excluding Taxes, which shall be governed by Section 2.36), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transaction and any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Lead Borrower or any of its Subsidiaries, or any Environmental Claim, or other liability or obligation arising out of Environmental Law related in any way to Lead Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; and provided further that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to Indemnified Liabilities arising out of legal proceedings commenced against a Lender by the assignee of such Lender to the extent such proceedings relates (A) solely to breaches of representations or warranties of such assigning Lender regarding ownership or authority to assign all or a portion of its Commitment or Loans owing to it or other Obligation, or (B) principally to statements or representations made by an assigning Lender to such assignee that were not based upon information supplied by the applicable Borrower.

(c) Reimbursement by Lenders. To the extent that any Borrower fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), the Issuing Bank or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent), Issuing Bank or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.11.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.02 shall be payable not later than five (5) Business Days after demand therefor.

Section 10.03 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Line Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against and on account of any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Swing Line Lender or the Issuing Bank, irrespective of whether or not such Lender, the Swing Line Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Swing Line Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Swing Line Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Swing Line Lender, the Issuing Bank or their respective Affiliates may have. Each Lender, the Swing Line Lender and the Issuing Bank agrees promptly to notify the applicable Borrower and Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.04 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.04(b) and 10.04(c), no amendment, modification, termination or waiver of any provision of the Loan Documents (other than Letters of Credit or documents or certificates related thereto, the Agent Fee Letter and the Joint Fee Letter), or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or change Section 8.02 in a manner that would alter the ratable sharing of payments required thereby;

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest (including the Applicable Margin) on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.22) or any fee payable hereunder or change the cash pay nature of any such interest;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.04(b) or Section 10.04(c);

(viii) amend, directly or indirectly, the definition of “Requisite Lenders” or “Pro Rata Share” (or any other defined terms used to define terms); provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as Term Loan Commitments, Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release (A) all or substantially all of the Collateral, (B) all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty or (C) any Borrower from its obligations as such (unless such Borrower remains a Loan Party), in each case, except as expressly provided in the Loan Documents; or

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to (A) the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender or (B) the Letter of Credit Sublimit or any Letter of Credit issued or to be issued without the consent of the Issuing Bank;

(iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.30 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.11 without the written consent of Administrative Agent and of Issuing Bank; or

(vi) amend, modify, terminate or waive any provision of Article Nine as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

Section 10.05 Execution of Amendments, etc.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any

Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and (B) in any case not described in paragraph (b)(i)(A) of this Section, such assignment must be in an amount of not less than $2,500,000 and, following such assignment, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of each of the assigning and assignee Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of Revolving Commitments and Revolving Loans, or $5,000,000, in the case of any assignment in respect of Term Loans, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed, it being understood that it shall be reasonable for the Borrowers to withhold consent with respect to an assignment to competitors of the Loan Parties or the Sponsor (other than independently managed bona fide debt funds affiliated with such competitors of the Sponsor));

(ii) Proportionate Amounts. each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any lender from assigning all or a portion of its rights and obligations among separate Classes on a non pro rata basis;

(iii) Assignment and Assumption Agreement. the parties to an assignment shall (A) electronically execute and deliver to the Administrative Agent and Lead Borrower an Assignment and Assumption Agreement via an electronic settlement acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent and Lead Borrower an Assignment and Assumption Agreement; and

(iv) Assignment Fee and Administrative Questionnaire. the parties to each assignment shall deliver to Administrative Agent a processing and recordation fee of $3,500 (or as otherwise agreed by Administrative Agent) and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any forms or other documents required pursuant to Section 2.36.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Sections 2.34, 2.35 and 10.02 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural person or to any Borrower or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells participations in any portion of such Lender’s rights and/or obligations under this Agreement shall, as agent of Borrowers, solely for purpose of this Section 10.06(d), record in book entries maintained by such Lender the name of each Participant and the amount of the participating interest of such Participant; provided, however, that such Lender shall have no obligation to show such book entries to any Borrower or any Affiliate of any Borrower other than as reasonably required in connection with an audit or other investigation by a taxing authority.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to: (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.33(c), 2.34, 2.35 and 2.36 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender, provided such Participant agrees to be subject to Section 2.32 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.33(c), 2.34, 2.35 and 2.36 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.36 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.36(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrowers, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make any Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.06, any SPV may (i) with notice to, but without the prior written consent of, Borrowers and Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This subsection 10.06(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under subsection 2.29 than its Granting Lender would have been entitled to absent the use of such SPV.

(h) Any Lender that is an Additional Issuing Bank may at any time assign all of its Commitments pursuant to, and subject to the terms of, this Section. If such Additional Issuing Bank ceases to be a Lender, it shall resign as an Additional Issuing Bank. In addition, any Additional Issuing Bank may at any time give notice of its resignation as an Additional Issuing Bank to the Administrative Agent and the Borrowers. Upon the resignation of any Additional Issuing Bank, such Additional Issuing Bank’s obligations to issue Letters of Credit shall terminate, and in the event any Letters of Credit issued by such Additional Issuing Bank are outstanding at the time of its resignation, Borrowers shall terminate, backstop or cash collateralize such Letters of Credit or coordinate with any other Issuing Bank to have letters of credit issued in substitution for such Letters of Credit issued by such Additional Issuing Bank.

Section 10.07 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.33(c), 2.34, 2.35, 2.36, 10.02 and 10.03 and the agreements of Lenders set forth in Sections 2.33, 9.03 and 10.02 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents, any of the Hedge Agreements or any of the Cash Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside.

No Agent or Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability.

In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) Submission to Jurisdiction. Each Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A)

CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 Treatment of Certain Information; Confidentiality.

Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below) and except as consented to by Borrowers, not use such Information other than for purposes related to this Agreement, except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and except as consented to by Borrowers, not use such Information other than for purposes related to this Agreement), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or under any Hedge Agreement or Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Hedge Agreement or Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and such Borrower’s obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agents, any Lender or the Issuing Bank on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Lead Borrower or any of its Subsidiaries relating to Lead Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Lead Borrower or any of its Subsidiaries; provided that, in the case of information received from Lead Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges, fees or other amounts in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the applicable Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the applicable Borrower.

Section 10.18 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article Three, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof, and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

Section 10.21 Patriot Act Notification.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

Section 10.22 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of each Borrower in respect of any sum due from such Borrower to any Agent or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to such Borrower.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

TUMI, INC., as a Borrower

By:	/s/ Michael J. Mardy
Name:	Michael J. Mardy
Title:	CFO/VP/Treasurer

TUMI STORES, INC., as a Borrower

By:	/s/ Michael J. Mardy
Name:	Michael J. Mardy
Title:	CFO/VP/Treasurer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender

By:	/s/ Robert K. Strunk II
Name:	Robert K. Strunk II
Title:	Senior Vice President

CAPITAL ONE, NA, as Syndication Agent and a Lender

By:	/s/ Thomas P. Higgins
Name:	Thomas P. Higgins
Title:	Senior Vice President

SOVEREIGN BANK, as a Lender

By:	/s/ Jay Klatsky
Name:	Jay Klatsky
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Christer M. Andresen
Name:	Christer M. Andresen
Title:	Senior Vice President

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

TERM LOAN COMMITMENTS

LENDER	TERM LOAN COMMITMENT	PERCENTAGE OF AGGREGATE TERM LOAN COMMITMENTS
Wells Fargo Bank, National Association	$26,571,428.57	34.285714286%
Capital One, N.A.	$26,571,428.57	34.285714286%
Sovereign Bank	$15,500,000.00	20.000000000%
Citizens Bank of Pennsylvania	$8,857,142.86	11.428571429%
	$77,500,000.00	100.000000000%

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

REVOLVING COMMITMENTS

LENDER	REVOLVING COMMITMENT	PERCENTAGE OF AGGREGATE REVOLVING COMMITMENTS
Wells Fargo Bank, National Association	$3,428,571.43	34.285714286%
Capital One, N.A.	$3,428,571.43	34.285714286%
Sovereign Bank	$2,000,000.00	20.000000000%
Citizens Bank of Pennsylvania	$1,142,857.14	11.428571429%
	$10,000,000.00	100.000000000%

SCHEDULE 1.01

MANDATORY COST FORMULAE

1. The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of a Borrower or any Lender, deliver to such Borrower or such Lender, as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3. The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that lending office.

4. The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01 per cent per annum

100 - (A+C)

in relation to any Loan in any currency other than Sterling:

E x 0.01 per cent per annum

Where:

“A”	is the percentage of Eligible Liabilities (as defined below) (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts and, in the case of default interest (other than on overdue amounts) charged pursuant to Section 2.22, without counting any increase in interest rate effected by the charging of default interest pursuant to Section 2.22) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	Is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent or a Borrower, each Lender that is making Loans from a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and Borrowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13. The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Credit and Guaranty Agreement

Schedule 3.01(g)

CLOSING DATE MORTGAGED PROPERTIES

Owner	Address	County	State
Tumi, Inc.	2501 Matthews Industrial Circle, Vidalia	Toombs	Georgia

Credit and Guaranty Agreement

Schedule 4.01

JURISDICTION OF ORGANIZATION AND QUALIFICATION

Full name of Company/Subsidiary	Jurisdiction of Organization	Organizational Identification Number (or equivalent)
Tumi, Inc.	New Jersey	22-2059452
Tumi Stores, Inc.	New Jersey	22-3788542
Tumi France &ad.	France	R.C.S. Paris 429 776 602
Tumi Asia, Limited	Hong Kong	641007
Tumi (UK) Limited	England	05941957
Tumi Luggage SL	Spain	N/A
Tumi Japan	Japan
Tumi Netherlands B.V.	Netherlands

Credit and Guaranty Agreement

Schedule 4.02

CAPITAL STOCK AND OWNERSHIP

Company	All Issued and Outstanding Capital Stock	Owned by	Ownership Interest

Tumi, Inc.	106,000 series A voting common shares	Tumi II, LLC	100%

	1,001,378,743 series B non-voting common shares	Tumi II, LLC

The Tumi-Haft Company, LLC	100 class A units	Tumi, Inc.	100%
	9,900 class B units	Tumi, Inc.

Tumi Stores, Inc.	1,000 shares	Tumi, Inc.	100%

Tumi France S.ar.l	800 shares	Tumi, Inc.	100%

Tumi Asia, Limited	999 shares	Tumi, Inc	99.9%

	1 share	Wilbert Chan	0.1%

Tumi (UK) Limited	100 shares	Tumi, Inc.	100%

Tumi Luggage, S.L.	310 shares	Tumi, Inc.	100%

Tumi Japan	60 class A shares	Tumi, Inc.	50%

	2,940 class B shares	Tumi, Inc.

	2,820 class B shares	Ace Co., Ltd.	47%

	180 class B shares	Itochu Corp.	3%

Tumi Netherlands B.V.	180 shares	Tumi, Inc.	100%

Credit and Guaranty Agreement

Schedule 6.01

CERTAIN INDEBTEDNESS

1. Irrevocable Standby Letter of Credit Number LCA06030500944NY dated June 10, 2005, in the face amount of $115,000.00, for the benefit of TRM Holdings Corp. issued by The Royal Bank of Scotland PLC (“RBS”), with a current expiration date of July 14, 2011 (subject to auto-renewal provisions through July 14, 2014) the obligations of which are secured by Permitted Liens of the type described in Schedule 6.02.

2. Irrevocable Standby Letter of Credit Number LCA08030701524NY dated August 1, 2007, in the face amount of $45,540.00, for the benefit of Gerel Corporation issued by RBS, with a current expiration date of August 1, 2011 (subject to auto-renewal provisions through August 1, 2017) the obligations of which are secured by Permitted Liens of the type described in Schedule 6.02.

3. Irrevocable Standby Letter of Credit Number LCA178NY date of July 1, 2008, in the face amount of $250,000.00, for the benefit of FER International Inc. issued by RBS, with a current expiration date of July 1, 2011 (subject to auto-renewal provisions through March 30, 2017) the obligations of which are secured by Permitted Liens of the type described in Schedule 6.02.

Credit and Guaranty Agreement

Schedule 6.02

CERTAIN LIENS

Liens in favor of the Royal Bank of Scotland PLC (“RBS”) on one or more segregated collateral accounts in the name and under the sole dominion and control of RBS and all cash and investments therein and all proceeds thereof, in each case to secure obligations of Tumi, Inc. in respect of letters of credit listed on Schedule 6.01.

Credit and Guaranty Agreement

Schedule 6.05

CERTAIN INVESTMENTS

Partner Stores

Description

Helsinki downtown

London Piccadilly

Heathrow T1

Heathrow T4

Kuwait City

Johannesburg Sandton

Frankfurt Airport T1 Land

Moscow Novinsky Passage

Rome Airport TC Airside

Dubai Festival City

Al Khobar/Saudi Arabia

Odessa/Ukraine

Capetown V&A Waterfront

Vienna downtown

Moscow Petrovka St

Kuwait City - The Avenue Mall

Athens - Golden Hall Mall

Mall of Dubai

Munich Airport Airside

Johannesburg Airport Airside

Copenhagen Airport Airside

Jeddah/Saudi Arabia

Helsinki downtown #2

Beirut (Lebanon)

Bangkok-Gaysorn

Taipei-RenAi

Senayan City

Vietnam - Rex Hotel

Jakarta - Grand Indonesian

Manila - Greenbelt 5

Singapore Raffles City

KL - Pavilion

Singapore - Resorts World

Malaysia - KLCC

Taipei - Breeze Center

Korea - Seoul Outlet

Singapore - Marina Bay Sands

Elements - Kowloon

Venetian - Macau

Princes Big - HK

Singapore - Mandarin Gallery

Kunming - Shunchen

Shenzhen - KK Mall

Sydney - Pitt St.

Sydney - Bondi Jctn.

Cancun

Mexico City Antara Mall

Grand Central Terminal

Sherman Oaks

Wellesley

Phipps Plaza

Columbus Circle

HMS Host Atlanta

Minneapolis Airport

JFK Airport - T8

Capital Contributions to Subsidiaries

		COMPANY	AMOUNT IN USD
Parent	SUBSIDIARY	CODE	COMMON	PREFERRED
Tumi I, Inc.	Tumi, Inc.	US30	$38,500,000.00	$77,500,000.00
			$10,000,000.00
Tumi II, LLC	Tumi, Inc.	US30		$50,000,000.00
Tumi, Inc.	Tumi Stores, Inc.	US10, US20	$—	$—
Tumi, Inc.	Tumi Asia, Ltd. (Hong Kong)	US10, HK10	$129.03	$—
Tumi Asia, Ltd.	Tumi Asia, Ltd. (Taiwan)	TW10	$—	$—
Tumi Asia, Ltd.	Tumi Asia, Ltd. (China)	CN10	$—	$—
Tumi Asia, Ltd.	Tumi Asia, Ltd. (Macau)	HK10, MO10	$3,063.24	$—
Tumi, Inc.	Tumi Luggage, Inc. (Germany)	DE10	$24,569.51	$—
Tumi, Inc.	Tumi France (France)	FR10	$7,688.49
Tumi, Inc.	Tumi, Inc. (Italy)	IT10	$—	$—
Tumi, Inc.	Tumi Luggage SL (Spain) Tumi Luggage SL - addtl	ES10	$3,748.94	$—
Tumi, Inc.	investment Tumi Luggage SL - addtl	ES10	$240,224.21	$—
Tumi, Inc.	investment	ES10	$197,880.00	$—
Tumi, Inc.	Tumi (UK) Limited (England)	UK10	$—	$—
Tumi, Inc.	Tumi Netherlands BV(Netherlands)	NL10	$24,340.77	$—
Tumi, Inc.	Tumi Japan		$1,400,695.00

Shareholder Loans

Shareholder	Beginning Loan Balance	2009 Interest	Revised Loan Balance	Interest Due 2010	Total Due 2010	Paid 2010	Due 9.30 2010
Laurence Franklin	113,736.19	3,414.58	117,150.77	$4,129.90	$121,280.67	0.00	121,280.67
Eugene Messina	28,628.69	859.49	29,488.17	$1,039.54	$30,527.72	0.00	30,527.72
Steve Hurwitz	15,173.20	455.53	15,628.73	$550.96	$16,179.69	0.00	16,179.69
Thomas Nelson	10,000.00	300.22	10,300.22	$363.11	$10,663.33	0.00	10,663.33
James Walsh	13,741.77	412.55	14,154.32	$498.98	$14,653.30	0.00	14,653.30
Robert S. Diamond	10,783.47	323.74	11,107.21	$391.56	$11,498.77	0.00	11,498.77
Eric Gusman	10,497.18	315.15	10,812.33	$381.17	$11,193.49	0.00	11,193.49
Howard B. Schlesinger	8,588.60	257.85	8,846.45	$311.86	$9,158.31	0.00	9,158.31
Sharon L. Margulies	8,397.75	252.12	8,649.86	$304.93	$8,954.80	0.00	8,954.80
Wayne Podell	7,157.17	214.87	7,372.04	$259.89	$7,631.93	0.00	7,631.93
Peter S. Closs	5,503.36	165.22	5,668.58	$199.83	$5,868.42	0.00	5,868.42
Alan Krantzler	6,013.81	180.55	6,194.36	$218.37	$6,412.72	0.00	6,412.72
Kenneth Baylot	4,771.45	143.25	4,914.70	$173.26	$5,087.96	0.00	5,087.96
Stefan Schweizer	1,431.43	42.97	1,474.40	$51.98	$1,526.38	0.00	1,526.38
Ulrike Wiepjes	2,481.15	74.49	2,555.64	$90.09	$2,645.73	0.00	2,645.73

	246,905.22	7,412.57	254,317.78	8,965.43	263,283.22	0.00	263,283.22

Tumi Japan

Pursuant to Section 5.5 of the Joint Venture Agreement dated June 16, 2003 among Tumi, Inc., Ace Co., Ltd, a Japanese corporation, and Itochu Corporation, a Japanese Corporation, Tumi has the option to purchase an additional 16% interest in Tumi Japan from Ace Co., Ltd., which option may be exercised on or after June 20, 2013.

EXHIBIT A-1

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation ( “Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Pursuant to Section 2.01 and Section 2.03 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy]:

Term Loan
Base Rate Loan:	$[_____]
Eurodollar Rate Loans, with an initial
Interest Period of month(s):	$[_____]
Revolving Loan
Base Rate Loan:	$[_____]
Eurodollar Rate Loans, with an initial
Interest Period of month(s):	[$] [€] [£]$[_____]

Borrower hereby certifies that:

(i) after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	[BORROWER]

By:
Name:
Title:

EXHIBIT A-2

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Pursuant to Section 2.21 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.	Term Loan:

$[_____]	Eurodollar Rate Loans to be continued with Interest Period of ___ month(s)
$[_____]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ___ month(s)
$[_____]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.	Revolving Loan:

[$] [€] [£]$[_____]	Eurodollar Rate Loans to be continued with Interest Period of month(s)
$[_____]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)
[$] [€] [£]$[_____]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	[BORROWER]

By:
Name:
Title:

EXHIBIT A-3

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

ISSUANCE NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Pursuant to Section 2.07 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of [$][€][£][__,__,__]. Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

Borrower hereby certifies that (i) after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect; (ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date; and (iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	[BORROWER]

By:
Name:
Title:

EXHIBIT A-4

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Pursuant to Section 2.02 of the Credit Agreement, Borrower desires to designate the following account(s) and delivers this Notice of Account Designation to the Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:

Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

[BORROWER]

By:
Name:
Title:

EXHIBIT A-5

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

NOTICE OF PREPAYMENT

Dated as of:

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Pursuant to Section 2.25 of the Credit Agreement, Borrower delivers this Notice of Prepayment.

1. Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loan][Eurodollar Rate Loan]:                          [Complete with an amount in accordance with Section 2.25 of the Credit Agreement.]

2. The Loan to be prepaid is a [Revolving Loan][Term Loan].

3. Borrower shall repay the above-referenced Loan on the following Business Day:                 . [Complete with a date no earlier than one (1) Business Day subsequent to the date of this Notice of Prepayment with respect to any Base Rate Loan and three (3) Business Days subsequent to the date of this Notice of Prepayment with respect to any Eurodollar Rate Loan.]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

[BORROWER]

By:
Name:
Title:

EXHIBIT B-1

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

TERM LOAN NOTE

$1[             ] 2[mm/dd/yy]

FOR VALUE RECEIVED, TUMI, INC., a New Jersey corporation (“Lead Borrower”) and TUMI STORES, INC., a New Jersey corporation (“Co-Borrower”, together with Lead Borrower, the “Borrowers” and each a “Borrower”), promise to pay [LENDER] (“Payee”) or its registered assigns the principal amount of 1[            ] DOLLARS ($1[__,__,__]) in the installments referred to below.

Borrowers also promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Borrowers, CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Borrowers shall make scheduled principal payments on this Note as set forth in Section 2.24 of the Credit Agreement.

This Note is one of the “Term Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrowers, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrowers hereunder with respect to payments of principal of or interest on this Note. The obligations of Borrowers under this Note and the other Loan Documents are joint and several obligations of each Borrower.

[1]	Lender’s Term Loan Commitment
[2]	Date of Issuance

This Note is subject to mandatory prepayment and to prepayment at the option of Borrowers, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrowers and any endorsers of this Note hereby waive diligence, presentment, protest and demand notice of every kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TUMI, INC.,
a New Jersey corporation

By:
Name:
Title:

TUMI STORES, INC.,
a New Jersey corporation

By:
Name:
Title

EXHIBIT B-2

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

REVOLVING LOAN NOTE

$ 1[             ] 2[mm/dd/yy]

FOR VALUE RECEIVED, TUMI, INC., a New Jersey corporation (“Lead Borrower”) and TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each a “Borrower”), promise to pay [LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) 1[            ] [DOLLARS][EURO][STERLING] ([$][€][£]1[__,__,__]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrowers also promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Borrowers, CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

This Note is one of the “Revolving Loan Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the currency in which such Revolving Loan was denominated and in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrowers, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrowers hereunder with respect to payments of principal of or interest on this Note. The obligations of Borrowers under this Note and the other Loan Documents are joint and several obligations of each Borrower.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrowers, each as provided in the Credit Agreement.

[1]	Lender’s Revolving Commitment
[2]	Date of Issuance

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrowers and any endorsers of this Note hereby waive diligence, presentment, protest and demand notice of every kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TUMI, INC.,
a New Jersey corporation

By:
Name:
Title:

TUMI STORES, INC.,
a New Jersey corporation

By:
Name:
Title

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

SWING LINE NOTE

$1[__,__,__] 2[mm/dd/yy]

FOR VALUE RECEIVED, TUMI, INC., a New Jersey corporation (“Lead Borrower”), and TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”) promise to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender (“Payee”), on or before [mm/dd/yy], the lesser of (a) 1[            ] DOLLARS ($1[__,__,__]) the unpaid principal amount of all advances made by Payee to Borrowers as Swing Line Loans under the Credit Agreement referred to below.

Borrowers also promise to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Borrowers, CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. The obligations of Borrowers under this Note and the other Loan Documents are joint and several obligations of each Borrower.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrowers, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[1]	Swing Line Sublimit
[2]	Date of Issuance

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrowers and any endorsers of this Note hereby waive diligence, presentment, protest and demand notice of every kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TUMI, INC.,
a New Jersey corporation

By:
Name:
Title:

TUMI STORES, INC.,
a New Jersey corporation

By:
Name:
Title

EXHIBIT C

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of TUMI, INC., a New Jersey corporation (“Lead Borrower”). I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Lead Borrower, TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

2. The examination described in paragraph 1 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Lead Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

3. The computations set forth in Annex A hereto of the financial covenants in Section 6.06 of the Credit Agreement are true and accurate on and as of the date of this Certificate, and Lead Borrower and its Subsidiaries are in compliance with such financial covenants.

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.01[(a)][(b)][(c)][and](d) of the Credit Agreement.

TUMI, INC., A New Jersey corporation

By:
Name:
Title:	Chief Financial Officer

ANNEX A

TO COMPLIANCE CERTIFICATE

Interest Coverage Ratio (Section 6.06(a) of the Credit Agreement)

Total Leverage Ratio (Section 6.06(b) of the Credit Agreement)

[To be provided under separate cover]

EXHIBIT D

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________

2.	Assignee:	_________ [and is an Affiliate/Approved Fund of [identify Lender]][1]

3.	Borrowers:	Tumi, Inc. and Tumi Stores, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $87,500,000 Credit Agreement dated as of October 29, 2010 among Borrowers, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent

6.	Assigned Interest:

[1]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[1]		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[2]

[3]	$	_______________	$	_______________	_______________	%

	$	_______________	$	_______________	_______________	%

	$	_______________	$	_______________	_______________	%

7.	[Trade Date][4]

Effective Date:                                 , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier	Telecopier:

with a copy to	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

(1)	Amount to be adjusted by the counterparties to take into account any prepayment or prepayments made between the Trade Date and the Effective Date.
(2)	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
(3)	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.)
(4)	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:]1

[ISSUING BANK]

By:
Name:
Title:

[SWING LINE LENDER]

By:
Name:
Title:

[BORROWER[S]][2]

By:
Name:
Title:

(1)	To be added only if the consent of the Borrower and/or other parties (e.g., Issuing Bank) required by the terms of the Credit Agreement.
(2)	To be added only if no Event of Default has occurred and is continuing, and otherwise as required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and such other documents and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision; (vi) it has independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance up on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT E-1

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

CLOSING DATE CERTIFICATE

OCTOBER 2010

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the chief financial officer of Tumi, Inc., a New Jersey corporation (“Lead Borrower”).

2. Pursuant to Section 3.01(n) of the Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Lead Borrower, TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”), Lead Borrower requests that Lenders make the following Loans to Borrowers under the Credit Agreement:

(a) Term Loans: $77,500,000

(b) Revolving Loans: [$][€][£][__,__,__]

3. I have reviewed the terms of Article 3 and 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. I certify, on behalf of Borrowers, that as of the date hereof:

(i) as of the Closing Date, the representations and warranties contained in each of the Loan Documents are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

(ii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;

(iii) Lead Borrower and its Subsidiaries have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness; and

(iv) The Borrowers have paid, or will on the date hereof pay, all fees due and payable to Administrative Agent (including, without limitation, legal fees and expenses).

5. Borrowers have requested Skadden, Arps, Slate, Meagher & Flom LLP, New York; Skadden, Arps, Slate, Meagher & Flom LLP, Paris; Skadden, Arps, Slate, Meagher & Flom, Hong Kong and [Mandelbaum Salsburg PC] to deliver to the Administrative Agent and Lenders on the Closing Date favorable written opinions, in form and substance satisfactory to the Administrative Agent, as to such matters as the Administrative Agent may reasonably request.

6. Administrative Agent has received true, complete and correct (and, where applicable, executed and conformed) copies of: (i) the Historical Financial Statements, (ii) pro forma consolidated financial statements of Tumi I, LLC and its Subsidiaries for the trailing twelve months most recently ended prior to the Closing Date for which financial statements are available, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, (iii) pro forma consolidated balance sheet of Tumi I, LLC and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, and (iv) the Projections.

The foregoing certifications are made and delivered as of [mm/dd/yy].

TUMI, INC.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT E-2

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of TUMI, INC., a New Jersey corporation (“Lead Borrower”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among Lead Borrower, TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

3. I have reviewed the terms of Articles 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. To the best of my knowledge, I certify that as of the date hereof, after giving effect to the consummation of the Transactions and the initial borrowings under the Credit Agreement, the related financings and the other transactions contemplated by the Loan Documents, the Loan Parties, taken as a whole, are Solvent.

The foregoing certifications are made and delivered as of [mm/dd/yy].

[BORROWER]

By:
Name:
Title:	Chief Financial Officer

EXHIBIT F

TO CREDIT AND GUARANTY AGREEMENT

[FORM OF]

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), entered into by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with Lead Borrower, the “Borrowers” and each, a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for the Lenders (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

Section 1. Pursuant to Section 5.11 of the Credit Agreement, the undersigned, [insert legal name of new Guarantor/Grantor], hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document that are applicable to the undersigned is true and correct as of the date of this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) represents and warrants that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article 7 of the Credit Agreement; and

(e) (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned becomes a Grantor under the Pledge and Security Agreement and will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Secured

Party (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NEW GUARANTOR/GRANTOR]

By:
Name:
Title:

Address for Notices: .

Attention:
Telecopier:

with a copy to:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G

TO CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

[See attached.]

PLEDGE AND SECURITY AGREEMENT

dated as of October 29, 2010

among

TUMI, INC. and TUMI STORES, INC.,

EACH OF THE OTHER GRANTORS PARTY HERETO.

And

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent on behalf of the Secured Parties

TABLE OF CONTENTS

PAGE

ARTICLE I

DEFINITIONS

Section 1.01	General Definitions	1
Section 1.02	Definitions; Interpretation	7

ARTICLE II

GRANT OF SECURITY

Section 2.01	Grant of Security	8
Section 2.02	Certain Limited Exclusions	9

ARTICLE III

SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

Section 3.01	Security for Obligations	10
Section 3.02	Continuing Liability Under Collateral	10

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

ARTICLE V

ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL

GRANTORS

Section 5.01	Access; Right of Inspection	30
Section 5.02	Further Assurances	30
Section 5.03	Additional Grantors	31

PAGE |ii

ARTICLE VI

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.01	Power of Attorney	32
Section 6.02	No Duty on the Part of Collateral Agent or Secured Parties	33

ARTICLE VII

REMEDIES

ARTICLE VIII

COLLATERAL AGENT

Section 8.01	Collateral Agent	37

ARTICLE IX

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

Section 9.01	Continuing Security Interest; Transfer of Loans	38

ARTICLE X

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

Section 10.01	Standard of Care; Collateral Agent May Perform	39

ARTICLE XI

MISCELLANEOUS

Section 11.01	Miscellaneous	39
Section 11.02	Governing Law; Jurisdiction; Etc.	40

SCHEDULE 4.01 - GENERAL INFORMATION

SCHEDULE 4.02 - LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.04 - INVESTMENT RELATED PROPERTY

SCHEDULE 4.05 - MATERIAL CONTRACTS

SCHEDULE 4.06 - DESCRIPTION OF LETTERS OF CREDIT

PAGE |iii

SCHEDULE 4.10 - INTELLECTUAL PROPERTY

SCHEDULE 4.11 - COMMERCIAL TORT CLAIMS

EXHIBIT A - PLEDGE SUPPLEMENT

EXHIBIT B - UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C - SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D - TRADEMARK SECURITY AGREEMENT

EXHIBIT E - COPYRIGHT SECURITY AGREEMENT

EXHIBIT F - PATENT SECURITY AGREEMENT

PAGE |iiii

This PLEDGE AND SECURITY AGREEMENT, dated as of October 29, 2010 (as amended, restated, supplemented or otherwise modified, this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor” and collectively, the “Grantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) on behalf of the Secured Parties.

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower” together with Lead Borrower the “Borrowers” and each a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties and one or more Cash Management Agreements with one or more Cash Management Banks;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Lender Counterparties and Cash Management Banks as set forth in the Credit Agreement, the Hedge Agreements, and the Cash Management Agreements, respectively, each Grantor has agreed to secure the Obligations under the Loan Documents, the Hedge Agreements and the Cash Management Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Accessions” shall mean “accessions” as defined in Article 9 of the UCC.

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning assigned. in Section 5.03.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Borrowers” shall have the meaning set forth in the recitals hereto.

“Cash Proceeds” shall have the meaning assigned in Section 7.07.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning assigned in Section 2.01.

“Collateral Account” means any account established by the Collateral Agent for the purpose of serving as a collateral account under this Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien on or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” (as defined in Article 9 of the UCC) listed on Schedule 4.11 (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.04 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.

2

“Copyright Licenses” shall mean, with respect to any Grantor, any and all written agreements granting any right in or to Copyrights to or from a Grantor (whether such Grantor is licensee or licensor thereunder), but excluding licenses of commercially available “off-the-shelf’ software where the aggregate value for all related licenses thereof is less than $100,000.

“Copyrights” shall mean all United States registered copyrights that are owned by a Grantor, including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901), and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.10(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights to sue for past, present and future infringements thereof, and (iv) all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.04 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantors” shall have the meaning set forth in the preamble.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral and (ii) any key man life insurance policies.

3

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and Trade Secret Licenses.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lead Borrower” shall have the meaning set forth in the recitals hereto.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in Article 1 of the UCC.

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment thereof or granting of a security interest therein (but only to extent such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Patent Licenses” shall mean with respect to any Grantor all agreements granting any right in or to Patents by or to a Grantor (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States patents and certificates of invention, or similar industrial property rights, and applications for the foregoing (including, for the avoidance of doubt, any United States national stage patent or patent application designated under a Patent Cooperation Treaty filing) in each case that are owned by a Grantor, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.10(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, (iii) all rights to sue for past, present and future infringements thereof, (iv) all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit.

4

“Permitted Sale” shall mean those sales, dispositions, transfers or assignments permitted by the Credit Agreement.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.04(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued pursuant to a written instrument by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company, including, without limitation, all limited liability company interests listed on Schedule 4.04(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest, and all warrants, rights and options in respect of any interests in any limited liability company; provided, that in no event shall more than 65% of the total outstanding equity interests of any Foreign Subsidiary be required to be pledged hereunder.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership, including, without limitation, all partnership interests listed on Schedule 4.04(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest, and all warrants, rights and options in respect of any interests in any general partnership, limited partnership, limited liability partnership or other partnership; provided, that in no event shall more than 65% of the total outstanding voting equity interests of any Foreign Subsidiary be required to be pledged hereunder.

“Pledged Stock” shall mean all shares of capital stock owned by a Grantor, including, without limitation, all shares of capital stock described on Schedule 4.04(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all warrants, rights and options in respect of any shares of capital stock; provided, that in no event shall more than 65% of the total outstanding voting equity interests of any Foreign Subsidiary be required to be pledged hereunder.

5

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.04(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of a Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest, and all warrants, rights and options in respect of any interests in a Delaware business trust or other trust.

“Proceeds” shall mean (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of a Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of a Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (iii) all credit information, reports and memoranda relating thereto and (iv) all other written forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Secured Obligations” shall have the meaning assigned in Section 3.01.

“Secured Parties” shall mean the Agents, Lenders, the Lender Counterparties and Cash Management Banks and shall include, without limitation, all former Agents, Lenders, Lender Counterparties and Cash Management Banks to the extent that any Secured Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Lender Counterparties or Cash Management Banks and such Secured Obligations have not been paid or satisfied in full.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.04(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

6

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” shall mean with respect to any Grantor any and all written agreements granting any right in or to Trademarks by or to a Grantor (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all of the following that are owned by a Grantor: United States or state trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 4.10(E) (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit.

“Trade Secret Licenses” shall mean, with respect to any Grantor, any and all written agreements granting any right in or to Trade Secrets owned by or to a Grantor (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential and proprietary information and know-how owned by a Grantor whether or not such information or know how has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secrets, information or know how, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any of the foregoing, and (ii) all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damages, awards and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“United States” shall mean the United States of America.

Section 1.02 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, shall be deemed to be followed by the phrase “without limitation”. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

7

ARTICLE II

GRANT OF SECURITY

Section 2.01 Grant of Security.

(a) Each Grantor hereby grants to the Collateral Agent for its benefit and the benefit of the Secured Parties a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the Collateral (the “Security Interests”).

(b) “Collateral” shall mean the following personal property of each Grantor in each case whether now owned or existing or hereafter acquired or arising and wherever located:

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Related Property;

(j) Letter of Credit Rights;

(k) Money;

(l) Receivables and Receivable Records;

(m) Commercial Tort Claims;

(n) Investment Accounts;

(o) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

8

(p) to the extent not otherwise included above, all Proceeds, products, Accessions, rents and profits of or in respect of any of the foregoing.

Section 2.02 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.01 hereof attach to or the term “Collateral” include:

(a)(i) any lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder (including property governed thereby), (ii) any shares or other equity interest issued by an entity in which Grantor is a minority shareholder, or shares in joint ventures where the consent of a third party is required for Grantor to create a Lien thereon, or (iii) any contracts, leases or licenses which prohibit the creation of a security interest, or which require the consent of third parties for the creation of a security interest, if and for so long as the grant of such security interest in the property or interests described in clauses (a)(i), (ii), and (iii) above shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights, issue of shares or equity interest or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)), provided, however, that such security interest shall attach immediately at such time as (x) the condition causing such abandonment, invalidation, termination, derogation, cancellation or unenforceability shall be remedied and to the extent severable, shall attach immediately without further action to any portion of such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights, shares, equity interest or agreement that does not result in any of the consequences specified in clause (A) or (B) above; (y) such prohibition or restriction is or becomes unenforceable or is otherwise ineffective under applicable law; or (z) consent to such security interest has been obtained from any applicable third party;

(b) any of the outstanding capital stock, limited liability interests, partnership interests, trust interests or other equity interests of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock, limited liability interests, partnership interests, trust interests or other equity interests of such Controlled Foreign Corporation entitled to vote; provided that following the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock, limited liability interests, partnership interests, trust interests or other equity interests in a Controlled Foreign Corporation without adverse tax consequences to any Grantor, the Collateral shall include, and the security interest granted by each Grantor shall attach immediately without further action to, such greater percentage of capital stock, limited liability interests, partnership interests, trust interests or other equity interests of each Controlled Foreign Corporation; provided, however, that the Pledged Equity Interests identified on Schedule 4.04(a) hereto shall, in any event, constitute Collateral hereunder;

9

(c) any intent-to-use Trademark applications to the extent that, and solely during the period which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law; those certain segregated collateral accounts subject to Liens in favor of the Royal Bank of Scotland PLC (“RBS”) in the name and under the sole dominion and control of RBS and all cash and investments therein and all proceeds thereof, in each case to secure obligations of Lead Borrower in respect of letters of credit listed on Schedule 6.01 to the Credit Agreement; or

(e) any assets with respect to which the Administrative Agent and the Borrowers, each acting reasonably, agree the costs of obtaining or perfecting a security interest in such assets are excessive in relation to the value afforded thereby (all such property described in clauses (a) through (e) excluded from the definition of “Collateral” under this Section 2.02 shall be referred to as “Excluded Property”).

Notwithstanding anything contained herein to the contrary, the Grantors shall not be required to take any actions with respect to the Excluded Property and none of the representations and warranties or covenants contained herein shall be deemed to apply to any property constituting Excluded Property. At any time that such property or interest shall cease to be Excluded Property it shall become Collateral and the security interests granted hereunder shall attach.

ARTICLE III

SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

Section 3.01 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

Section 3.02 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither of the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

10

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 4.01 Generally.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral (except, with respect to Intellectual Property, as may be abandoned or otherwise disposed of as permitted hereunder), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Liens, filings for which termination statements have been delivered to the Collateral Agent and filings which have not been authorized by the applicable Grantor;

(ii) it has indicated on Schedule 4.01(A) (as such schedule may be amended or supplemented from time to time): (v) the type of organization of such Grantor, (w) the jurisdiction of organization of such Grantor, (x) its organizational identification number, and (y) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii) the full legal name of such Grantor is as set forth on Schedule 4.01(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any tradename or fictitious business name) except for those names set forth on Schedule 4.01(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.01(C) (as such schedule may be amended or supplemented from time to time), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.01(D) hereof (as such schedule may be amended or supplemented from time to time);

11

(vi) with respect to each agreement identified on Schedule 4.01(D) (as such schedule may be amended or supplemented from time to time), it has indicated on Schedule 4.01(A) (as such schedule may be amended or supplemented from time to time) and Schedule 4.01(B) (as such schedule may be amended or supplemented from time to time) the information required pursuant to Section 4.01(a)(ii), (iii) and (iv) with respect to the debtor under each such agreement;

(vii) upon the timely and proper filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.01(E) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor (w) upon delivery of all certificated Collateral owned by such Grantor and required to be pledged hereunder, (x) upon execution of a control agreement in the form of Exhibit C hereto with respect to any Deposit Account, (y) upon consent of the issuer with respect to Letter of Credit Rights pursuant to §5-114(c) of the UCC, and (z) to the extent perfection is not governed by Article 9 of the UCC and to the extent such security interests can be perfected by such recordation, upon timely recordation of the security interests granted hereunder in U.S. Patents and Trademarks in the United States Patent and Trademark Office and U.S. Copyrights in the United States Copyright Office, the security interests granted to the Collateral Agent hereunder constitute valid and perfected First Priority Liens on all of the Collateral except Collateral that constitutes Equipment subject to certificate of title statutes, Commercial Tort Claims, farm products, as extracted collateral and Money, Intellectual Property to the extent protected under the laws of jurisdictions outside the United States, and Collateral in which a security interest cannot be perfected under the UCC or other applicable law (subject in the case of priority only to (A) the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables and (B) the Permitted Liens);

(viii) all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or, subject to the filings described in clause (vii) above, the exercise of remedies in respect of the Collateral, have been made or obtained (other than such actions and consents that are required to be taken outside the United States with respect to any Pledged Equity Interests issued by a Subsidiary organized outside the laws of any state or district of the United States or any Intellectual Property to the extent protected outside the United States, and any applications or registrations for Intellectual Property acquired by Grantors after the date hereof);

(ix) other than the financing statements and Intellectual Property recordings filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other similar instrument in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (i) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing, (ii) financing statements and instruments relating to Permitted Liens or as expressly permitted hereunder or in the Credit Agreement and (iii) financing statements which have not been authorized by the applicable Grantor;

12

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clauses (vii) and (viii) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and (C) such other actions required to be taken outside of the United States with respect to any Intellectual Property or Pledged Equity Interests issued by a Subsidiary organized under the laws outside of any state or district of the United States and any applications or registrations for Intellectual Property acquired by Grantors after the date hereof; and

(xi) such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.01(A) (as such schedule may be amended from time to time) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.01(A) (as such schedule may be amended or supplemented from time to time) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien, other than Permitted Liens, upon or with respect to any of the Collateral, and such Grantor shall take commercially reasonable steps to defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not intentionally produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral the non-compliance with which would reasonably be expected to have a Material Adverse Effect;

(iii) it shall not change such Grantor’s legal name, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), place of business (or principal residence if such Grantor is a natural person), chief executive office, type of organization, jurisdiction of organization or organizational identification number unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least ten (10) days prior to any such change or establishment, identifying such new proposed legal name, identity, corporate structure, place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or organizational identification number and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or

13

reasonably advisable to maintain the continuous validity, perfection and priority of the Collateral Agent’s security interest in the Collateral (other than Collateral in which a security interest cannot be perfected under the UCC or other applicable law) intended to be granted and agreed to hereby;

(iv) it shall not take or permit any action which could materially impair the Collateral Agent’s rights in the Collateral, except as permitted under the Credit Agreement or this Agreement or as would not have a Material Adverse Effect;

(v) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral, except as permitted under the Credit Agreement or as would not have a Material Adverse Effect; and

Section 4.02 Equipment and Inventory.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) all of the material portion of the Equipment and Inventory (except for Equipment and Inventory in transit, Equipment absent for repair and replacement in the ordinary course of business, Equipment on loan to customers and employees in the ordinary course of business, Equipment in temporary storage at work sites in the ordinary course of business, Inventory sent to third party processors and Inventory having an aggregate value of less than $500,000 in the aggregate at any one time) included in the Collateral is kept only at the locations specified in Schedule 4.02 (as such schedule may be amended or supplemented from time to time); and

(ii) except for Equipment and Inventory in transit, Equipment absent for repair and replacement in the ordinary course of business, Equipment on loan to customers and employees in the ordinary course of business, Equipment in temporary storage at work sites in the ordinary course of business, Inventory sent to third party processors and Inventory having an aggregate value of less than $500,000 in the aggregate at any one time, none of the Inventory or Equipment in excess of $250,000 in the aggregate at any time is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

(b) Covenants and Agreements. Each Grantor covenants and agrees that:

(i) it shall keep the material portion of the Equipment, Inventory and any Documents evidencing such Equipment and Inventory in the locations specified on Schedule 4.02 (as such schedule may be amended or supplemented from time to time), except for Equipment and Inventory in transit, Equipment absent for repair and replacement in the ordinary course of business Equipment on loan to customers and employees in the ordinary course of business, Equipment in temporary storage at work sites in the ordinary course of business, Inventory sent to third party processors and Inventory having an aggregate value of less than $500,000 in the aggregate at any one

14

time (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least thirty (30) days prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions reasonably necessary or advisable to maintain the continuous validity, perfection and priority of the Collateral Agent’s security interests in the Collateral (other than Collateral in which a security interest cannot be perfected under the UCC or other applicable law) intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory, including obtaining the acknowledgements referred to in clause (iv) below;

(ii) it shall keep correct and accurate records of the Inventory, in reasonable detail as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

(iii) if any Equipment or Inventory in excess of $500,000 in the aggregate is in possession or control of any third party (except for Equipment and Inventory in transit, Equipment absent for repair and replacement in the ordinary course of business, Equipment on loan to customers and employees in the ordinary course of business, Equipment in temporary storage at work sites in the ordinary course of business, and Inventory sent to third party processors), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interests and use its commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent (except for Equipment and Inventory in transit, Equipment absent for repair and replacement in the ordinary course of business and Inventory sent to third party processors in the ordinary course of business); and

(iv) with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, (A) provide information with respect to any such Equipment in excess of $100,000 individually or $250,000 in the aggregate, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interests created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.

15

Section 4.03 Receivables.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) With respect to any Receivable in excess of $2,500,000 individually, or with respect to any Receivables over $1,500,000 that, when aggregated, total in excess of $3,000,000 that requires a consent of the Account Debtor or Debtors (including the United States or any agency or instrumentality thereof) in respect thereof in connection with the pledge hereunder, such consent or consents (a) have been obtained or (b) have not been requested by the Collateral Agent in accordance with Section 4.03(b)(iv); and

(ii) no Receivable is evidenced by, or constitutes, an Instrument (other than an item to be deposited for collection in the ordinary course of business) or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.03(c).

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables in accordance with GAAP;

(ii) it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Agent, all material Chattel Paper and Instruments (other than as delivered to the Collateral Agent as provided herein) in excess of $100,000 individually or $500,000 in the aggregate with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which would reasonably be expected to have a Material Adverse Effect. Other than in the ordinary course of business or in compliance with reasonable commercial practices as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(iv) except as otherwise provided in this subsection or constitutes a Permitted Sale, each Grantor shall continue to collect all material amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may, following ten (10) days’

16

prior written notice to the Borrower: (1) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, (2) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (3) notify, or require any Grantor to notify, each Person maintaining a lockbox account or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox account or other arrangement directly to the Collateral Agent; and (4) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within three (3) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(v) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any material Receivable.

(c) Delivery and Control of Receivables. With respect to any Receivables in excess of $10,000 individually or $200,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper or Instruments (other than items to be deposited for collection in the ordinary course of business), each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. With respect to any Receivables in excess of $10,000 individually or $200,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. At any time following the occurrence and during the continuance of an Event of Default, any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon the reasonable request of the Collateral Agent. With respect to any Receivables payable by the government of the United States or any agency or instrumentality thereof, in excess of $2,500,000 individually or $3,000,000 in the aggregate, upon the request of the Collateral Agent, the applicable Grantor shall pursue a Federal Assignment of Claims or other applicable consent.

17

Section 4.04 Investment Related Property.

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in the event it acquires rights in any Investment Related Property required to be pledged hereunder with an aggregate value in excess of $250,000, it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interests of the Collateral Agent shall attach to all such Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.04 as required hereby; provided that this covenant shall not apply to any of the outstanding capital stock, limited liability interests, partnership interests, trust interests or other equity interests of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock, limited liability interests, partnership interests, trust interests or other equity interests of such Controlled Foreign Corporation entitled to vote; provided further that following the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach immediately without further action to, such greater percentage of capital stock of each Controlled Foreign Corporation;

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or reasonably advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, each Grantor may use all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and all scheduled payments of interest and principal; and

18

(iii) each Grantor consents to the grant by each other Grantor to the Collateral Agent of Security Interests in all Investment Related Property issued by such Grantor required to be pledged hereunder.

(b) Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property required to be pledged hereunder in which it currently has rights it shall comply with the provisions of this Section 4.04(b) on or before the Closing Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.04(b) immediately upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Investment Related Property required to be pledged hereunder that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account or an item to be deposited for collection) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC; provided, however, the covenant contained herein shall not apply to “instruments” having an aggregate value of less than $250,000. With respect to any Investment Related Property issued by a Grantor required to be pledged hereunder that is an “uncertificated security” for purposes of the UCC and does not represent equity interests in an entity organized under the laws of any jurisdiction outside of the United States (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) use commercially reasonable efforts to cause the issuer of such uncertificated security to execute an agreement substantially in the form of Exhibit B hereto, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security upon the occurrence and during the continuance of an Event of Default, without further consent by such Grantor.

(c) Voting and Distributions. (i) So long as no Event of Default shall have occurred and be continuing:

(1) except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, that upon the occurrence and during the continuance of an Event of Default, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect; and provided further, that upon the occurrence and during the continuance of an Event of Default such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice describing the right that may be exercised, the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any Pledged

19

Equity Interest for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or other equity holders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 4.04(c)(i)(1), and no notice of any such voting or consent need be given to the Collateral Agent; and

(2) the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise such rights pursuant to clause (1) above.

(ii) Upon the occurrence and during the continuance of an Event of Default:

(1) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.01.

Section 4.05 Pledged Equity Interests.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.04(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) except as set forth on Schedule 4.04(B) (as such schedule may be amended or supplemented from time to time), it has not acquired any material equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

20

(iii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests, except as disclosed on Schedule 4.04(A);

(iv) without limiting the generality of Section 4.01(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(v) none of the Pledged Equity Interests are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) without the prior written consent of the Collateral Agent unless permitted by the Credit Agreement, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely affects the rights of such Grantor with respect to any Investment Related Property or materially and adversely affects the validity, perfection or priority of the Collateral Agent’s security interests, (b) other than as permitted under the Credit Agreement, permit any issuer to the extent it is a Loan Party of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer to the extent it is a Loan Party, (c) other than as permitted under the Credit Agreement, permit any issuer to the extent it is a Loan Party of any Pledged Equity Interest to dispose of all or a material portion of its assets, or (d) waive any default under or breach of any terms of organizational document relating to the issuer to the extent it is a Loan Party of any Pledged Equity Interest or the terms of any Pledged Debt unless such waiver could not reasonably be expected to have a Material Adverse Effect. If any issuer to the extent it is a Loan Party of any Pledged Partnership Interests or Pledged LLC Interests takes any action to cause any issuer to the extent it is a Loan Party of any Pledged Partnership Interests or Pledged LLC Interests which are not treated as “securities” (for purposes of the UCC) to be treated as “securities” for purposes of the UCC, such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or reasonably advisable to establish the Collateral Agent’s “control” thereof;

21

(ii) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its material rights with respect to any material Investment Related Property, unless failure to comply could not reasonably be expected to have a Material Adverse Effect;

(iii) except as permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit any other Grantor or any other issuer of any Pledged Equity Interest to merge or consolidate unless (i) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting corporation, limited liability company, partnership or other entity is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.02, and (ii) in the event of a merger or consolidation of a Grantor, the surviving or resulting corporation, limited liability company, partnership or other entity becomes a Grantor hereunder; and

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; provided, however, that no Grantor shall be required to cause the registration of any Pledged Equity under any securities laws.

(c) Delivery. Each Grantor shall deliver to the Collateral Agent all certificates, if any, representing Pledged Equity Interests promptly upon acquiring rights therein together with duly executed instruments of transfer or assignment indorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), in each case in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.06 Pledged Debt.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that (i) Schedule 4.04 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and (ii) such Pledged Debt is not in default, the violation of which could reasonably be expected to have a Material Adverse Effect and constitutes all of the issued and outstanding intercompany Indebtedness;

22

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Collateral Agent of any default under any Pledged Debt that has caused, in the aggregate, a Material Adverse Effect on the Grantors.

(c) Delivery. Each Grantor shall deliver to the Collateral Agent all instruments evidencing Pledged Debt promptly upon acquiring rights therein together with duly executed instruments of transfer or assignment indorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), in each case in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.07 Investment Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i) Schedule 4.04 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and the sole commodity customer with respect to each such Commodities Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant thereto) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any such Securities Account or Commodities Account or securities or other property credited thereto;

(ii) Schedule 4.04 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over any such Deposit Account; and

(iii) To the extent required by Section 5.15(a) of the Credit Agreement, Grantor has taken all actions necessary or desirable, including those specified in Section 4.07(c), to: (a) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (c) deliver all Instruments to the Collateral Agent.

23

(b) Covenant and Agreement. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account with respect to which the Collateral Agent has “control” (within the meaning of Sections 8-106 and 9-106 if the UCC) without the prior consent of the Collateral Agent unless the funds contained in such Investment Account are transferred to another Investment Account over which the Collateral Agent has control or unless a successor or replacement account has been established with the consent of the Collateral Agent with respect to which successor or replacement account a control agreement has been entered into by the appropriate Grantor, the Collateral Agent and the securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.07(c).

(c) Delivery and Control. To the extent required by Section 5.15(a) of the Credit Agreement, with respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement substantially in the form of Exhibit C hereto (or such other form that is reasonably satisfactory to the Collateral Agent) pursuant to which it shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor. Collateral Agent agrees not to give any entitlement orders or instructions or directions and shall not withhold its consent to the exercise of any withdrawal or dealing rights by Grantor, unless an Event of Default shall have occurred. With respect to any Investment Related Property that is a “Deposit Account,” to the extent required by Section 5.15(a) of the Credit Agreement, it shall cause the depositary institution maintaining such account to enter into an agreement in a form that is reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. Collateral Agent agrees with Grantor that Collateral Agent shall not give any instructions or withhold any withdrawal rights of Grantor, unless an Event of Default shall have occurred. Collateral Agent agrees that “Deposit Account” shall not include accounts used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Grantors’ employees. To the extent required by Section 5.15(a) of the Credit Agreement, each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Closing Date, as of or prior to the Closing Date and (ii) any such Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States upon the occurrence and during the continuance of an Event of Default, each Grantor shall, subject to Section 2.02(b), take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or reasonably advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interests of the Collateral Agent, it being understood that this covenant will not apply to Excluded Property. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property required to be pledged hereunder to its name or the name of its nominee or agent. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

24

Section 4.08 Material Contracts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants on the Closing Date, and shall use commercially reasonable efforts to ensure on each Credit Date, that:

(i) Schedule 4.05 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights; and

(ii) no Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the grant of a security interest to the Collateral Agent hereunder, except such consent or notice as has been given or made or is currently sought pursuant to Section 4.08(b)(ii) hereof.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in addition to any rights under this Agreement relating to Receivables, the Collateral Agent may, at any time after the occurrence and during the continuance of an Event of Default, notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein, and, upon written notice to the applicable Grantor, notify, or require any Grantor to notify, such counterparty to make all payments under such Material Contracts directly to the Collateral Agent; and

(ii) each Grantor shall, within thirty (30) days of request by the Collateral Agent with respect to any Non-Assignable Contract, request in writing the consent of the counterparty or counterparties to the Non-Assignable Contract pursuant to the terms of such Non-Assignable Contract or applicable law to the assignment or granting of a security interest in such Non-Assignable Contract to the Collateral Agent for the benefit of the Secured Parties and use its commercially reasonable efforts to obtain such consent as soon as practicable thereafter.

Section 4.09 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) all letters of credit, other than letters of credit providing a benefit of less than $25,000 individually and $200,000 in the aggregate, to which such Grantor has rights as a beneficiary are listed on Schedule 4.06 (as such schedule may be amended or supplemented from time to time) hereto; and

25

(ii) it has obtained the consent of each issuer of any letter of credit, other than letters of credit providing a benefit of less than $25,000 individually and $200,000 in the aggregate, to the assignment of the proceeds of such letter of credit to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any letter of credit, other than letters of credit providing a benefit of less than $25,000 individually and $200,000 in the aggregate and issued after the date hereof as to which each Grantor has rights it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

Section 4.10 Intellectual Property.

(a) Representations and Warranties. Except as disclosed in Schedule 4.10(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.10(A), (C), and (E) (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of all United States registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and, to each Grantors’ knowledge, Schedule 4.05 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses that comprise Material Contracts;

(ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed as owned by such Grantor on Schedule 4.10(A), (C), and (E) (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and as set forth on Schedule 4.10 (as may be amended or supplemented from time to time);

(iii) to each Grantor’s knowledge, except as disclosed on Schedule 4.10, all Intellectual Property listed as owned by such Grantor on Sections (A), (C), and (E) of Schedule 4.10 (as such schedule may be amended or supplemented from time to time) is subsisting and has not been adjudged invalid or unenforceable, in whole or in part; and (B) each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks included in such Intellectual Property in full force and effect;

(iv) Except as would not be expected to have a Material Adverse Effect, no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s ownership rights in any Intellectual Property listed on Schedule 4.10(A), (C), and (E) (as may be amended or supplemented from time to time) as owned by Grantor and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing;

26

(v) all registrations and applications for Copyrights, Patents and Trademarks set forth on Schedule 4.10(A), (C), and (E) (as such schedule may be amended or supplemented from time to time) are (or will be, in a commercially reasonable time) standing in the name of a Grantor and there are no Trademark Licenses, Patent Licenses, Copyright Licenses or Trade Secret Licenses comprising Material Contracts, except as disclosed in Schedule 4.05 (as such schedule may be amended or supplemented from time to time);

(vi) except as would not have a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection. with its use of registered Trademarks, proper marking practices in connection with the use of registered Patents, and appropriate notice of copyright in connection with the publication of registered Copyrights, in each case where such Trademarks, Patents and Copyrights are material to the business of such Grantor;

(vii) to each Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, or copyright, owned or controlled by a third party; and no claim has been asserted in writing against such Grantor that the use of any Intellectual Property owned by Grantor violates the intellectual property rights of any third party, except as would not have a Material Adverse Effect;

(viii) to each Grantor’s knowledge, no third party is infringing upon or otherwise violating any of its rights in any Intellectual Property listed on Schedule 4.10 (A), (C), and (E) (as such schedule may be amended or supplemented from time to time), except as would not have a Material Adverse Effect;

(ix) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that, to Grantor’s knowledge, would have a Material Adverse Effect; and

(x) except as set forth on Schedule 4.10 (as such schedule may be amended or supplemented from time to time), each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any material Intellectual Property of such Grantor that has not been terminated or released. To each Grantor’s knowledge, there is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property listed on Schedule 4.10 (A), (C), and (E) (as such schedule may be amended or supplemented from time to time) except Permitted Liens or as disclosed on Schedule 4.10 (as may be amended or supplemented from time to time) that has not been terminated or released, other than in favor of the Collateral Agent.

27

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) it shall not do any act or omit to do any act outside of the normal course of its business whereby any of its Intellectual Property that is material to the business of such Grantor will lapse, or become abandoned, dedicated to the public, or unenforceable, except as would not have a Material. Adverse Effect;

(ii) except as such Grantor otherwise determines in its reasonable business judgment in the normal course of business, or as would not have a Material Adverse Effect, it shall not, with respect to any of its Trademarks which are material to the business of such Grantor, cease the use of any of such Trademarks or fail to take commercially reasonable steps to insure that licensees of such Grantor’s Trademarks use its standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with such Trademarks at least substantially consistent with the standards of quality maintained as of the date hereof;

(iii) it shall within a commercially reasonable time notify the Collateral Agent if it knows or has reason to know that any item of its Intellectual Property that is material to the business of such Grantor is reasonably likely to become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) the subject of any materially adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry, or any court;

(iv) except as such Grantor otherwise determines in its reasonable judgment in the normal course of its business, it shall take commercially reasonable steps as it may deem necessary or appropriate in its reasonable business judgment in the United States Patent and Trademark Office, the United States Copyright Office or any intellectual property state registry to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by such Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.10(A), (C) and (E) (as each may be amended or supplemented from time to time);

(v) in the event any Grantor becomes aware that any Intellectual Property owned by such Grantor that is material to the business is infringed, misappropriated, or diluted by a third party, such Grantor shall, if consistent with its reasonable business judgment in the normal course of its business, promptly take commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property (including, where commercially reasonable, the initiation of a suit for injunctive relief and to recover damages);

28

(vi) it shall promptly (but in no event more than ninety (90) days after such Grantor obtains knowledge thereof) report to the Collateral Agent (i) the filing of any application to register any Intellectual Property owned by such Grantor with the United States Patent and Trademark Office, the United States Copyright Office, or any intellectual property state registry (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration with any such office of any Intellectual Property owned by any such Grantor, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(vii) it shall, execute and deliver to the Collateral Agent any document reasonably requested by such Collateral Agent to acknowledge, confirm, register, record, or perfect such Collateral Agent’s security interest in any part of the Intellectual Property, other than any foreign Intellectual Property, whether now owned or hereafter owned by such Grantor (including, but not limited to Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements in the form of Exhibits D, E and F, respectively);

(viii) except with the prior consent of the Collateral Agent or as permitted under the Credit Agreement, each Grantor shall not execute, and there will not be on file in any public office, any effective financing statement or other document or instruments for security purposes, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Agent and, except as permitted in the Credit Agreement, each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the material Intellectual Property owned by such Grantor, except for the Lien created by and under this Agreement and the other Loan Documents;

(ix) it shall use commercially reasonable efforts so as not to permit the inclusion in any material Copyright License, Trademark License, or Patent License to which it hereafter becomes a party of any provision that prevents the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in such Copyright License, Trademark License, or Patent License;

(x) it shall, if consistent with its reasonable business judgment in the normal course of business, take commercially reasonable steps to protect the secrecy of all of its Trade Secrets;

(xi) except as would not have a Material Adverse Effect, it shall use commercially reasonable efforts to use proper statutory notice in connection with its use of any of the Intellectual Property owned or exclusively licensed by it and material to its business; and

(xii) except as such Grantor otherwise determines in its reasonable business judgment in the normal course of its business, it shall continue to collect, at its own expense (as between such Grantor and Collateral Agent), all amounts due or to become due to such Grantor in respect of the Intellectual Property material to the business or any portion thereof. In connection with such collections, each Grantor may

29

take (and, at the Collateral Agent’s reasonable direction (only upon and during the continuance of an Event of Default), shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or reasonably advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time (only upon and during the continuance of an Event of Default), to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

Section 4.11 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.11 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $50,000 individually or $500,000 in the aggregate.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $50,000 individually or $500,000 in the aggregate hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

ARTICLE V

ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES;

ADDITIONAL GRANTORS

Section 5.01 Access; Right of Inspection. The Collateral Agent shall have inspection rights set forth in Section 5.06 of the Credit Agreement.

Section 5.02 Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral in all cases subject to specific limitations contained herein or in any Loan Document. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices as the Collateral Agent may reasonably request in order to perfect and preserve the security interests granted or purported to be granted hereby, except with respect to foreign Intellectual Property;

(ii) take all actions as the Collateral Agent may reasonably request to ensure the recordation in the United States of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in the United States in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office; and

30

(iii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are reasonably necessary to perfect the security interest granted to such Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to such Collateral Agent herein, including, without limitation, describing such property as “all assets”, “all personal property, whether now owned or hereafter acquired”, or “all assets, whether now existing or hereafter arising” or using words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.10 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any Intellectual Property whether now existing or hereafter acquired or developed, and owned by, any such Grantor after the execution hereof or to delete any reference to any right, title or interest in any such Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

Section 5.03 Additional Grantors. From time to time subsequent to the date hereof, pursuant to Section 5.11 of the Credit Agreement additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such counterpart agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

31

ARTICLE VI

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.01 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact (such appointment to cease upon the payment in full of the Secured Obligations (other than contingent indemnification obligations), the cancellation or termination of the Commitments and the cancellation or expiration or cash collateralization, or other assurances of payment for, all outstanding Letters of Credit) with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary to enforce the rights and remedies set forth in this Agreement granted to the Collateral Agent or any Secured Party, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or reasonably desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry in the United States, appropriate evidence of the lien and security interest granted herein in the Intellectual Property owned by any Grantor in the name of such Grantor as debtor;

(g) upon the occurrence and during the continuance of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become Secured Obligations of such Grantor to such Collateral Agent, due and payable immediately without demand;

32

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein or otherwise in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(i) The Collateral Agent shall provide a written notice to the Borrower of any actions taken pursuant to this Section 6.01.

Section 6.02 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

ARTICLE VII

REMEDIES

Section 7.01 Generally. (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral to the extent permitted by applicable law) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at places to be designated by the Collateral Agent that are reasonably convenient to both parties;

(ii) subject to applicable law, enter onto the property during normal business hours where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems reasonably appropriate; and

33

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent in each of their reasonable discretion may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute commercially reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accept the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

34

Section 7.02 Application of Proceeds. Except as expressly provided elsewhere in this Agreement or the Credit Agreement, all proceeds received in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in accordance with Section 8.02 (Crediting of Payment and Proceeds) of the Credit Agreement.

Section 7.03 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

Section 7.04 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent may, after notice to the appropriate Grantor, and subject to the terms of the Credit Agreement, apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent as payment for the Secured Obligations.

Section 7.05 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

35

Section 7.06 Intellectual Property. (a) Anything contained herein to the contrary notwithstanding, solely in connection with the exercise of remedies under this Article 7 or under applicable law to collect, enforce or satisfy the Secured Obligations during the continuance of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in such Collateral Agent’s sole discretion, to enforce any of such Grantor’s rights in any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Article 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s ownership rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent all of such Grantor’s right, title and interest in and to its Intellectual Property and shall execute and deliver to the Collateral Agent such documents requested by the Collateral Agent that are necessary or appropriate to carry out the intent and purposes of this Agreement subject to reassignment obligations of the Collateral Agent in Section 7.06(b);

(iii) each Grantor agrees that such grant, conveyance, transfer, assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any of its Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) any pledge or transfer by way of collateral security or otherwise to the Collateral Agent of any rights, title and interests in and to. the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iii) the Secured Obligations shall not have become immediately due and payable, then upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other instruments of transfer as may be necessary to pledge or otherwise transfer to such Grantor all such rights, title and interests that were pledged or transferred to the

36

Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such pledge or transfer, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so transferred shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely in connection with the exercise of remedies under this Article 7 or under applicable law by Collateral Agent to collect, enforce or satisfy the Secured Obligations, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, only upon the occurrence and continuance of an Event of Default, a nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), to use, operate under, license, or sublicense (in each case to the extent of such Grantor’s rights therein and to the extent permitted by applicable licenses or other agreements related thereto) any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located subject, (i) in the case of Trademarks, to sufficient rights of quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks and (ii) to any exclusive licenses granted by any Pledgor in compliance with the provisions of this Agreement prior to the occurrence of an Event of Default.

Section 7.07 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.03 with respect to payments of Receivables, any cash, checks and other near-cash items (collectively, “Cash Proceeds”) received by the Collateral Agent (whether from a Grantor or otherwise): if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (i) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (ii) be applied by the Collateral Agent against the Secured Obligations then due and owing at the time of such occurrence or continuance of an Event of Default.

ARTICLE VIII

COLLATERAL AGENT

Section 8.01 Collateral Agent. The Collateral Agent has been appointed to act as Collateral Agent under the Credit Agreement by the respective Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. In furtherance

37

of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the respective Collateral Agent for the benefit of respective Secured Parties in accordance with the terms of this Section. Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

ARTICLE IX

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

Section 9.01 Continuing Security Interest; Transfer of Loans.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or backstop or cash collateralization of all outstanding Letters of Credit in amounts and on terms reasonably acceptable to Issuing Bank), be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or backstop or cash collateralization of all outstanding Letters of Credit in amounts and on terms reasonably acceptable to Issuing Bank),

38

the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. Upon any disposition of property permitted by this Agreement or the Credit Agreement, the Liens granted herein shall be deemed to be released with no further action on the part of any Person. The Collateral Agent shall, at the Grantors’ expense, execute and deliver such documents as Grantors shall reasonably request to evidence such release.

ARTICLE X

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

Section 10.01 Standard of Care; Collateral Agent May Perform. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Collateral Agent accords its own property. Neither of the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise, except to the extent that any act or failure to act resulted from their own gross negligence or willful misconduct. If any Grantor fails to perform any agreement contained herein, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of such Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.02 of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Miscellaneous. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.01 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in

39

any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 11.02 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Submission to Jurisdiction. Each Grantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.

40

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of page intentionally left blank]

41

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS: TUMI, INC.

By:
Name:
Title:

TUMI STORES, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent

By:
Name:
Title:

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [    ], is delivered pursuant to the Pledge and Security Agreement, dated as of October 29, 2010 (as it may be amended, restated, modified or supplemented from time to time, the “Security Agreement”), among Tumi, Inc. and Tumi Stores, Inc. (each, a “Grantor”), other grantors party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the Secured Parties (“Collateral Agent”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Each Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s title to, interest in and rights under the Collateral to secure the respective Secured Obligations, in each case whether now or hereafter existing or acquired or arising and wherever located. Each Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

IN WITNESS WHEREOF, each Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [            ].

TUMI, INC.

By:
Name:
Title:

TUMI STORES, INC.

By:
Name:
Title:

Exhibit A

SUPPLEMENT TO SCHEDULE 4.01

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organizational I.D. # Federal Taxpayer I.D. #

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(E)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

Exhibit A

SUPPLEMENT TO SCHEDULE 4.02

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Location of Equipment or Inventory	Description of Equipment/Inventory

SUPPLEMENT TO SCHEDULE 4.04

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)	Identify Pledged Equity Interests and percentage owned; types of accounts and name and address of financial institutions where such accounts are located.

Pledged Stock:

Pledged Partnership Interests:

Pledged LLC Interests:

Pledged Trust Interests:

Pledged Debt:

Securities Account:

Commodities Accounts:

Deposit Accounts:

(B)	Identify acquisitions of material equity interests or substantially all the assets of another entity.

Name of Grantor	Date of Acquisition	Description of Acquisition

SUPPLEMENT TO SCHEDULE 4.05

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Material Contract

Exhibit A

SUPPLEMENT TO SCHEDULE 4.06

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Letters of Credit

SUPPLEMENT TO SCHEDULE 4.10

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions

SUPPLEMENT TO SCHEDULE 4.11

TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor	Commercial Tort Claims

Exhibit A

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of [    (this “Agreement”) among (the “Pledgor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the Secured Parties (“Collateral Agent”) and [ ], a [            ] corporation (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement dated as of October 29, 2010, among the Pledgor, [Tumi, Inc.][Tumi Stores, Inc.], each of the other grantors party thereto, and the Collateral Agent (as it may be from time to time amended, restated, modified or supplemented from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.01 Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [ ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 1.02 Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 1.03 Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating to the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person; and

(b) It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with instructions as set forth in Section 1.02 hereof.

(c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d) This Agreement is the valid and legally binding obligation of the Issuer.

Section 1.04 Choice of Law. This Agreement shall be governed by the laws of the State of New York. The parties hereto agree that not withstanding any provision in any other agreement, the “issuer’s jurisdiction” for the purposes of Section 8-110 of the UCC shall be New York.

Exhibit B

Section 1.05 Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 1.06 Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 1.07 Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder by sending written notice of such assignment to the Pledgor and Issuer.

Section 1.08 Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all reasonable liabilities, reasonable losses, reasonable damages, reasonable costs, reasonable charges, reasonable counsel fees and other expenses arising by reason of the same, until the termination of this Agreement.

Section 1.09 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person or by overnight courier, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	c/o TUMI, INC. 1001 Durham Avenue South Plainfield, NJ 07080 [ATTENTION] [FACSIMILE NO.]

copy to [ADDRESS] [ATTENTION:] [FACSIMILE NO.]

Exhibit B

copy to [ADDRESS] [ATTENTION:] [FACSIMILE NO.]

Collateral Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION MAC D1109-019 1525 West W.T. Harris Blvd., Charlotte, NC 28262 Attention: Syndication Agency Services Facsimile No. (704) 590-3481

Issuer:	[INSERT ADDRESS] Attention: Telecopier:

Any party may change its address for notices in the manner set forth above.

Section 1.10 Termination. The Obligations of the Issuer to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement. The termination of this Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 1.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR]

By:
Name:
Title:

Exhibit B

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

Exhibit B

EXHIBIT A

TO THE UNCERTIFICATED SECURITIES CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention:

Re: Termination of Uncertificated Securities Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement dated as of [            ] between you, [the Pledgor] and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Securities Control Agreement) from [the Pledgor]. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [the Pledgor] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of Pledgor].

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

Exhibit B-A

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of [            ] (this “Agreement”) among [NAME OF GRANTOR] (the “Debtor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the Secured Parties (“Collateral Agent”) and [ ], in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC (in such capacity, the “Securities Intermediary”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated as of October 29, 2010, among the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.01 Establishment of Securities Account.

The Securities Intermediary hereby confirms and agrees that:

(a) The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name “[IDENTIFY EXACT TITLE OF ACCOUNT]” (such account and any successor account, the “Securities Account”) and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b) All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c) All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and

(d) The Securities Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 1.02 “Financial Assets” Election.

The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Exhibit C

Section 1.03 Control of the Securities Account.

If at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person. If the Debtor is otherwise entitled to issue entitlement orders and such orders conflict with any entitlement order issued by the Collateral Agent, the Securities Intermediary shall follow the orders issued by the Collateral Agent in accordance with this Section.

Section 1.04 Subordination of Lien; Waiver of Set-Off.

In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, bankers lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 1.05 Choice of Law.

This Agreement and the Securities Account shall each be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 1.06 Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c) The Securities Intermediary hereby confirms and agrees that:

(i) There are no other agreements entered into between the Securities Intermediary and the Debtor or any other person with respect to the Securities Account;

Exhibit C

(ii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

(iii) It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 1.03 hereof.

Section 1.07 Adverse Claims.

Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 1.08 Maintenance of Securities Account.

In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 1.03 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to the Securities Account solely from such Collateral Agent.

(b) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to subsection (a) of this Section 1.08, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.

(c) Permitted Investments. Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Collateral Agent, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made for the Securities Account; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.

(d) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 1.12 of this Agreement.

Exhibit C

(e) Tax Reporting. All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 1.09 Representations, Warranties and Covenants of the Securities Intermediary.

The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a) The Securities Account has been established as set forth in Section 1.01 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

(b) This Agreement is the valid and legally binding obligation of the Securities Intermediary.

Section 1.10 Indemnification of Securities Intermediary.

The Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary’s negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Securities Intermediary with the terms hereof, except to the extent that such arises from the Securities Intermediary’s negligence, and from and against any and all reasonable liabilities, reasonable losses, reasonable damages, reasonable costs, reasonable charges, reasonable counsel fees and other expenses arising by reason of the same, until the termination of this Agreement.

Section 1.11 Successors; Assignment.

The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder by sending written notice of such assignment to the Debtor and the Securities Intermediary.

Section 1.12 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in the Credit Agreement), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

Debtor:

c/o TUMI, INC.

1001 Durham Avenue

South Plainfield, NJ 07080

Attention of: _________________________________

Facsimile No.: ________________________________

Telephone No.: _______________________________

Exhibit C

copy to:	______________________ [Address] Attention of: ________________________ Facsimile No.: ______________________

Collateral Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION MAC D1109-019 1525 West W.T. Harris Blvd., Charlotte, NC 28262 Attn: Syndication Agency Services

Issuer:	______________________ [Address] Attention of: ________________________ Facsimile No.:

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 1.13 Termination.

The Obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of such Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and such Collateral Agent has notified the Securities Intermediary of such termination in writing in substantially the form of Exhibit C hereto. The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

Section 1.14 Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Exhibit C

IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[NAME OF GRANTOR]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

[NAME OF SECURITIES INTERMEDIARY], as Securities Intermediary

By:
Name:
Title:

Exhibit C

EXHIBIT A

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention:

Re:	Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of [            ] among [NAME OF DEBTOR], you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number [                    ] (the “Securities Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [NAME OF DEBTOR].

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

cc: [NAME OF GRANTOR]

Exhibit C-A

EXHIBIT B

TO SECURITIES ACCOUNT CONTROL AGREEMENT

Permitted Investments

Exhibit C-B

EXHIBIT C

TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention:

Re:	Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement dated as of [                            ] among you, [NAME OF DEBTOR] and the undersigned (a copy of which is attached) is terminated with respect to the undersigned and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s) from [NAME OF DEBTOR]. This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [NAME OF DEBTOR] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [NAME OF DEBTOR].

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”), dated as of [                    ] is entered into by [                    ] (collectively, “Assignor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, acting through its Charlotte office, located at 1525 West W.T. Harris Blvd., Charlotte, NC 28262 in its capacity as Collateral Agent on behalf of the Secured Parties (“Assignee”).

Capitalized terms not otherwise defined herein have the meanings set forth in that certain Pledge and Security Agreement dated as of October 29, 2010 by and among the Assignor, [certain other subsidiaries of [                    ]] and the Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”), by and among TUMI, INC., TUMI STORES, INC., CERTAIN OTHER SUBSIDIARIES OF Tumi, Inc., as Guarantors, the Lenders party thereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Assignor and certain other Grantors may enter into one or more (a) Hedge Agreements with one or more Lender Counter parties and (b) Cash Management Agreements with one or more Cash Management Banks; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement, Cash Management Agreements and the Hedge Agreements, respectively, Assignor and each other Grantor have agreed to secure their Obligations under the Loan Documents, Cash Management Agreements and the Hedge Agreements as set forth in the Security Agreement and this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Section 1.01 Grant of Security Interests.

(a) Assignor hereby grants to Assignee for its benefit and the benefit of the Secured Parties a security interest and continuing lien on all of Assignor’s right, title and interest in, to and under the Trademark Collateral.

(b) “Trademark Collateral” shall mean the following:

(i) all of the following that are owned by Assignor: United States or state trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule A (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit;

(ii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(iii) to the extent not otherwise included above, all Proceeds, products, Accessions, rents and profits of or in respect of any of the foregoing.

Section 1.02 Certain Limited Exclusions.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 1.01 hereof attach to or the term “Trademark Collateral” include (a)(i) any lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement to which Assignor is a party or any of its rights or interests thereunder (including property governed thereby) or (ii) any contracts, leases or licenses which prohibit the creation of a security interest, or which require the consent of third parties for the creation of a security interest, if and for so long as the grant of such security interest in the property or interests described in clauses (a)(i) and (ii) above shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)), provided, however, that such security interest shall attach immediately at such time as (x) the condition causing such abandonment, invalidation, termination, derogation, cancellation or unenforceability shall be remedied and to the extent severable, shall attach immediately without further action to any portion of such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement that does not result in any of the consequences specified in clause (A) or (B) above; (y) such prohibition or restriction is or becomes unenforceable or is otherwise ineffective under applicable law; or (z) consent to such security interest has been obtained from any applicable third party or (b) any intent-to-use Trademark applications to the extent that, and solely during the period which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law (all such property excluded from the definition of “Trademark Collateral” under this Section 1.02 shall be referred to as “Excluded Property”). Notwithstanding anything contained herein to the contrary, Assignor shall not be required to take any actions with respect to the Excluded Property.

Section 2.01 Security Agreement.

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to Assignee pursuant to the Security Agreement and Assignor hereby acknowledges and affirms that the rights and remedies of Assignee with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 3.01 Modification of Agreement.

This Trademark Security Agreement or any provision hereof may not be changed, waived, or terminated by Assignee, except in accordance with Section 5.02(c) of the Security Agreement.

Section 4.01 Governing Law.

THIS TRADEMARK SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.01 Successors and Assigns.

This Trademark Security Agreement shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns. Assignor shall not, without the prior written consent of Assignee given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

Section 6.01 Counterparts.

This Trademark Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 7.01 Termination

The security interests and liens in the Trademark Collateral shall terminate in accordance with Section 9.01 of the Security Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Trademark Security Agreement to be duly executed and delivered as of the date first above written.

ASSIGNOR:

[ASSIGNOR]

By:
Name: .
Title:

ASSIGNEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

SCHEDULE A

TRADEMARK SECURITY AGREEMENT

II.	U.S. REGISTERED TRADEMARKS

III.	U.S. PENDING TRADEMARK APPLICATIONS

EXHIBIT E

TO PLEDGE AND SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”), dated as of [                    ] is entered into by [                    ] (collectively, “Assignor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association acting through its Charlotte office, located at 1525 West W.T. Harris Blvd., Charlotte, NC 28262 in its capacity as Collateral Agent on behalf of the Secured Parties (“Assignee”).

Capitalized terms not otherwise defined herein have the meanings set forth in that certain Pledge and Security Agreement dated as of October 29, 2010 by and among the Assignor, [certain other subsidiaries of [                    ]] and the Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”), by and among TUMI, INC., TUMI STORES, INC., CERTAIN OTHER SUBSIDIARIES OF Tumi, Inc., as Guarantors, the Lenders party thereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Assignor and certain other Grantors may enter into one or more (a) Hedge Agreements with one or more Lender Counter parties and (b) Cash Management Agreements with one or more Cash Management Banks; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement, Cash Management Agreements and the Hedge Agreements, respectively, Assignor and each other Grantor have agreed to secure their Obligations under the Loan Documents, Cash Management Agreements and the Hedge Agreements as set forth in the Security Agreement and this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Section 1.01 Grant of Security Interests.

(a) Assignor hereby grants to Assignee, for its benefit and the benefit of the Secured Parties, a security interest in and continuing lien on all of Assignor’s right, title and interest in, to and under the Copyright Collateral.

(b) “Copyright Collateral” shall mean the following:

(i) all United States registered copyrights that are owned by Assignor, including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901), and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.10(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights to sue for past, present and future infringements thereof, and (iv) all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit.

(ii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(iii) to the extent not otherwise included above, all Proceeds, products, Accessions, rents and profits of or in respect of any of the foregoing.

Section 1.02 Certain Limited Exclusions.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 1.01 hereof attach to or the term “Copyright Collateral” include (a) any lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement to which Assignor is a party or any of its rights or interests thereunder (including property governed thereby) or (b) any contracts, leases or licenses which prohibit the creation of a security interest, or which require the consent of third parties for the creation of a security interest, if and for so long as the grant of such security interest in the property or interests described in clauses (a) and (b) above shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)), provided, however, that such security interest shall attach immediately at such time as (x) the condition causing such abandonment, invalidation, termination, derogation, cancellation or unenforceability shall be remedied and to the extent severable, shall attach immediately without further action to any portion of such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement that does not result in any of the consequences specified in clause (i) or (ii) above; (y) such prohibition or restriction is or becomes unenforceable or is otherwise ineffective under applicable law; or (z) consent to such security interest has been obtained from any applicable third party (all such property excluded from the definition of “Copyright Collateral” under this Section 1.02 shall be referred to as “Excluded Property”). Notwithstanding anything contained herein to the contrary, Assignor shall not be required to take any actions with respect to the Excluded Property.

Section 2.01 Security Agreement.

The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to Assignee pursuant to the Security Agreement and Assignor hereby acknowledges and affirms that the rights and remedies of Assignee with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 3.01 Modification of Agreement.

This Copyright Security Agreement or any provision hereof may not be changed, waived, or terminated by Assignee, except in accordance with Section 5.02(c) of the Security Agreement.

Section 4.01 Governing Law

THIS COPYRIGHT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.01 Successors and Assigns.

This Copyright Security Agreement shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns. Assignor shall not, without the prior written consent of Assignee given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

Section 6.01 Counterparts.

This Copyright Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 7.01 Termination.

The security interests and liens in the Copyright Collateral shall terminate in accordance with Section 9.01 of the Security Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Copyright Security Agreement to be duly executed and delivered as of the date first above written.

ASSIGNOR:

[GRANTOR]

By:
Name:
Title:

ASSIGNEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

SCHEDULE A

COPYRIGHT SECURITY AGREEMENT

II.	U.S. REGISTERED COPYRIGHTS

Copyright	Reg. No. (App. No.)	Reg. Date (App. Date)	Record Owner/Liens

III.	U.S. COPYRIGHT APPLICATIONS

EXHIBIT F

TO PLEDGE AND SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”), dated as of [ ] is entered into by [ ] (collectively, “Assignor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, acting through its Charlotte office, located at 1525 West W.T. Harris Blvd., Charlotte, NC 28262 in its capacity as Collateral Agent on behalf of the Secured Parties (“Assignee”).

Capitalized terms not otherwise defined herein have the meanings set forth in that certain Pledge and Security Agreement dated as of October 29, 2010 by and among the Assignor, [certain other subsidiaries of [ ]] and the Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”), by and among TUMI, INC., TUMI STORES, INC., CERTAIN OTHER SUBSIDIARIES OF Tumi, Inc., as Guarantors, the Lenders party thereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Assignor and certain other Grantors may enter into one or more (a) Hedge Agreements with one or more Lender Counter parties and (b) Cash Management Agreements with one or more Cash Management Banks; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement, Cash Management Agreements, and the Hedge Agreements, respectively, Assignor and each other Grantor have agreed to secure their Obligations under the Loan Documents, Cash Management Agreements and the Hedge Agreements as set forth in the Security Agreement and this Patent Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Section 1.01 Grant of Security Interests.

(a) Assignor hereby grants to Assignee for its benefit and the benefit of the Secured Parties a security interest and continuing lien on all of Assignor’s right, title and interest in, to and under the Patent Collateral.

Exhibit F

(b) “Patent Collateral” shall mean the following:

(i) all United States patents and certificates of invention, or similar industrial property rights, and applications for the foregoing (including, for the avoidance of doubt, any United States national stage patent or patent application designated under a Patent Cooperation Treaty filing) in each case that are owned by Assignor, including, but not limited to: (a) each patent and patent application referred to in Schedule A hereto (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, (c) all rights to sue for past, present and future infringements thereof, (d) all Proceeds of the foregoing, including, without limitation, royalties, income, payments, damage awards and proceeds of suit;

(iv) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(v) to the extent not otherwise included above, all Proceeds, products, Accessions, rents and profits of or in respect of any of the foregoing.

Section 1.02 Certain Limited Exclusions

Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 1.01 hereof attach to or the term “Patent Collateral” include (a) any lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement to which Assignor is a party or any of its rights or interests thereunder (including property governed thereby) or (b) any contracts, leases or licenses which prohibit the creation of a security interest, or which require the consent of third parties for the creation of a security interest, if and for so long as the grant of such security interest in the property or interests described in clauses (a) and (b) above shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code)), provided, however, that such security interest shall attach immediately at such time as (x) the condition causing such abandonment, invalidation, termination, derogation, cancellation or unenforceability shall be remedied and to the extent severable, shall attach immediately without further action to any portion of such lease, license, Receivable, General Intangible, Investment Account, Intellectual Property, contract, property rights or agreement that does not result in any of the consequences specified in clause (i) or (ii) above; (y) such prohibition or restriction is or becomes unenforceable or is otherwise ineffective under applicable law; or (z) consent to such security interest has been obtained from any applicable third party (all such property excluded from the definition of “Patent Collateral” under this Section 1.02 shall be referred to as “Excluded Property”). Notwithstanding anything contained herein to the contrary, Assignor shall not be required to take any actions with respect to the Excluded Property.

Exhibit F

Section 2.01 Security Agreement.

The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to Assignee pursuant to the Security Agreement and Assignor hereby acknowledges and affirms that the rights and remedies of Assignee with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 3.01 Modification of Agreement.

This Patent Security Agreement or any provision hereof may not be changed, waived, or terminated by Assignee, except in accordance with Section 5.02(c) of the Security Agreement.

Section 4.01 Governing Law.

THIS PATENT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.01 Successors and Assigns.

This Patent Security Agreement shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns. Assignor shall not, without the prior written consent of Assignee given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

Section 6.01 Counterparts.

This Patent Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 7.01 Termination

The security interests and liens in the Patent Collateral shall terminate in accordance with Section 9.01 of the Security Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit F

IN WITNESS WHEREOF, Assignor and Assignee have caused this Patent Security Agreement to be duly executed and delivered as of the date first above written.

ASSIGNOR:

[ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Exhibit F

SCHEDULE A

PATENT SECURITY AGREEMENT

II.	U.S. REGISTERED PATENTS

III.	U.S. PENDING PATENT APPLICATIONS

Exhibit F

EXHIBIT H

TO CREDIT AND GUARANTY AGREEMENT

MORTGAGE

[See attached.]

Exhibit H

Space above this line for recorder’s use only

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attn: Andrea L. Briski, Esq.

Re: Tumi, Inc., a New Jersey Corporation

Location: 2501 Matthews Industrial Circle, Vidalia, Georgia

Municipality: Vidalia

County: Toombs

State: Georgia

DEED TO SECURE DEBT, SECURITY AGREEMENT

AND ASSIGNMENT OF RENTS AND LEASES

THIS DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS AND LEASES, dated as of October 29, 2010 (this “Security Deed”), by and from TUMI, INC., a New Jersey corporation, having an address of 1001 Durham Avenue, South Plainfield, NJ 07080, Attention of: Michael Mardy (together, the “Grantor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for Lenders, Lender Counterparties and Cash Management Banks, having an address of MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, Attention of: Syndication Agency Services (in such capacity, “Grantee”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement of even date herewith (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”), by and among the Grantor, TUMI STORES, INC., a New Jersey corporation (“Co-Borrower,” together with the Grantor, the “Borrowers” and each, a “Borrower”), certain subsidiaries of the Grantor, as Guarantors, the Lenders party thereto from time to time (the “Lenders”) and Grantee;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Grantor may enter into one or more Hedge Agreements with one or more Lender Counterparties and one or more Cash Management Agreements with one or more Cash Management Banks; and

WHEREAS, in consideration of the extensions of credit in the aggregate principal amount of EIGHTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($87,500,000) and having a final maturity date of December 31, 2014, and other accommodations of Lenders, Cash Management Banks and Lender Counterparties as set forth in the Credit Agreement, Cash Management Agreements and the Hedge Agreements, respectively, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document, each of the Cash Management Agreements and each of the Hedge Agreements, to secure the Obligations (as defined in the Credit Agreement) under the Loan Documents, the Cash Management Agreements and the Hedge Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantee and Grantor agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Mortgaged Property” means all of Grantor’s right, title, and interest in (i) the real property described in Exhibit A, attached hereto and by this reference made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by Grantor (the “Land”); (ii) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land subject to the Permitted Liens, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all right, title and interest of Grantor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (v) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”); (vi) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Grantor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (vii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (viii) to the extent transferable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (ix) to the extent transferable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (x) all property tax refunds payable to Grantor (the “Tax Refunds”); (xi) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”); and (xiii) all of Grantor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Security Deed, the term “Mortgaged Property” shall mean all or, where the context permits or requires any portion of the above or any interest therein.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

Section 1.02 Interpretation.

References to “Sections” shall be to Sections of this Security Deed unless otherwise specifically provided. Section headings in this Security Deed are included herein for convenience of reference only and shall not constitute a part of this Security Deed for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.04 of the Credit Agreement shall be applicable to this Security Deed mutatis mutandis. If any conflict or inconsistency exists between this Security Deed and the Credit Agreement, the Credit Agreement shall govern.

ARTICLE TWO

GRANT

To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Grantor, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Grantee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Grantee IN FEE SIMPLE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Grantee for so long as any of the Obligations remain outstanding.

THIS CONVEYANCE is intended to operate and is to be construed as a deed passing title to the Mortgaged Property to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage, and is given to secure the Obligations.

ARTICLE THREE

WARRANTIES, REPRESENTATIONS AND COVENANTS

Section 3.01 Title.

Grantor represents and warrants to Grantee that except for the Permitted Liens, (a) Grantor owns the Mortgaged Property free and clear of any liens, claims or interests, and (b) this Security Deed creates valid, enforceable first priority security title, liens and security interests in and to the Mortgaged Property.

Section 3.02 First Lien Status.

Grantor shall preserve and protect the first security title, lien and security interest status of this Security Deed and the other Loan Documents to the extent related to the Mortgaged Property. If any security title, lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Grantee a detailed written notice of such security title, lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

Section 3.03 Payment and Performance.

Grantor shall pay the Indebtedness when due under the Loan Documents and shall perform the Obligations in full when they are required to be performed as required under the Loan Documents.

Section 3.04 Replacement of Fixtures and Personalty.

Grantor shall not, without the prior written consent of Grantee, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Security Deed and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Grantee.

Section 3.05 Inspection.

Grantor shall permit Grantee, and Grantee’s agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Grantee may reasonably require; provided, such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

Section 3.06 Covenants Running with the Land.

All Obligations contained in this Security Deed are intended by Grantor and Grantee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Security Deed and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Grantee. In addition, all of the covenants of Grantor in any Loan Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

Section 3.07 Condemnation Awards and Insurance Proceeds.

Grantor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Grantee and authorizes Grantee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Grantor assigns to Grantee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Grantor authorizes Grantee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Grantee, instead of to Grantor and Grantee jointly, subject to the terms of the Credit Agreement.

Section 3.08 Change in Tax Law.

Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Grantee or any of the Lenders to any tax or changing the basis of taxation of deeds to secure debt, mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Security Deed, the Indebtedness or Grantee, and the result is to increase the taxes imposed upon or the cost to Grantee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Grantee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Grantee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Grantor shall pay or reimburse Grantee or the Lenders for payment of the lawful and non-usurious portion thereof.

Section 3.09 Mortgage Tax.

Grantor shall (i) pay when due any tax imposed upon it or upon Grantee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Security Deed and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

Section 3.10 Reduction of Secured Amount.

In the event that the amount secured by the Security Deed is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Security Deed. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

ARTICLE FOUR

DEFAULT AND FORECLOSURE

Section 4.01 Remedies.

If an Event of Default (as defined in the Credit Agreement) under this Security Deed, the Credit Agreement or any other Loan Document has occurred and is continuing, Grantee may, at Grantee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property after an Event of Default and without Grantee’s prior written consent, Grantee may invoke any legal remedies to dispossess Grantor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Grantee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Grantee deems necessary or desirable), and apply all Rents and other amounts collected by Grantee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Security Deed, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC,

Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Grantee or any of the Lenders may be a purchaser at such sale and if Grantee is the highest bidder, Grantee shall credit the portion of the purchase price that would be distributed to Grantee against the Indebtedness in lieu of paying cash. In the event this Security Deed is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (f) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 4.02 Separate Sales.

The Mortgaged Property may be sold in one or more parcels and in such manner and order as Grantee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.03 Remedies Cumulative, Concurrent and Nonexclusive.

Grantee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Grantee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Grantee or the Lenders in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.04 Release of and Resort to Collateral.

Grantee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Grantee may resort to any other security in such order and manner as Grantee may elect.

Section 4.05 Waiver of Redemption, Notice and Marshalling of Assets.

To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Grantee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.06 Discontinuance of Proceedings.

If Grantee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Grantee or the Lenders shall have the unqualified right to do so and, in such an event, Grantor and Grantee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Grantee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Grantee or the Lenders thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 4.07 Application of Proceeds.

The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Grantee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, (d) costs of advertisement; and second, as provided in the Credit Agreement.

Section 4.08 Occupancy After Foreclosure.

Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.09 Additional Advances and Disbursements; Costs of Enforcement.

If any Event of Default exists, Grantee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Grantee or any Lender under this Section, or otherwise under this Security Deed or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Security Deed. Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Security Deed and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Security Deed and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Grantee or the Lenders in respect thereof, by litigation or otherwise.

Section 4.10 No Mortgagee in Possession.

Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5 hereof, the security interests under Section 6 hereof, nor any other remedies afforded to Grantee or the Lenders under the Loan Documents, at law or in equity shall cause Grantee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Grantee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE FIVE

ASSIGNMENT OF RENTS AND LEASES

Section 5.01 Assignment.

In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Grantee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Grantee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Grantee (any such notice being hereby expressly waived by Grantor).

Section 5.02 Perfection Upon Recordation.

Grantor acknowledges that Grantee has taken all reasonable actions necessary to obtain, and that upon recordation of this Security Deed, Grantee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Security Deed, Grantee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Security Deed, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.03 Bankruptcy Provisions.

Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Grantee agree that (a) this Security Deed shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Security Deed extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

ARTICLE SIX

SECURITY AGREEMENT

Section 6.01 Security Interest.

This Security Deed constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Grantee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Permitted Liens, and agrees that Grantee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Grantee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

Section 6.02 Financing Statements.

Grantor shall execute and deliver to Grantee, in form and substance satisfactory to Grantee, such financing statements and such further assurances as Grantee may, from time to time, reasonably consider necessary to create, perfect and preserve Grantee’s security interest hereunder and Grantee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor’s chief executive office is at the address set forth in Section 10.01 of the Credit Agreement.

ARTICLE SEVEN

ATTORNEY-IN-FACT

Grantor hereby irrevocably appoints Grantee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Grantee deems appropriate to protect Grantee’s interest, if Grantor shall fail to do so within ten (10) days after written request by Grantee, (b) upon the issuance of a deed pursuant to the foreclosure of this Security Deed or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Grantee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Grantee shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Grantee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Grantee as such attorney-in-fact shall only be accountable for such funds as are actually received by Grantee; and (iv) Grantee shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

ARTICLE EIGHT

GRANTEE AS AGENT

Grantee has been appointed to act as Grantee hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties and Cash Management Banks. Grantee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Security Deed and the Credit Agreement; provided, Grantee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Requisite Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements and all Cash Management Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section, each Lender Counterparty and Cash Management Bank, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender Counterparty or Cash Management Bank, as applicable, that all rights and remedies hereunder may be exercised solely by Grantee for the benefit of Lenders, Cash Management Banks and Lender Counterparties in accordance with the terms of this Section. Grantee shall at all times be the same Person that is Administrative Agent under the Credit Agreement (as such term is used herein, the “Administrative Agent”). Written notice of resignation by Administrative Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Grantee under this Security Deed; removal of Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Grantee under this Security Deed; and appointment of a successor Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Grantee under this Security Deed. Upon the acceptance of any appointment as Administrative Agent under the terms of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Grantee under this Security Deed, and the retiring or removed Grantee under this Security Deed shall promptly (i) transfer to such successor Grantee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Grantee under this Security Deed, and (ii) execute and deliver to such successor Grantee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Grantee of the security interests created hereunder, whereupon such retiring or removed Grantee shall be discharged from its duties and obligations under this Security Deed thereafter accruing. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Grantee, the provisions of this Security Deed shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Security Deed while it was Grantee hereunder.

ARTICLE NINE

LOCAL LAW PROVISIONS

Section 9.01 Cancellation and Surrender.

Should the Indebtedness secured by this Security Deed be paid according to the tenor and effect thereof when the same shall become due and payable, and should Grantor perform all Obligations in a timely manner, and if Grantor shall keep, perform and observe each of the covenants, agreements and provisions in this Security Deed to be kept, performed and observed by Grantor then this Security Deed shall be cancelled and surrendered; provided, however, that any and all costs associated with such release to be borne by Grantor.

Section 9.02 Power of Sale.

(1) If an Event of Default has occurred and is continuing, Grantee, at its option, may sell the Mortgaged Property or any part of the Mortgaged Property at public sale or sales before the door of the courthouse of the county in which the Mortgaged Property or any part of the Mortgaged Property is situated, to the highest bidder for cash, in order to pay the Indebtedness and accrued interest thereon and insurance premiums, liens, assessments, taxes and charges, including utility charges, if any, with accrued interest thereon, and all expenses of the sale and of all proceedings in connection therewith, including reasonable attorneys’ fees actually incurred, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff’s sales are advertised in said county. At any such public sale, Grantee may execute and deliver to the purchaser a conveyance of the Mortgaged Property or any part of the Mortgaged Property in fee simple, with full warranties of title (or without warranties if Grantee shall so elect) and to this end, Grantor hereby constitutes and appoints Grantee the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title, interest, equity and equity of redemption that Grantor may have in and to the Mortgaged Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by dissolution, insolvency or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the Indebtedness and shall not be exhausted by one exercise thereof but may be exercised until full payment of all Indebtedness. In the event of any such foreclosure sale by Grantee, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

(2) Grantee may adjourn from time to time any sale by it to be made under or by virtue of this Security Deed by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Grantee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(3) Upon any sale made under or by virtue of this Section 9.02 (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Grantee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Grantee is authorized to deduct under this Security Deed.

(4) No recovery of any judgment by Grantee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect in any manner or to any extent, the lien and title of this Security Deed upon the Mortgaged Property or any part thereof, or any liens, titles, rights, powers or remedies of Grantee hereunder, but such liens, titles, rights, powers and remedies of Grantee shall continue unimpaired as before.

(5) Grantee, at its option, is authorized to foreclose this Security subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Grantor, a defense to any proceedings instituted by Grantee to collect the sums secured hereby.

Section 9.03 Revolving Credit.

A part of the Indebtedness secured hereby is a revolving credit loan, the principal of which may be advanced, repaid and readvanced at any time and from time to time in accordance with the terms of the Credit Agreement. Accordingly, if the outstanding principal balance of the Indebtedness is ever reduced to a zero ($0.00) balance, the lien and security title of this Security Deed shall not be released or extinguished by operation of law or implied intent of the parties. This Security Deed and the Credit Agreement shall remain in full force and effect as to any further advances under the Credit Agreement made after any such zero balance until the Indebtedness is paid in full and satisfied, all agreements of Grantee to make further advances have been terminated and this Security Deed has been cancelled of record.

Section 9.04 WAIVER OF GRANTOR’S RIGHTS.

BY EXECUTION OF THIS SECURITY DEED, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT TO ACCELERATE THE INDEBTEDNESS AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE MORTGAGED PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE (EXCEPT AS OTHERWISE PROVIDED HEREIN); (B) EXCEPT TO THE EXTENT PROVIDED OTHERWISE HEREIN, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY GRANTEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO GRANTEE; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS SECURITY DEED AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS SECURITY DEED; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION:

Section 9.05 Terminology.

Any reference herein to the term “lien” or words of similar import shall be deemed also to mean “security title” and “security interest” of this Security Deed.

ARTICLE TEN

MISCELLANEOUS

Any notice required or permitted to be given under this Security Deed shall be given in accordance with the Credit Agreement. No failure or delay on the part of Grantee or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Security Deed and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Security Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Security Deed shall be binding upon and inure to the benefit of Grantee and Grantor and their respective successors and assigns. Except as permitted in the Credit Agreement, Grantor shall not, without the prior written consent of Grantee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations, or upon prepayment of a portion of the Indebtedness equal to the Net Asset Sale Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Grantee, at Grantor’s expense, shall release the liens and security interests created by this Security Deed or reconvey the Mortgaged Property to Grantor or, at the request of Grantor, assign this Security Deed without recourse. This Security Deed and the other Loan Documents embody the entire agreement and understanding between Grantee and Grantor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

THE PROVISIONS OF THIS SECURITY DEED REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS SECURITY DEED AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND GRANTEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

Signed, sealed and delivered in the presence of:	TUMI, INC., a New Jersey corporation

By:
Witness	Name:
Title:

Notary Public
My Commission Expires:

[NOTARY]

Signature Page to Deed to Secure Debt,

Security Agreement and Assignment of Rents and Leases

EXHIBIT A

PROPERTY DESCRIPTION

All that certain tract or parcel of land situate, lying and being in the 1823rd G. M. District of Toombs County, Georgia, in the City of Vidalia, containing 48.13 acres, the same being bounded, now or formerly, as follows: On the North by lands of the Toombs County Development Authority, by lands of Trutech, Inc., and by the southern right-of-way of Reg Holland Road and Matthews Industrial Circle; on the East by the Vidalia Municipal Airport; on the South by the Vidalia Municipal Airport; on the Southwest by International Paper Company; and on the West by the right of way of Reg Holland Road and Matthews Industrial Circle. Said tract being more particularly shown by that plat of survey prepared by Leland H. Moss, Jr., Registered Surveyor, dated April 27, 2007, and recorded in Toombs County Plat Book 31, Pages 37-38, and incorporated herein by reference and made a part and parcel of this description.

This is the same property conveyed to Ithaca Industries, Inc., by Warranty Deed from Toombs County Development Authority, dated January 5, 1995, and recorded in Toombs County Deed Book 393, Page 309.

Included in this conveyance is that certain 15.00 square foot access and signage easement dated May 29, 1997, and recorded in Toombs county Deed Book 451, Page 87.

This conveyance is made subject to that certain Restrictive Covenant and Wetlands Easement dated August 25, 1995, and recorded in Toombs County Deed Book 407, Page 170.

EXHIBIT I

TO CREDIT AND GUARANTY AGREEMENT

TUMI PLEDGE AGREEMENT

[See attached.]

PLEDGE AGREEMENT

dated as of October 29, 2010

by and among

TUMI II, LLC,

as Pledgor

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent on behalf of the Secured Parties

TABLE OF CONTENTS

		PAGE
ARTICLE I

DEFINITIONS
Section 1.01	General Definitions	1
Section 1.02	Definitions; Interpretation	2

ARTICLE II

PLEDGE AND GRANT OF SECURITY

Section 2.01	Pledge and Grant of Security	3

ARTICLE III

SECURITY FOR OBLIGATIONS; PLEDGOR REMAINS LIABLE

Section 3.01	Security for Obligations	3
Section 3.02	Continuing Liability Under Collateral	3

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 4.01	Generally	4
Section 4.02	Pledged Stock	6

ARTICLE V

FURTHER ASSURANCES

Section 5.01	Further Assurances	8

ARTICLE VI

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.01	Power of Attorney	9
Section 6.02	No Duty on the Part of Collateral Agent or Secured Parties	10

ARTICLE VII

REMEDIES

Section 7.01	Generally	10

Section 7.02	Application of Proceeds	11
Section 7.03	Securities Laws	11

ARTICLE VIII

COLLATERAL AGENT

Section 8.01	Collateral Agent	12

ARTICLE IX

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

Section 9.01	Continuing Security Interest; Transfer of Loans.	13

ARTICLE X

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

Section 10.01	Standard of Care; Collateral Agent May Perform	14

ARTICLE XI

MISCELLANEOUS

Section 11.01	Miscellaneous	14

SCHEDULES AND EXHIBITS

SCHEDULE 4.01 — GENERAL INFORMATION

SCHEDULE 4.02 — PLEDGED STOCK

EXHIBIT A — PLEDGE SUPPLEMENT

This PLEDGE AGREEMENT, dated as of October 29, 2010 (this “Agreement”), between TUMI II, LLC, as Pledgor (the “Pledgor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) on behalf of the Secured Parties.

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of October 29, 2010 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TUMI, INC., a New Jersey corporation (“Lead Borrower”), TUMI STORES, INC., a New Jersey corporation (“Co-Borrower” together with Lead Borrower, the “Borrowers” and each a “Borrower”), CERTAIN SUBSIDIARIES OF Lead Borrower, as Guarantors, the Lenders party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Cash Management Banks and Lender Counterparties as set forth in the Credit Agreement, the Cash Management Agreements and the Hedge Agreements, respectively, Pledgor has agreed to secure the Obligations under the Loan Documents, the Cash Management Agreements and the Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Pledgor and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Borrowers” shall have the meaning set forth in the recitals hereto.

“Collateral” shall have the meaning assigned in Section 2.01.

“Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Lead Borrower” shall have the meaning set forth in the recitals hereto.

1

“Pledged Stock” shall mean all shares of capital stock in Lead Borrower now owned or hereafter acquired by Pledgor, including, without limitation, all shares of capital stock described on Schedule 4.02 under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates representing such shares and any interest of Pledgor in the entries on the books of the Lead Borrower pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property as proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any such shares of capital stock and any other warrant, right or option to acquire any of the foregoing.

“Pledgor” shall have the meaning set forth in the preamble hereto.

“Proceeds” shall mean (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to the Pledged Stock and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Secured Obligations” shall have the meaning assigned in Section 3.01.

“Secured Parties” shall mean the Agents, Lenders, the Cash Management Banks and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders, Cash Management Banks and Lender Counterparties to the extent that any Secured Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Cash Management Banks or Lender Counterparties and such Secured Obligations have not been paid or satisfied in full.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“United States” shall mean the United States of America.

Section 1.02 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, shall be deemed to be followed by the phrase “without limitation”. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

2

ARTICLE II

PLEDGE AND GRANT OF SECURITY

Section 2.01 Pledge and Grant of Security. Pledgor hereby grants to the Collateral Agent for its benefit and the benefit of the Secured Parties a security interest in and continuing lien on all of Pledgor’s right, title and interest in, to and under the (a) Pledged Stock and (b) all Proceeds of or in respect of the foregoing, whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”).

ARTICLE III

SECURITY FOR OBLIGATIONS; PLEDGOR REMAINS LIABLE

Section 3.01 Security for Obligations. This Agreement secures, and the Collateral is security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to the Borrowers (the “Secured Obligations”).

Section 3.02 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) Pledgor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) Pledgor shall remain liable with respect to the Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither of the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release Borrowers or Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral.

3

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 4.01 Generally.

(a) Representations and Warranties. Pledgor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of Pledgor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens, filings for which termination statements have been delivered to the Collateral Agent and filings which have not been authorized by the Pledgor;

(ii) it has indicated on Schedule 4.01 (as such schedule may be amended or supplemented from time to time): (v) the type of organization of the Pledgor, (w) the jurisdiction of organization of the Pledgor, (x) its organizational identification number, and (y) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if the Pledgor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii) the full legal name of Pledgor is as set forth on Schedule 4.01 and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.01 (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.01 (as such schedule may be amended or supplemented from time to time), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) upon the filing of all UCC financing statements naming Pledgor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite Pledgor’s name on Schedule 4.01 hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by Pledgor, and upon delivery of all certificated Collateral owned by Pledgor, the security interests granted to the Collateral Agent hereunder constitute valid and perfected First Priority Liens on all of the Collateral;

(vi) all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral, have been made or obtained;

(vii) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement or other similar instrument in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (i) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing, (ii) financing statements and instruments relating to Permitted Liens or as expressly permitted hereunder or in the Credit Agreement and (iii) financing statements which have not been authorized by the Pledgor;

4

(viii) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by Pledgor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clauses (v) and (vi) above, and (B) as may be required by laws generally affecting the offering and sale of Securities;

(ix) all written information supplied by Pledgor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects (such information being, as of the date of this Agreement, true and correct copies of the information set forth in Schedules to this Agreement); and

(x) Pledgor has been duly organized as an entity of the type as set forth opposite Pledgor’s name on Schedule 4.01 (as such schedule may be amended from time to time) solely under the laws of the jurisdiction as set forth opposite Pledgor’s name on Schedule 4.01 (as such schedule may be amended or supplemented from time to time) and remains duly existing as such. Pledgor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Pledgor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien, other than Permitted Liens, upon or with respect to any of the Collateral, and Pledgor shall take commercially reasonable steps to defend the Collateral against all Persons at any time claiming any interest therein; and

(ii) it shall not change Pledgor’s legal name, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), place of business (or principal residence if Pledgor is a natural person), chief executive office, type of organization, jurisdiction of organization or organizational identification number unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least ten (10) days prior to any such change or establishment, identifying such new proposed legal name, identity, corporate structure, place of business (or principal residence if Pledgor is a natural person), chief executive office, jurisdiction of organization or organizational identification number and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or reasonably advisable to maintain the continuous validity, perfection and priority of the Collateral Agent’s security interest in the Collateral (other than Collateral in which a security interest cannot be perfected under the UCC or other applicable law) intended to be granted and agreed to hereby.

5

Section 4.02 Pledged Stock.

(a) Representations and Warranties. Pledgor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.02 (as such schedule may be amended or supplemented from time to time) sets forth all Pledged Stock owned by Pledgor;

(ii) it is the record and beneficial owner of the Pledged Stock free of all Liens, rights or claims of other Persons other than Liens created hereunder and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Stock;

(iii) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Pledged Stock or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(iv) none of the Pledged Stock are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets.

(b) Covenants and Agreements. Pledgor hereby covenants and agrees that:

(i) in the event Pledgor acquires rights in any Pledged Stock after the date hereof, Pledgor shall deliver such new Pledged Stock endorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), in form and substance reasonably satisfactory to the Collateral Agent, and a supplement to Schedule 4.02 to the Collateral Agent. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Pledged Stock of Pledgor immediately upon Pledgor’s acquisition of rights therein and shall not be affected by the failure of Pledgor to deliver a supplement to Schedule 4.02 as required hereby; and

(ii) except as provided in the next sentence, in the event the Pledgor receives any dividends, interest or distributions on any Pledged Stock, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Stock, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Pledged Stock without further action, and (b) Pledgor, at Pledgor’s expense, shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Pledged Stock (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action Pledgor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of Pledgor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent

6

authorizes Pledgor to (i) retain or direct the disposition of any Proceeds realized from, or generated in connection with, the exercise of any warranty, right, option or other derivatives security in order to pay, fund or otherwise satisfy, or cause or permit to be satisfied, the exercise price in respect thereof and to pay, fund or otherwise satisfy or cause or permit to be satisfied all Taxes payable in connection therewith (including any withholding obligations imposed on the issuer in connection with such actions, (ii) retain all ordinary cash dividends and distributions paid on the Pledged Stock, and (iii) retain all scheduled payments of interest on the Pledged Stock or the Proceeds thereof.

(iii) without the prior written consent of the Collateral Agent unless permitted by the Credit Agreement, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely affects the rights of Pledgor with respect to the Pledged Stock or materially and adversely affects the validity, perfection or priority of the Collateral Agent’s security interests, (b) other than as permitted under the Credit Agreement, permit any issuer to the extent it is a Loan Party of any Pledged Stock to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer to the extent it is a Loan Party, (c) other than as permitted under the Credit Agreement, permit any issuer to the extent it is a Loan Party of any Pledged Stock to dispose of all or a material portion of its assets, or (d) waive any default under or breach of any terms of organizational document relating to the issuer to the extent it is a Loan Party of any Pledged Equity Interest;

(c) Delivery and Control. Pledgor agrees that on or before the Closing Date, with respect to the Pledged Stock of Pledgor that is represented by a certificate or that is an “instrument,” it shall cause such certificate or instrument to be delivered to the Collateral Agent, endorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC.

(d) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1) except as otherwise provided under the covenants and agreements in this Agreement or elsewhere herein or in the Credit Agreement, Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Stock or any part thereof; provided, that upon the occurrence and during the continuance of an Event of Default, Pledgor shall exercise and shall refrain from exercising any such right if the Collateral Agent shall have notified Pledgor that, in the Collateral Agent’s reasonable judgment, such action would result in a Material Adverse Effect; and

7

(2) the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all proxies, and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above.

(ii) Upon the occurrence and during the continuation of an Event of Default:

(1) all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; provided, however, that Pledgor shall be liable for all monies expended or liabilities incurred by Pledgor in connection with any exercise of such rights by the Collateral Agent; and

(2) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request, and (2) Pledgor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.01.

ARTICLE V

FURTHER ASSURANCES

Section 5.01 Further Assurances. (a) Pledgor agrees that from time to time, at the expense of Pledgor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Collateral in all cases subject to specific limitations contained herein or in any Loan Document. Without limiting the generality of the foregoing, Pledgor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be reasonably necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect Pledgor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral.

8

(b) Pledgor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are reasonably necessary to perfect the security interest granted to such Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to such Collateral Agent herein including, without limitation, describing the collateral as described on Annex I attached hereto. Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

ARTICLE VI

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.01 Power of Attorney. Pledgor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as Pledgor’s attorney-in-fact (such appointment to cease upon the payment in full of the Secured Obligations (other than contingent indemnification obligations), the cancellation or termination of the Commitments and the cancellation or expiration or cash collateralization, or other assurances of payment for, all outstanding Letters of Credit) with full authority in the place and stead of Pledgor and in the name of Pledgor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary to enforce the rights and remedies set forth in this Agreement granted to the Collateral Agent or any Secured Party, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or reasonably desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(b) to prepare and file any UCC financing statements against Pledgor as debtor;

(c) upon the occurrence and during the continuance of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become Secured Obligations of Pledgor to such Collateral Agent, due and payable immediately without demand;

9

(d) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and Pledgor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein or otherwise in order to effect the intent of this Agreement, all as fully and effectively as Pledgor might do; and

(e) The Collateral Agent shall provide a written notice to the Pledgor of any actions taken pursuant to this Section 6.01.

Section 6.02 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

ARTICLE VII

REMEDIES

Section 7.01 Generally. (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral to the extent permitted by applicable law) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require Pledgor to, and Pledgor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at places to be designated by the Collateral Agent that are reasonably convenient to both parties;

(ii) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent in each of their reasonable discretion may deem commercially reasonable.

10

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as Collateral Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute commercially reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accept the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.02 Application of Proceeds. Except as expressly provided elsewhere in this Agreement or the Credit Agreement, all proceeds received in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in accordance with Section 8.02 (Crediting of Payment and Proceeds) of the Credit Agreement.

Section 7.03 Securities Laws. Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral conducted without prior registration or qualification of such Collateral under the Securities Act and/or such

11

state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Collateral, upon written request, the Pledgor shall and shall cause each issuer of the Collateral to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Collateral which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

ARTICLE VIII

COLLATERAL AGENT

Section 8.01 Collateral Agent. The Collateral Agent has been appointed to act as Collateral Agent under the Credit Agreement by the respective Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the respective Collateral Agent for the benefit of respective Secured Parties in accordance with the terms of this Section. Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Pledgor, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Pledgor and Collateral Agent signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as

12

Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

ARTICLE IX

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

Section 9.01 Continuing Security Interest; Transfer of Loans.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or backstop or cash collateralization of all outstanding Letters of Credit in amounts and on terms reasonably acceptable to Issuing Bank), be binding upon Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or backstop or cash collateralization of all outstanding Letters of Credit in amounts and on terms reasonably acceptable to Issuing Bank), the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Pledgor. Upon any such termination the Collateral Agent shall, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination. Upon any disposition of property permitted by this Agreement or the Credit Agreement, the Liens granted herein shall be deemed to be released with no further action on the part of any Person. The Collateral Agent shall, at the Pledgor’s expense, execute and deliver such documents as Pledgor shall reasonably request to evidence such release.

13

ARTICLE X

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

Section 10.01 Standard of Care; Collateral Agent May Perform. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Collateral Agent accords its own property. Neither of the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or otherwise, except to the extent that any act or failure to act resulted from their own gross negligence or willful misconduct. If Pledgor fails to perform any agreement contained herein, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of such Collateral Agent incurred in connection therewith shall be payable by Pledgor under Section 10.02 of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Miscellaneous. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.01 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Pledgor and their respective successors and assigns. Pledgor shall not assign any right, duty or obligation hereunder without the prior written consent of the Collateral Agent. This Agreement and the other Loan Documents embody the entire agreement and understanding between Pledgor and the Collateral Agent and supersede all prior agreements and

14

understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 11.02 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Submission to Jurisdiction. The Pledgor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Pledgor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

15

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16

IN WITNESS WHEREOF, Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TUMI II, LLC

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent on behalf of the Secured Parties

By:
Name:
Title:

EXHIBIT A

TO TUMI PLEDGE AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [ ], is delivered pursuant to the Pledge Agreement, dated as of October 29, 2010 (as it may be amended, restated, modified or supplemented from time to time, the “Pledge Agreement”), between TUMI II, LLC (“Pledgor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent for the Secured Parties (“Collateral Agent”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Pledge Agreement.

Pledgor hereby confirms the grant to the Collateral Agent set forth in the Pledge Agreement of, and does hereby grant to the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Pledgor’s title to, interest in, and rights under the Collateral to secure the respective Secured Obligations, in each case whether now or hereafter existing or acquired or arising and wherever located. Pledgor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Pledge Agreement.

IN WITNESS WHEREOF, Pledgor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [                ].

TUMI II, LLC

By:
Name:
Title:

SUPPLEMENT TO SCHEDULE 4.01

TO PLEDGE AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Pledgor is a Natural Person) and Organizational Identification Number of each Pledgor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Pledgor is a Natural Person)	Organization I.D.# Federal Taxpayer ID#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Pledgor has conducted business for the past five (5) years:

Name of Pledgor             Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Pledgor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Pledgor                 Date of Change             Description of Change

(D)	Agreements pursuant to which any Pledgor is found as debtor within past five (5) years:

Name of Pledgor         Date of Change         Description of Change

(E)	Financing Statements:

Name of Pledgor         Filing Jurisdiction(s)

SUPPLEMENT TO SCHEDULE 4.02

TO PLEDGE AGREEMENT

Additional Information:

(A)	Pledged Stock:

EXHIBIT J

TO CREDIT AND GUARANTY AGREEMENT

FRENCH PLEDGE AGREEMENT

[See attached.]

Winston and Strawn

Translation for information purposes only

TUMI, INC.

as Pledgor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Collateral Agent

PLEDGE AGREEMENT OVER SHARES

(ACTE DE NANTISSEMENT DE PARTS SOCIALES)

29 October, 2010

Winston and Strawn

Translation for information purposes only

Winston and Strawn

Translation for information purposes only

PLEDGE AGREEMENT OVER SHARES

(ACTE DE NANTISSEMENT DE PARTS SOCIALES)

BETWEEN:

(1)	TUMI, INC., a company incorporated under the laws of New Jersey, United States of America, having its registered office at 1001 Durham Avenue, South Plainfield, New Jersey 07080, United States of America (the “Pledgor”),

OF THE FIRST PART,

AND

(2)	WELLS FARGO BANK, NATIONAL ASSOCIATION, a credit institution whose registered office is at 1525 West W.T. Harris Blvd., MAC D1109-019, Charlotte, North Carolina 28262, United-States, Syndication Agency Services, as collateral agent in accordance with the terms of the Credit and Guaranty Agreement (as defined below) (the “Collateral Agent”, which expression includes its successors and assigns),

OF THE SECOND PART,

WHEREAS:

(A)	Pursuant to the Credit and Guaranty Agreement (as defined below), the Lenders have agreed to extend to the Lead Borrower certain credit facilities, in an aggregate amount not to exceed US$87,500,000 (as such terms are defined in the Credit and Guaranty Agreement).

(B)	As security for the due performance of its Obligations (as defined below), the Pledgor has agreed to create, for the benefit of the Secured Parties (as defined below), a pledge over 65% of the shares (parts sociales) held by it in the Company (as defined below).

IT IS AGREED as follows:

1. DEFINITION AND INTERPRETATION

1.1	Unless otherwise defined herein, or otherwise stated, capitalised terms shall have the meaning ascribed to them in the Credit and Guaranty Agreement (as defined below). In this agreement (the “Agreement”):

“Cash Account” means the interest bearing special account (compte espèces) to be opened by the Pledgor with the Cash Account Holder upon the occurrence of an Event of Default in respect of the Obligations.

“Cash Account Holder” means a credit institution located in France and licensed as an établissement de crédit in France.

1

Winston and Strawn

Translation for information purposes only

“Cash Proceeds” means any dividends, interests and other monetary rights attached to the Pledged Shares.

“Company” means Tumi France, a French société à responsabilité limitée having its registered office at 245, rue St Honoré, 75001 Paris, France and registered with the Registre du commerce et des sociétés of Paris under number R.C.S. Paris 429 776 602.

“Credit and Guaranty Agreement” means the credit and guaranty agreement dated the 29th of October 2010, entered into between, inter alia, Tumi, Inc. as Lead Borrower, Tumi Stores Inc. as Co-Borrower, subsidiaries of the Lead Borrower as guarantors, and Wells Fargo Bank, National Association, as Lender, as Administrative Agent and Collateral Agent (as such terms are defined therein).

“Enforcement Event” means an Event of Default in respect of which the Obligations have been accelerated, or deemed accelerated, in accordance with Section 8.01 of the Credit and Guaranty Agreement or applicable law.

“Event of Default” shall have the meaning ascribed to that term in the Credit and Guaranty Agreement.

“Loan Documents” shall have the meaning ascribed to that term in the Credit and Guaranty Agreement.

“Obligations” shall have the meaning ascribed to that term in the Credit and Guaranty Agreement.

“Pledged Assets” means the Pledged Shares (as defined in Clause 2 below), and the Pledged Proceeds.

“Pledged Proceeds” means any Cash Proceeds credited at any time to the Cash Account upon the occurrence of an Event of Default in respect of the Obligations.

“Pledged Shares” shall have the meaning ascribed to that term in Clause 2.

“Secured Parties” shall have the meaning ascribed to that term in the Pledge and Security Agreement.

1.2	Words denoting the singular shall include the plural and vice versa, words denoting one gender shall include the other genders and words denoting persons shall include firms and corporations and vice versa.

1.3	References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

1.4	References in this Agreement to any other agreement shall be construed as a reference to that other agreement as the same may from time to time be amended, varied, supplemented or novated.

2

Winston and Strawn

Translation for information purposes only

1.5	References in this Agreement to the Collateral Agent and the Pledgor shall include their successors, permitted assigns and transferees.

1.6	Clause headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

2.	THE PLEDGE

In order to secure the full and punctual payment, performance and discharge of all of the Obligations, the Pledgor hereby undertakes to grant a pledge over and pledges 520 (five hundred and twenty) shares of a face value of EUR 10, held by the Pledgor in the share capital of the Company, numbered 1 to 520 (the “Pledged Shares”), in favour of the Collateral Agent (the “Pledge”) as a gage under articles 2333 et seq. of the French Code civil and article L.521-1 of the French Code de commerce as well as over any shares that the Pledgor may derive from or receive in substitution of or any additional shares received in respect of the Pledged Shares by way of share exchange, regrouping, division, free issue, subscription by way of cash or otherwise (the “New Shares”), provided that the Pledged Shares and the New Shares pledged in favour of the Collateral Agent represent at any time 65% of the shareholding of the Pledgor in the Company.

3.	PERFECTION OF PLEDGE

The Collateral Agent will (and any bearer of an original copy of this Agreement has the right to) promptly after the date of this Agreement and at the Pledgor’s expense, register this Agreement with the relevant French tax authorities and procure that notice of this Agreement is served by a bailiff on the Company in accordance with Article 2362 of the French Code civil. The Collateral Agent will promptly after the date of this Agreement and at the Pledgor’s expense, register this Agreement with the greffe du Tribunal de Commerce de Paris, in accordance with Article 2338 of the French Code civil. All powers to this effect are given to the Collateral Agent and to any bearer of an original copy of this Agreement for the purpose of proceeding with those formalities.

4.	REPRESENTATIONS AND WARRANTIES

The Pledgor hereby represents and warrants upon execution of this Agreement and as long as this Agreement and the Pledge shall remain in force, that:

4.1	all approvals and authorisations as may be necessary for the Pledgor to enter into this Agreement have been obtained;

4.2	the sole shareholder of the Company has given its consent to the Pledge and has agreed to the Collateral Agent as potential shareholder pursuant to a decision dated as of the date hereof, in compliance with article L.223-14 and L.223-15 of the French Code de commerce;

3

Winston and Strawn

Translation for information purposes only

4.3	it is and will be the owner of all of the Pledged Shares which are and will be free and clear of any lien, purchase option, charge, encumbrance or other third party rights, other than the Pledge;

4.4	all the Pledged Shares are fully paid up;

4.5	as of the date hereof, the Pledged Shares represent 65% of its shareholding in the Company;

4.6	upon service of notice of this Agreement upon the Company and registration of this Agreement with the greffe du Tribunal de Commerce de Paris as provided for in Clause 3 of this Agreement, a valid nantissement (pledge) will be created in favour of the Collateral Agent over the Pledged Shares to secure the Obligations.

5.	COVENANTS

The Pledgor undertakes as long as the Agreement and the Pledge shall remain in force, that:

5.1	it shall not without the prior written consent of the Collateral Agent: \

(i) sell, transfer, exchange, replace, substitute or otherwise dispose of any of the Pledged Assets; or

(ii) create or allow to be created or to subsist any third party interests (including encumbrances, pre-emptive rights, purchase options and similar arrangements) with respect to the Pledged Assets,

otherwise than as permitted under this Agreement or the other Loan Documents. If such consent is granted or such sale, transfer, exchange, replacement, substitution or third party interests is permitted, the Collateral Agent shall promptly sign all documents necessary for the requisite part of the Pledged Assets to be transferred or encumbered;

5.2	it shall take all steps reasonably necessary to defend its rights in respect of the Pledged Assets against any claim or demand of any person in order to protect the rights of the Collateral Agent over the Pledged Assets, and shall promptly keep the Collateral Agent informed of any such claim or demand;

5.3	it shall at all times, at its expense, promptly approve and execute (or procure to be approved and executed) all decisions, instruments and documents, and take (or procure to be taken) all actions within it is power as may be reasonably necessary or appropriate, or as the Collateral Agent may reasonably require, to perfect or protect the Pledge or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to the Pledged Assets;

5.4	it shall ensure that the Collateral Agent benefits at any time from a pledge over 65% of its shareholding in the Company and maintain a pledge over 65% of its shareholding in the Company and, to the extent necessary to achieve this purpose, it undertakes to grant a new pledge and execute promptly a new agreement substantially in the form of this Agreement; and

4

Winston and Strawn

Translation for information purposes only

5.5	it shall, without the prior written consent of the Collateral Agent and for the duration of the Pledge only, refrain from presenting the Pledged Shares to the Company for repurchase in case of reduction of the share capital of the Company otherwise than due to losses.

6.	CASH PROCEEDS - VOTING RIGHTS IN CONNECTION WITH THE SHARES

6.1	Cash Proceeds

Until such time as an Event of Default has occurred, the Pledgor shall subject to all and any restrictions contained in the Loan Documents be entitled to all Cash Proceeds in respect of any Pledged Shares. Upon occurrence of an Event of Default which is continuing, (i) the Cash Proceeds will be credited by the Pledgor to the Cash Account and (ii) within five (5) days of such occurrence, the Pledgor undertakes (if requested by the Collateral Agent) to create a gage-espèces over the Cash Account in favour of the Collateral Agent.

In the event that the Event of Default described above is waived or remedied (in accordance with the terms of the Credit and Guaranty Agreement), the Pledged Proceeds shall, within seven (7) days of such waiver or remedy of the Event of Default, be credited by the Collateral Agent to an account nominated by the Pledgor, inclusive of all interest that has accrued on the Pledged Proceeds whilst in the Cash Account.

6.2	Voting rights

6.2.1 The Pledgor shall be entitled to exercise all voting rights with respect to the Pledged Shares.

6.2.2 The Pledgor shall not vote in any manner which, in the opinion of the Collateral Agent, acting reasonably, but save as provided in Clause 5.5, would prejudice the existence of the Pledge or the ability of the Collateral Agent to enforce the Pledge.

7.	REMEDIES

7.1	At any time after an Enforcement Event has occurred, the Collateral Agent shall be entitled to exercise all rights, and take all action in relation to the Pledged Assets as may be permitted by applicable law in France (including Article 2348 of the French Code civil) and, in particular, may upon eight (8) Business Days’ prior written notice (mise en demeure) to the Pledgor by registered post enforce the Pledge:

5

Winston and Strawn

Translation for information purposes only

(i) by any of:

(a) the direct appropriation of the Pledged Shares, pursuant to Article 2348 of the French Code civil; the direct appropriation of the Pledged Shares, pursuant to Article 2348 of the French Code civil; in the event of the realization of the Pledge via appropriation, pursuant to Article 2348 of the French Code civil, the value of the Pledged Shares transferred to the Collateral Agent will be calculated by an expert, pursuant to the provisions of Article 2348 of the Civil Code. The said expert will be appointed either by the Pledgor and the Collateral Agent, or, if no agreement is reached within a period of eight (8) Business Days starting from a notification given by the Collateral Agent to the Pledgor to such effect, by the President of the Tribunal de Commerce of Paris upon request filed by the Pledgor and/or the Collateral Agent, and to be chosen among the recognized banks or audit firms operating in France. The Pledgor and the Collateral Agent agree to abide by the calculation of the value of the Pledged Shares made by the expert, such valuation being definitive with no appeal possible by the Pledgor and/or the Collateral Agent. The Pledgor will cooperate with the Collateral Agent in connection with any action necessary in order to appoint an expert and for the appropriation of the Pledged Shares in accordance with the terms and conditions of this Article; or

(b) requesting the vente publique (public sale) of the Pledged Shares pursuant to article L.521-3 of the French Code de commerce, as the Collateral Agent may in its absolute discretion, determine; and

(ii) by exercising all rights and remedies available to a secured party under the laws of France on the proceeds credited to the Cash Account at such time.

7.2	All sums (including without limitation the Cash Proceeds) received by the Collateral Agent in respect of any sale of, collection from, or other enforcement of all or any part of the Pledged Shares shall be applied from time to time by the Collateral Agent in accordance with Section 8.02 of the Credit and Guarantee Agreement. After payment in full of all outstanding Obligations, any surplus proceeds remaining thereafter shall be promptly paid to the Pledgor, or its successors or assigns, or to such person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

8.	TERM OF THE PLEDGE

The Pledge will remain in full force and effect until such date as the Obligations are fully discharged. At the request of the Pledgor made after that date, the Collateral Agent will at the cost of the Pledgor, promptly execute any documents necessary to release the Pledge.

9.	BENEFIT OF THE PLEDGE

Any reference in this Agreement to the Collateral Agent shall include its successors and permitted assigns, and such parties shall be treated as any initial parties to the Loan Documents or this Agreement, as the case may be, as if they had been party to this Agreement at the time of its execution.

10.	AMENDMENTS

This Agreement may not be amended, except by written agreement between the Pledgor and the Collateral Agent. No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective if not given in writing.

6

Winston and Strawn

Translation for information purposes only

11.	REMEDIES AND WAIVER

No delay or abstention in exercising a right or remedy by the Collateral Agent shall constitute a release for the Pledgor from its obligations under this Agreement. Similarly, the partial exercise of a right or the exercise of one of several remedies available to the Collateral Agent shall not prevent it from subsequently exercising such right or from exercising other remedies available to it.

12.	SEVERABILITY OF PROVISIONS

The invalidity or unenforceability of any one of the provisions of this Agreement shall not affect the validity or enforceability of any other provisions.

13.	NOTICES

Any communication to be made by one person to another pursuant to this Agreement shall be made to that other person in accordance with Section 10.01 (Notices; Effectiveness; Electronic Communication) of the Credit and Guaranty Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by French law.

15.	JURISDICTION

The Tribunal de commerce de Paris has jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence or the validity of the Pledge). This Clause 15 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings against the Pledgor in any other courts with jurisdiction.

Signed on 29 October, 2010, in five (5) originals, including one (1) for the registration with French tax authorities, one (1) for the registration with the greffe du Tribunal de Commerce of Paris, one (1) for the notification to the Company and one (1) for each party to this Agreement.

7

Winston and Strawn

Translation for information purposes only

The Pledgor

TUMI, INC.

By:
Name:
Title:

The Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT K

TO CREDIT AND GUARANTY AGREEMENT

HONG KONG PLEDGE AGREEMENT

[See attached.]

Exhibit K

DATED OCTOBER 29, 2010

TUMI, INC.

as Chargor

in favour of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

SECURITY OVER SHARES AGREEMENT

THIS AGREEMENT is made on October 29, 2010.

BETWEEN

(1)	WELLS FARGO BANK, NATIONAL ASSOCIATION, a credit institution whose registered office is at MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, Attention of: Syndication Agency Services, as collateral agent for and on behalf of the Secured Parties (as defined below) on the terms and conditions set out in the Credit and Guaranty Agreement (as defined below) (the “Collateral Agent”); and

(2)	TUMI, INC., a New Jersey company with its registered office at 1001 Durham Ave., South Plainfield, New Jersey 07080, USA (the “Chargor”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Credit and Guaranty Agreement shall, unless otherwise defined in this Agreement, or otherwise stated, have the same meaning when used in this Agreement and in addition:

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by this Agreement or by law.

“Company” means Tumi Asia, Limited, a company incorporated under the laws of Hong Kong with registration number 641007.

“Credit and Guaranty Agreement” means the credit and guaranty agreement dated October 29, 2010, entered into among, inter alia, Tumi, Inc. as Lead Borrower, Tumi Stores, Inc. as Co-Borrower, certain subsidiaries of Lead Borrower, as guarantors, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

“Event of Default” means an Event of Default in respect of which the Obligations have been accelerated, or deemed accelerated, in accordance with Section 8.01 of the Credit and Guaranty Agreement or applicable law.

“Receiver” means a receiver or receiver and manager of the whole or any part of the Charged Portfolio.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Parties” has the meaning ascribed to that term in the pledge and security agreement dated October 29, 2010, entered into among, inter alia, Tumi, Inc. and Tumi Stores, Inc., each a Grantor, and Wells Fargo Bank, National Association, as Collateral Agent (as such terms are defined therein).

1

“Shares” means:

(a) the issued and paid up ordinary shares of HK$1.00 each in the share capital of the Company specified in Schedule 1 (Particulars of Shares); and

(b) such additional issued and paid up shares in the share capital of the Company as from time to time notified by the Chargor to the Collateral Agent pursuant to Clause 5.4.

1.2	In this Agreement:

(a) The rules of interpretation contained in the Credit and Guaranty Agreement apply to the construction of this Agreement.

(b) Unless otherwise stated, a “Clause” or a “Schedule” is a reference to a Clause of or Schedule to this Agreement.

2.	COVENANT AND CHARGE

2.1	The Chargor shall on demand of the Collateral Agent discharge and pay to the Collateral Agent (when due and payable) each of the Obligations in accordance with the Loan Documents.

2.2	If the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum in accordance with Section 2.22 (Default Interest) of the Credit and Guaranty Agreement provided that to the extent that default interest shall have accrued on such sum and been paid in accordance with the terms of the Credit and Guaranty Agreement, as the case may be, interest shall not be payable on such sum under this Clause 2.2.

2.3	As continuing security for the payment, discharge and performance of the Obligations, the Chargor charges the Charged Portfolio, as registered and beneficial owner and by way of first fixed charge, in favour of the Collateral Agent for the payment and discharge of all of the Obligations.

3.	DEPOSIT OF CERTIFICATES AND OTHER DOCUMENTS

3.1	The Chargor shall promptly upon execution of this Agreement deposit (or procure there to be deposited) with the Collateral Agent:

(a) all share certificates and other documents of title to the Shares specified in Schedule 1 (Particulars of Shares);

(b) undated sold notes and instruments of transfer (executed in blank by or on behalf of the Chargor) in respect of the Shares specified in Schedule 1 (Particulars of Shares);

2

(c) undated board resolution in writing signed by all directors of the Company in blank, approving the transfer of the Shares by the Chargor to the Collateral Agent or its nominee or as the Collateral Agent may direct, and the registration of the transfer; and

(d) undated waiver of the pre-emption rights under the articles of association of the Company executed in blank by the Chargor and CHAN Wing Kwong, Wilbert in respect of the transfer of Shares pursuant to this Agreement.

provided that none of the documents listed in sub-clauses (a) and (d) above shall be used by the Collateral Agent prior to the occurrence of an Event of Default, and provided further that all such documents will be returned to the Chargor as soon as reasonably practicable, and in any event within 3 Business Days of the Obligations being discharged in full and the Collateral Agent and the Secured Parties having no further actual or contingent obligations under any of the Loan Documents.

3.2	The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Collateral Agent of:

(a) all certificates and other documents of title representing such Related Assets;

(b) undated sold notes and such stock transfer forms or other instruments of transfer (executed in blank by or on behalf of the Chargor) in respect of such Related Assets as the Collateral Agent may request; and

(c) by using its reasonable endeavours, an acknowledgment from each person (if any) holding any such Related Assets as the Chargor’s nominee in substantially the form set out in Schedule 2 (Form Of Acknowledgement From Nominee);

provided that none of the documents listed in sub-clauses (a) to (c) above shall be used by the Collateral Agent prior to the occurrence of an Event of Default, and provided further that all such documents will be returned to the Chargor as soon as reasonably practicable, and in any event within 3 Business Days of the Obligations being discharged in full and the Collateral Agent and the Secured Parties having no further actual or contingent obligations under any of the Loan Documents.

3.3	Where any nominee holding any Share or Related Asset in relation to the Chargor ceases to be or act as such, the Chargor shall procure that the successor nominee (or, if more than one, each successor nominee) shall, promptly upon such person becoming the successor nominee, execute and deliver to the Collateral Agent an acknowledgment in respect of such Share or, as the case may be, such Related Asset in substantially the form set out in Schedule 2 (Form Of Acknowledgment From Nominee).

3

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Prior to the occurrence of an Event of Default, the Chargor shall be entitled to:

(a) receive all dividends, interest and other monies arising from the Charged Portfolio (unless the payment of such dividends, interest and/or, as the case may be, other monies is prohibited by any other Loan Document); and

(b) exercise all voting rights in relation to the Charged Portfolio provided that, other than in relation to any Permitted Reorganization as defined in the Credit and Guaranty Agreement, the Chargor shall not exercise such voting rights in any manner, or otherwise permit or agree to any (i) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio, or (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement which, in each case, in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Agreement. For the avoidance of doubt, any amendment which has the effect of changing or varying articles 25 and 27 of the articles of association of the Company shall be deemed to materially impair the value of the Charged Portfolio.

4.2	Upon the occurrence of an Event of Default, the Collateral Agent may, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a) exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio;

(b) apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Agreement;

(c) transfer the Charged Portfolio into the name of such nominee(s) of the Collateral Agent as it shall require; and

(d) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio, including the right, in relation to the Company, to concur or participate in:

(i) the reconstruction, amalgamation, sale or other disposal of the Company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii) the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

4

5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Except with the Collateral Agent’s prior written consent and save as permitted under the terms of the Loan Documents, the Chargor shall not:

(a) assign or dispose of all or any part of the Charged Portfolio; or

(b) create, grant or permit to exist (i) any security interest over or (ii) any restriction on the ability to transfer or realise, all or any part of the Charged Portfolio.

5.2	The Chargor represents to the Collateral Agent that, as of the date hereof, the Shares are validly issued and fully paid and undertakes to pay all calls or other payments due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Collateral Agent may make that payment on behalf of the Chargor and any sums so paid by the Collateral Agent shall be reimbursed by the Chargor on demand, together with interest on those sums. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgement) at the rate contemplated by Clause 2.2.

5.3	The Chargor represents to the Collateral Agent that the particulars of the Shares as set out in Schedule 1 (Particulars of Shares) are accurate in all respects as at the date hereof and, as at the date hereof, such Shares constitute 65% of the issued share capital of the Company.

5.4	The Chargor shall ensure that at all time the percentage borne by the number of the Shares to the aggregate number of all of the ordinary shares in the Company is not less than 65%. In order to comply with the foregoing, the Chargor may, from time to time, deliver additional issued and paid up ordinary shares of the Company held and beneficially owned by it free from Security as further security for the Obligations, in which case:

(a) the Chargor shall notify the Collateral Agent of the aggregate number of such additional shares to be so delivered (and each of the share numbers of such additional shares) and state in such notification that such additional shares are delivered under this Clause 5.4;

(b) upon the giving of such notification in Clause 5.4(a), such additional shares so specified in such notification shall become immediately subject to the security constituted by this Agreement, and the Chargor charges each of such additional shares so specified, as beneficial owner and by way of first fixed charge, in favour of the Collateral Agent (as collateral agent for the Secured Parties) for the payment and discharge of all of the Obligations; and

(c) (without prejudice to Clause 5.4(b)) the Chargor shall, within such 10 Business Days, deliver to the Collateral Agent:

(i) all share certificates and other documents of title to such additional shares;

5

(ii) undated sold notes and stock transfer forms (executed in blank by or on behalf of the Chargor) in respect of such additional shares; and

(iii) an acknowledgment from each person (if any) holding any of such additional shares as nominee for the Chargor in substantially the form set out in Schedule 2 (Form of Acknowledgment From Nominee).

6.	FURTHER ASSURANCE

6.1	The Chargor shall promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Portfolio to the Collateral Agent or its nominee(s)) that the Collateral Agent may reasonably specify for the purpose of securing and perfecting its security over or title to all or any part of the Charged Portfolio.

6.2	At any time after the occurrence of an Event of Default, the Chargor shall upon demand from the Collateral Agent (a) procure the transfer of the Charged Portfolio into the name of the Collateral Agent or its nominee(s), agents or such purchasers as it shall direct and (b) execute all documents and do all other things that the Collateral Agent may require to facilitate the realisation of the Charged Portfolio.

7.	PROTECTION OF PURCHASERS

7.1	The receipt of the Collateral Agent or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Portfolio from the Collateral Agent or any Receiver.

7.2	No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

8.	POWER OF ATTORNEY

8.1	The Chargor, by way of security, irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31)) appoints the Collateral Agent to be its attorney (with full power of substitution and delegation) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including any sold notes, stock transfer forms and other instruments of transfer) and do all things that the Collateral Agent may consider to be necessary for (a) carrying out any obligation imposed on the Chargor under this Agreement with which the Chargor has failed to comply or (b) exercising any of the rights conferred on the Collateral Agent by this Agreement or by law (including, after the security constituted by this Agreement has become enforceable, the exercise of any right of a legal or a beneficial owner of the Charged Portfolio). The Chargor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

6

9.	POWER OF SALE

9.1	At any time after the occurrence of an Event of Default, the Collateral Agent shall be entitled, without additional notice to the Chargor or prior authorisation from any court, to sell or otherwise dispose of all or any part of the Charged Portfolio (at the times, in the manner and on the terms it thinks fit). The Collateral Agent shall be entitled to apply the proceeds of that sale or other disposal in accordance with Clause 11 (Application of Moneys).

9.2	Any restrictions on the consolidation of Liens shall be excluded to the fullest extent permitted by law and the Collateral Agent shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Agreement and/or its powers hereunder with any other Lien whether in existence at the date of this Agreement or created thereafter.

9.3	A certificate in writing by an officer or agent of the Collateral Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence (in the absence of manifest error) of that fact, in favour of a purchaser of all or any part of the Charged Portfolio.

10.	RECEIVER

10.1	The Collateral Agent may by writing (acting through an authorised officer of the Collateral Agent) with notice to the Chargor (a) appoint one or more persons to be Receiver of the whole or any part of the Charged Portfolio, (b) remove (so far as it is lawfully able) any Receiver so appointed and (c) appoint another person(s) as an additional or replacement Receiver(s) if:

(a) an Event of Default has occurred;

(b) a petition or application is presented for the making of an administration order in relation to the Chargor;

(c) any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court; or

(d) the Chargor requests the appointment of a receiver.

10.2	Each person appointed to be a Receiver pursuant to Clause 10.1 shall be:

(a) entitled to act individually or together with any other person appointed or substituted as Receiver;

(b) for all purposes deemed to be the agent of the Chargor who shall be solely responsible for his acts, defaults and liabilities (other than such acts, defaults and liabilities that are attributed to the gross negligence or wilful misconduct of the Receiver) and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

7

(c) entitled to remuneration for his services at a reasonable rate to be fixed by the Collateral Agent from time to time.

10.3	In addition to the powers of the Collateral Agent conferred by Clause 9 (Power of Sale), each Receiver shall (subject to any limitations or restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have, in relation to the part of the Charged Portfolio in respect of which he was appointed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a) all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do (including without limitation the right, in relation to any company whose shares or other securities are included in such part of such Charged Portfolio, to concur or participate in any of the matters specified in Clause 4.2(d), in each case in such manner and on such terms as such Receiver may think fit, and the proceeds of any such action shall form part of such Charged Portfolio);

(b) the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Chargor) which in the reasonable opinion of such Receiver to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him or (ii) the exercise of the Collateral Rights (including without limitation realisation of such part of the Charged Portfolio) or (iii) bringing to his hands any assets of the Chargor forming, or which when got in would be, part of the Charged Portfolio; and

(c) all the powers conferred on him by general law.

10.4	Without prejudice to the generality of the foregoing, each Receiver shall (subject to any limitations or restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Chargor) have the following powers in relation to the part of the Charged Portfolio (and any assets which, when got in, would be part of such Charged Portfolio) in respect of which he was appointed (and every reference in this Clause 10.4 to the “Charged Portfolio” shall be read as a reference to that part of the Charged Portfolio in respect of which such Receiver was appointed):

(a) Take Possession

power to take immediate possession of, collect and get in all or any part of the Charged Portfolio including without limitation all dividends, interests and other monies arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any part of the Charged Portfolio in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

8

(b) Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Portfolio or this Agreement in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(c) Deal with Charged Portfolio

power to sell, transfer, convey and/or dispose of all or any part of the Charged Portfolio (in each case with or without consideration) in such manner and on such terms as he thinks fit;

(d) Voting Rights

exercise (or refrain from exercising) any or all of the voting rights in respect of the Charged Portfolio or any part thereof in such manner and on such terms as he thinks fit;

(e) Appointment and Removal of Directors

complete, date and put into effect any stock transfer form or instrument of transfer delivered in relation to the Charged Portfolio or any part thereof pursuant to Clause 3 (Deposit of Certificates), any letter of resignation, any undated resolution(s) of the board of directors of the Company and/or any other document(s) delivered pursuant to Clause 3 (Deposit of Certificates) and to exercise all powers of appointment and/or removal of the directors of the Company attaching to the Charged Portfolio or any part thereof;

(f) Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Agreement or any part of it;

(g) Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company/common seal(s) (if any) of the Chargor; and

(h) Exercise of Powers in Chargor’s Name

power to exercise any of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Chargor) or on his own behalf.

10.5

In making any sale or other disposal of all or any part of the Charged Portfolio or any acquisition in the exercise of their respective powers, a Receiver or the Collateral Agent may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations, including without limitation

9

consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Collateral Agent, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Collateral Agent may contain conditions excluding or restricting the personal liability of the Receiver or the Collateral Agent.

11.	APPLICATION OF MONEYS

All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and subject to Clause 14.2) be applied in accordance with the provisions of Section 8.02 of the Credit and Guaranty Agreement (notwithstanding any purported appropriation by the Chargor).

12.	CHARGOR’S OBLIGATIONS

12.1	The obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

(a) any winding-up, dissolution, administration, re-organisation or insolvency of, or other change in, any Loan Party or any other person;

(b) any of the Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c) any unenforceability or invalidity of any other agreement or document;

(d) any time or other indulgence being granted to any Loan Party or any other person;

(e) any amendment, variation, waiver or release of any of the Obligations;

(f) any variation of the terms of the trust upon which the Collateral Agent holds the security constituted hereby;

(g) any failure to take or failure to realise the value of any other collateral in respect of the Obligations or any release, discharge, exchange or substitution of any such collateral; or

(h) any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect any or all of the obligations of the Chargor or the Collateral Rights hereunder.

10

13.	EFFECTIVENESS OF COLLATERAL

13.1	The security constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent may at any time hold for the Obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent over the whole or any part of the Charged Portfolio shall merge into the security constituted by this Agreement.

13.2	This Agreement and the security created hereunder shall remain in full force and effect as a continuing arrangement and continuing security unless and until the Collateral Agent discharges them and shall not cease by reason of any intermediate payment or satisfaction of all or any of the Obligations or for any other reason; however, if the obligations of the Chargor under this Agreement cease to be continuing for any reason, the liability of the Chargor at the date of such cessation shall remain, regardless of any subsequent increase or reduction in the Obligations.

13.3	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of a Collateral Right prevent any further or other exercise of that or any other Collateral Right.

13.4	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.5	Upon the Obligations being discharged in full and the Collateral Agent and the Secured Parties having no further actual or contingent obligations under any of the Loan Documents, the Collateral Agent shall, at the request and cost of the Chargor, cancel the security granted by this Agreement and release from that security the Charged Portfolio without recourse to, or any representations or warranties by, the Collateral Agent.

13.6	None of the Collateral Agent, its nominee(s) or any Receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except in the case of gross negligence or wilful misconduct upon its part.

13.7	The Collateral Agent shall not be obliged, before exercising any Collateral Right as against the Chargor, to make any demand of any Loan Party or any other person, to take any action or obtain judgment in any court against any Loan Party or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of any Loan Party or any other person or to enforce or seek to enforce any other security in respect of the Obligations (including without limitation any Collateral Right as against the Chargor).

13.8	So long as the Chargor is under any actual or contingent obligation in respect of the Obligations, the Chargor shall not exercise any right which it may at any time have, by reason of the performance of its obligations under this Agreement, to be indemnified by any Loan Party or any other person or to claim any contribution from any other person or to take the benefit (whether by subrogation or otherwise) of any right, entitlement, interest or remedy which the Collateral Agent may hold in relation to any or all of the Obligations.

11

13.9	The Chargor shall not accept or permit to subsist any collateral from any Loan Party or any other person in respect of any rights the Chargor may have arising out of this Agreement or the performance hereof. Notwithstanding the foregoing if, any such collateral shall be accepted or subsisting, the Chargor acknowledges that the Chargor’s rights under such collateral shall be held on trust for the Collateral Agent.

13.10	Any release, redemption settlement or discharge hereunder in relation to the Chargor shall be conditional upon no security or payment to the Collateral Agent by or on behalf of any Loan Party or the Chargor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void. In the event of such avoidance or reduction, the Collateral Agent shall be entitled to enforce the provisions of this Agreement against the Chargor and to exercise the rights and powers herein as if such release, redemption, settlement or discharge had not occurred.

13.11	The Collateral Agent declares that it shall hold the security constituted by this Agreement on trust for those entities which are from time to time Secured Parties, to the extent that such security secures or purports to secure the Obligations. The perpetuity period for the trusts in this Agreement is 80 years from the date of this Agreement. The trusts set out in this Agreement shall be wound up when the security constituted by this Agreement is released in accordance with Clause 13.5 of this Agreement.

14.	SUBSEQUENT INTERESTS AND ACCOUNTS

14.1	If the Collateral Agent at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Portfolio, all payments made by the Chargor to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Obligations as at the time when the Collateral Agent received notice.

14.2	All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Obligations.

15.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Obligations, the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Collateral Agent thinks fit, and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Collateral Agent from time to time) for obtaining such other currency with the first currency.

12

16.	SUCCESSORS

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

17.	GOVERNING LAW AND ENFORCEMENT

17.1	Governing Law

This Agreement is governed by the laws of Hong Kong.

17.2	Jurisdiction

(a) The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, interpretation, validity or termination of this Agreement) (a “Dispute”).

(b) The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no party hereto will argue to the contrary.

(c) This Clause 17.2 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

17.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, on and with effect from the Closing Date the Chargor:

17.3.1 irrevocably appoints Tumi Asia, Limited, as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Agreement; and

17.3.2 agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

17.3.3 agrees that if, for any reason, the process agent appointed above ceases to be able to act as process agent on its behalf, or no longer has an address in Hong Kong, it will within 30 days thereof appoint a substitute process agent with an address in Hong Kong and deliver to the Collateral Agent a copy of the substitute process agent’s acceptance of that appointment. In the event that the Chargor fails to appoint a substitute process agent, it shall be effective service for the Collateral Agent to serve the process upon the last address in Hong Kong known to the Collateral Agent of the last process agent for the Chargor notified to the Collateral Agent notwithstanding that such process agent is no longer found at such address or has ceased to act.

13

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which when taken together shall constitute the same instrument.

IN WITNESS WHEREOF this Agreement has been signed on behalf of the Collateral Agent and executed as a deed by the Chargor and is intended to be and is hereby delivered by it as a deed on the date specified above.

14

SCHEDULE 1

PARTICULARS OF SHARES

Beneficial Owner	Shares (ordinary shares of HK$1 each in the issued capital of the Company)	Share certificate number	Share numbers	Registered Holder
Tumi, Inc.	650	7	1 and 3 to 651	Tumi, Inc.

15

SCHEDULE 2

FORM OF ACKNOWLEDGMENT FROM NOMINEE

To:	[the Collateral Agent] a collateral agent (the “Collateral Agent”, which expression shall include its successors, assigns and transferees)

Dear Sirs,

At the request of [insert name of Chargor] (the “Chargor”), I/we hereby:

1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares] in [name of Company] (the “Share[s]”) and am/are holding the Share[s] as nominee for and on behalf of the Chargor;

2.	acknowledge that the Chargor has, pursuant to a Security Over Shares Agreement (as amended from time to time the “Agreement”) dated [•] between, among others, the Chargor and the Collateral Agent, charged the Share[s] in favour of the Collateral Agent as security upon the terms and conditions specified therein;

3.	undertake that I/we shall, upon and at all times after the enforcement of the security constituted by the Agreement in respect of the Share[s], hold the Share[s] on trust for the Collateral Agent (or any other person whom the Collateral Agent may nominate);

4.	undertake that I/we shall, upon the enforcement of the security constituted by the Agreement and the request of the Collateral Agent to do so, transfer the legal title in the Share[s] to the Collateral Agent (or any other person whom the Collateral Agent may nominate) and do all acts and execute all documents as may be necessary and/or as the Collateral Agent may require for such purpose; and

5.	irrevocably and unconditionally appoint each of the Collateral Agent and any Receiver (as defined in the Agreement) severally to be my/our attorney on the terms of Clause 8 of the Agreement (mutatis mutandis) as if I was/we were the Chargor, and undertake to execute such further powers of attorney in such form as the Collateral Agent may reasonably require from time to time.

Dated:

[in the case where the relevant nominee is a company incorporated in Hong Kong or a company incorporated outside Hong Kong which has a company seal]

THE COMMON SEAL of [name of relevant nominee] was hereunto affixed in the presence of	) ) ) )

[Attesting requirements for affixing its common seal as stipulated in its constitutive documents]

16

[In the case where the relevant nominee is a company outside Hong Kong which does not have any company seal]

SIGNED, SEALED and DELIVERED as a DEED by ) [name of relevant authorised signatory] for and on behalf of [name of relevant nominee] in the presence of	) ) ) ) )

Witness:

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED as a DEED by ) [name of relevant nominee] in the presence of	) ) )

Witness:

17

EXECUTION

THE CORPORATE SEAL of TUMI, INC. ) was hereunto affixed in the presence of	) ) )

The Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

18